Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among:

BOOZ ALLEN HAMILTON INC.,

LIBERTY IT SOLUTIONS, LLC,

WILLIAM GREENE,

CHRISTOPHER BICKELL,

JEFF DENNISTON,

and

SOUTHPAW REPRESENTATIVE, LLC,
as the Members’ Representative

Dated as of May 3, 2021

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 3rd day of May, 2021, by and among (i) Booz Allen Hamilton Inc., a Delaware corporation (or its Affiliate, the “Buyer”), (ii) Liberty IT Solutions, LLC, a Delaware limited liability company (the “Company”), (iii) William Greene, Christopher Bickell and Jeff Denniston (each, a “Member” and collectively, the “Members”, and together with the Company, the “Seller Parties”), and (iv) Southpaw Representative, LLC, in its capacity as Members’ Representative (the “Members’ Representative”). The Buyer, the Company and the Members are referred to herein individually as a “Party” and collectively as the “Parties”. The capitalized terms used herein and not otherwise defined herein have the meanings given to such terms as set forth in Appendix A.

RECITALS

WHEREAS, the Members are the record and beneficial owners of all of the issued and outstanding Common Units of the Company (representing all of the issued and outstanding Membership Interests); and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Buyer desires to purchase from the Members, and the Members desire to sell to the Buyer, all of the Membership Interests (the “Membership Interest Purchase”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to the Buyer to enter into this Agreement, each of the Key Employees are entering into and delivering to the Buyer a key employee letter and related standard form of restrictive covenant agreement for the protection of the Buyer’s interests that are required for similarly situated employees of the Buyer, in each case, in form and substance reasonably satisfactory to the Buyer and each such Key Employee, to be effective as of the Closing Date (the “Key Employee Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE OF MEMBERSHIP INTERESTS

1.1           Membership Interest Purchase. On the terms and subject to the conditions of this Agreement, for the consideration specified in Section 1.2, at the Closing, the Buyer agrees to purchase from the Members, and the Members agree to sell, transfer, assign and deliver to the Buyer, the Membership Interests, free and clear of all Encumbrances (other than restrictions imposed by federal and state securities Laws), which Membership Interests collectively constitute all of the membership interests and other equity securities of the Company.

1.2           Purchase Price. The purchase price to be paid in exchange for the acquisition by the Buyer of the Membership Interests and the covenants of the Members pursuant to ARTICLE IX shall be Seven Hundred Twenty-Five Million Dollars ($725,000,000) (the “Purchase Price”) (subject to the terms and conditions set forth herein, including, without limitation, the Purchase Price adjustments).

1.3           Closing Payments. Upon the Closing, the Buyer will pay or cause to be paid, by wire transfer of immediately available funds to the bank accounts designated in writing by the Members’ Representative at least three (3) Business Days prior to the Closing in accordance with the Flow of Funds Memorandum:

(a)            the amount of the outstanding Estimated Closing Indebtedness, if any, to the Persons and in the amounts set forth on the Flow of Funds Memorandum;

(b)           the amount of the unpaid Estimated Closing Non-Ordinary Course Liabilities, if any, to the Persons and in the amounts set forth on the Flow of Funds Memorandum;

(c)            the Escrow Deposit to the Escrow Agent for deposit pursuant to the Escrow Agreement in accordance with Section 1.4;

(d)           an amount equal to the Members’ Representative Holdback Amount, to the account designated by the Members’ Representative in the Flow of Funds Memorandum in accordance with Section 8.9(c);

(e)            to the Members, pro rata based on such Member’s Pro Rata Percentage (or on such other basis as set forth in a written notice from each of the Members to the Buyer and included in the Flow of Funds Memorandum), an amount equal to (i) the Purchase Price (as adjusted by the Estimated Closing Adjustment), less (ii) the amounts paid pursuant to Section 1.3(c) and Section 1.3(d) (such aggregate amount resulting therefrom, the “Closing Payment”).

1.4           Escrow. On the Closing Date, the Buyer, the Members’ Representative and Citibank, N.A. (the “Escrow Agent”) shall enter into an Escrow Agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”). The Buyer shall deposit Five Hundred Thousand Dollars ($500,000) (the “Working Capital Escrow Deposit”), plus Two Million Seven Hundred and Eighteen Thousand Seven Hundred and Fifty Dollars ($2,718,750) (the “Indemnity Escrow Deposit” and together with the Working Capital Escrow Deposit, the “Escrow Deposit”), on the Closing Date into separate sub-divided escrow accounts pursuant to the terms of the Escrow Agreement. The Working Capital Escrow Deposit shall be deposited into the working capital account under the Escrow Agreement solely to secure the payment of any Post-Closing Adjustment in favor of the Buyer and shall not be used for any other purposes. The Indemnity Escrow Deposit shall be deposited into the indemnity escrow account under the Escrow Agreement to secure the payment of the Members’ indemnity obligations pursuant to ARTICLE VIII.

1.5           Purchase Price Adjustments.

(a)            At least three (3) Business Days before the scheduled Closing Date, the Company shall prepare and the Company and the Buyer shall jointly finalize (i) the Estimated Closing Balance Sheet and (ii) the Statement of Estimated Closing Liabilities; provided that if any disagreement between the Company and the Buyer as to the Estimated Closing Balance Sheet or the Statement of Estimated Closing Liabilities is not resolved prior to the Closing, the Estimated Closing Balance Sheet and the Statement of Estimated Closing Liabilities (as revised to reflect any changes thereto agreed upon by the Company and the Buyer but not any changes thereto that are not agreed upon by such Parties), shall be the Estimated Closing Balance Sheet and the Statement of Estimated Closing Liabilities for purposes hereunder.

(i)             The Purchase Price shall be reduced by the amount, if any, of the Estimated Working Capital Deficit, or increased by the amount, if any, of the Estimated Working Capital Surplus, in each case as set forth on the Statement of Estimated Closing Liabilities.

(ii)            The Purchase Price shall be reduced by the amount, if any, of any unpaid Estimated Closing Indebtedness as reflected on the Statement of Estimated Closing Liabilities.

(iii)            The Purchase Price shall be reduced by the amount, if any, of any unpaid Estimated Closing Non-Ordinary Course Liabilities as reflected on the Statement of Estimated Closing Liabilities.

(iv)            The Purchase Price shall be increased by the amount, if any, of the Estimated Closing Cash as reflected on the Statement of Estimated Closing Liabilities.

(v)            The adjustments set forth in clauses (i) to (iv) of this Section 1.5(a) shall be referred to herein collectively as the “Estimated Closing Adjustment”. The Estimated Closing Adjustment shall be determined without regard to the limitations set forth in Section 8.5.

(b)           At least three (3) Business Days before the scheduled Closing Date, the Parties shall jointly prepare and finalize a flow of funds memorandum executed by the Parties (the “Flow of Funds Memorandum”), which sets forth all payments required to be made by or on behalf of all Parties at the Closing, including for each such payment an identification of the payor, the payee, the amount and the wire transfer information, along with a calculation as of the Closing of the amount of the Closing Payment payable to each Member.

(c)            Within one hundred twenty (120) days following the Closing Date, the Buyer shall cause the Company to prepare and deliver to the Members’ Representative (i) the Closing Balance Sheet and (ii) the Statement of Closing Liabilities. The Members’ Representative shall use reasonable efforts to assist the Buyer, at Buyer’s expense, in the preparation of the Statement of Closing Liabilities if reasonably requested by the Buyer. The Closing Working Capital and Post-Closing Adjustment (and components thereof) shall be determined in accordance with GAAP, and, to the extent consistent with GAAP, using the methodology, clarifications and principles set forth in the reference balance sheet set forth on Appendix C (the “Methodology”), subject to the terms of this Section 1.5, and shall take into account the definitions of Indebtedness for Borrowed Money, Non-Ordinary Course Liabilities, and Cash. For the avoidance of doubt, if there is a conflict between GAAP and the Methodology, GAAP will govern.

(d)           The Members’ Representative shall have a period of forty-five (45) days after receipt of the Closing Balance Sheet and the Statement of Closing Liabilities to notify the Buyer of the Members’ Representative’s election to accept or reject the Buyer’s calculation of the amount of the Post-Closing Adjustment (or any component thereof) in a written notice (the “Response Notice”). To the extent reasonably required to complete such review, as determined by the Members’ Representative in good faith, the Buyer will make available to the Members’ Representative and its advisors all records and work papers relating to the Buyer’s calculations set forth in the Statement of Closing Liabilities that the Members’ Representative and its advisors reasonably request in reviewing the Closing Balance Sheet and Statement of Closing Liabilities, and the Buyer will make available to the Members’ Representative and its advisors and the personnel of the Buyer and the Company Entities involved in the preparation of the Closing Balance Sheet and the Statement of Closing Liabilities subject, in all cases, to the Investigation Procedures. In the case of a rejection, such Response Notice shall set forth the line item on the Statement of Closing Liabilities that it is rejecting, the reasons for such rejection in reasonable detail and the amount of the requested adjustment. In the event that no Response Notice is received by the Buyer during such forty-five (45)-day period, the Statement of Closing Liabilities and any required adjustments resulting therefrom shall be deemed final and binding on the Members. In the event that the Members’ Representative shall timely deliver a Response Notice rejecting the Buyer’s calculation of amount of the Post-Closing Adjustment, the Buyer and the Members’ Representative shall promptly (and in any event within thirty (30) days following the date upon which the Buyer received the Response Notice), attempt in good faith to make a joint determination of the Post-Closing Adjustment and such determination and any required adjustments resulting therefrom shall be deemed final and binding on the Members and the Buyer.

(e)            In the event that the Members’ Representative and the Buyer shall be unable to agree upon a joint determination of the Post-Closing Adjustment within thirty (30) days following the date upon which the Buyer received the Response Notice, then within fifteen (15) days after the expiration of such thirty (30)-day period, the Buyer and the Members’ Representative shall engage the Accounting Firm to resolve such dispute.

(f)            The Accounting Firm shall consider only those matters set forth in the Response Notice upon which the Buyer and the Members’ Representative have disagreed (the “Disputed Items”) and shall be required to resolve the Disputed Items in accordance with the terms and provisions of this Agreement. In connection with the resolution of the Disputed Items by the Accounting Firm: (i) each of the Buyer and the Members’ Representative shall furnish or cause to be furnished to the Accounting Firm only the data, correspondence and other materials it presented to the other party pursuant to this Section 1.5 (including all settlement offers), and no other materials; (ii) the Accounting Firm shall be permitted to ask questions of either party and ask for additional information from either party relating to the Disputed Items; (iii) no ex parte communications with the Accounting Firm shall be initiated by either party; (iv) the Accounting Firm shall only decide the specific Disputed Items and the determination by the Accounting Firm for each Disputed Item shall be equal to one of the values, or within the range between the values, assigned to such Disputed Item by the Buyer and the Members’ Representative in the materials delivered to the Accounting Firm (or if the materials delivered to the Accounting Firm reflect that either party assigned multiple values at various times, such determination by the Accounting Firm shall be equal to one of, or within the range between, the most recent values assigned by the parties); (v) the Accounting Firm shall make its determination for all remaining Disputed Items as of the Closing based on the materials it receives in accordance with this Agreement and not pursuant to any independent review; and (vi) the parties shall request that the determination by the Accounting Firm be delivered in a written report to the parties within sixty (60) days of the submission to the Accounting Firm of the Disputed Items, and shall be final and binding on the parties hereto for purposes of this Agreement, absent manifest clerical or mathematical error or Fraud, in each case on the part of the Accounting Firm. The parties agree to execute, if requested by the Accounting Firm, a reasonable engagement letter with the Accounting Firm that shall permit the Accounting Firm to engage a law firm, mutually acceptable to the Buyer and Members’ Representative, to assist with the interpretation of terms of this Agreement relevant to the Disputed Items, the amount of the Post-Closing Adjustment and the definition of Closing Working Capital, Closing Indebtedness, Closing Non-Ordinary Course Liabilities and Closing Cash. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that the Accounting Firm shall act as an expert, not an arbitrator, and neither this Section 1.5(f) nor the determination of the Accounting Firm shall be subject to any relevant state or federal arbitration law.

(g)           The fees and expenses of the Accounting Firm shall be allocated to be paid by the Buyer and/or the Members’ Representative, respectively, based upon the percentage which the portion of the amount contested and not awarded to each party bears to the total amount contested by such party, as determined by the Accounting Firm.

(h)           For purposes hereof, “Working Capital Deficit” shall mean:

(i)              If (A) the Estimated Working Capital Surplus and the Estimated Working Capital Deficit were both $0 and (B) the Closing Working Capital, as finally determined in accordance with the provisions of this Section 1.5, is less than the Target Working Capital Floor, the amount by which the Closing Working Capital is less than the Target Working Capital Floor;

(ii)             If (A) the Estimated Working Capital Deficit was greater than $0 and (B) the Closing Working Capital, as finally determined in accordance with the provisions of this Section 1.5, is less than Estimated Closing Working Capital, the amount by which the Closing Working Capital is less than the Estimated Closing Working Capital;

(iii)            If (A) the Estimated Working Capital Surplus was greater than $0, (B) the Closing Working Capital, as finally determined in accordance with the provisions of this Section 1.5, is less than Estimated Closing Working Capital and (C) the Closing Working Capital is greater than the Target Working Capital Cap, the amount by which the Closing Working Capital is less than the Estimated Closing Working Capital; and

(iv)            If (A) the Estimated Working Capital Surplus was greater than $0 and (B) the Closing Working Capital, as finally determined in accordance with the provisions of this Section 1.5, is less than the Target Working Capital Cap, the amount equal to (x) the Estimated Working Capital Surplus plus (y) the amount, if any, by which the Closing Working Capital is less than the Target Working Capital Floor.

(i)             For purposes hereof, “Working Capital Surplus” shall mean:

(i)              If (A) the Estimated Working Capital Surplus and the Estimated Working Capital Deficit were both $0 and (B) the Closing Working Capital, as finally determined in accordance with the provisions of this Section 1.5, is greater than the Target Working Capital Cap, the amount by which the Closing Working Capital is greater than the Target Working Capital Cap;

(ii)            If (A) the Estimated Working Capital Surplus was greater than $0 and (B) the Closing Working Capital, as finally determined in accordance with the provisions of this Section 1.5, is greater than Estimated Closing Working Capital, the amount by which the Closing Working Capital is greater than the Estimated Closing Working Capital;

(iii)            If (A) the Estimated Working Capital Deficit was greater than $0, (B) the Closing Working Capital, as finally determined in accordance with the provisions of this Section 1.5, is greater than Estimated Closing Working Capital and (C) the Closing Working Capital is less than the Target Working Capital Floor, the amount by which the Closing Working Capital is greater than the Estimated Closing Working Capital; and

(iv)            If (A) the Estimated Working Capital Deficit was greater than $0 and (B) the Closing Working Capital, as finally determined in accordance with the provisions of this Section 1.5, is greater than the Closing Working Capital Floor, the amount equal to (x) the Estimated Working Capital Deficit plus (y) the amount, if any, by which the Closing Working Capital greater than the Target Working Capital Cap.

(j)             For purposes hereof, the following terms have the meanings set forth below:

(i)              If the Closing Indebtedness as finally determined in accordance with the provisions of this Section 1.5 exceeds the Estimated Closing Indebtedness set forth in the Statement of Estimated Closing Liabilities, the amount by which the Closing Indebtedness as finally determined in accordance with the provisions of this Section 1.5 exceeds the Estimated Closing Indebtedness is referred to as the “Indebtedness Deficit”;

(ii)             If the Closing Indebtedness as finally determined in accordance with the provisions of this Section 1.5 is less than the Estimated Closing Indebtedness set forth in the Statement of Estimated Closing Liabilities, the amount by which the Closing Indebtedness as finally determined in accordance with the provisions of this Section 1.5 is less than the Estimated Closing Indebtedness is referred to as the “Indebtedness Surplus”;

(iii)            If the Closing Non-Ordinary Course Liabilities as finally determined in accordance with the provisions of this Section 1.5 exceeds the Estimated Closing Non-Ordinary Course Liabilities set forth in the Statement of Estimated Closing Liabilities, the amount by which the Closing Non-Ordinary Course Liabilities as finally determined in accordance with the provisions of this Section 1.5 exceeds the Estimated Closing Non-Ordinary Course Liabilities is referred to as the “Non-Ordinary Course Liabilities Deficit”;

(iv)            If the Closing Non-Ordinary Course Liabilities as finally determined in accordance with the provisions of this Section 1.5 is less than the Estimated Closing Non-Ordinary Course Liabilities set forth in the Statement of Estimated Closing Liabilities, the amount by which the Closing Non-Ordinary Course Liabilities as finally determined in accordance with the provisions of this Section 1.5 is less than the Estimated Closing Non-Ordinary Course Liabilities is referred to as the “Non-Ordinary Course Liabilities Surplus”;

(v)             If the Closing Cash as finally determined in accordance with the provisions of this Section 1.5 exceeds the Estimated Closing Cash set forth in the Statement of Estimated Closing Liabilities, the amount by which the Closing Cash as finally determined in accordance with the provisions of this Section 1.5 exceeds the Estimated Closing Cash is referred to as the “Cash Surplus”;

(vi)            If the Closing Cash as finally determined in accordance with the provisions of this Section 1.5 is less than the Estimated Closing Cash set forth in the Statement of Estimated Closing Liabilities, the amount by which the Closing Cash as finally determined in accordance with the provisions of this Section 1.5 is less than the Estimated Closing Cash is referred to as the “Cash Deficit”;

(vii)           An amount equal to the Working Capital Deficit, plus the Indebtedness Deficit, plus the Non-Ordinary Course Liabilities Deficit, plus the Cash Deficit, is referred to as the “Aggregate Deficit Amount”; and

(viii)          An amount equal to the Working Capital Surplus, plus the Indebtedness Surplus, plus the Non-Ordinary Course Liabilities Surplus, plus the Cash Surplus, is referred to as the “Aggregate Surplus Amount”.

(k)            If the Aggregate Deficit Amount exceeds the Aggregate Surplus Amount (the amount by which the Aggregate Deficit Amount exceeds the Aggregate Surplus Amount, referred to as the “Net Deficit Amount”), then the Members’ Representative and the Buyer shall instruct the Escrow Agent to pay, as an adjustment to the Purchase Price, to the Buyer from the Working Capital Escrowed Funds, an amount equal to the Net Deficit Amount to the extent available in the Working Capital Escrowed Funds by wire transfer in immediately available funds within seven (7) days after final determination of the Post-Closing Adjustment in accordance with the provisions of this Section 1.5; provided, that, if the Net Deficit Amount is greater than the Working Capital Escrowed Funds, then the Members shall, jointly and severally, be required to pay to the Buyer such excess amount within seven (7) days after final determination of the Post-Closing Adjustment in accordance with the provisions of this Section 1.5. If the Net Deficit Amount is less than the Working Capital Escrowed Funds, then the Members’ Representative and the Buyer shall instruct the Escrow Agent to pay to the Members pro rata (calculated based on such Member’s Pro Rata Percentage) from the Working Capital Escrowed Funds, any amounts remaining in the Working Capital Escrowed Funds after payment to the Buyer of the Net Deficit Amount pursuant to the first sentence hereof, by wire transfer in immediately available funds within seven (7) days after final determination of the Post-Closing Adjustment in accordance with the provisions of this Section 1.5.

(l)             If the Aggregate Surplus Amount exceeds the Aggregate Deficit Amount (the amount by which the Aggregate Surplus Amount exceeds the Aggregate Deficit Amount, referred to as the “Net Surplus Amount”), then (i) the Members’ Representative and the Buyer shall instruct the Escrow Agent to pay to the Members pro rata (calculated based on such Member’s Pro Rata Percentage) from the Working Capital Escrowed Funds, all amounts remaining in the Working Capital Escrowed Funds, and (ii) the Buyer shall pay, as an adjustment to the Purchase Price, to the Members pro rata (calculated based on such Member’s Pro Rata Percentage) an amount equal to the Net Surplus Amount, in each case by wire transfer in immediately available funds within seven (7) days after final determination of the Post-Closing Adjustment in accordance with the provisions of this Section 1.5. The adjustments described in Sections 1.5(k) and (l) shall be referred to collectively as the “Post-Closing Adjustment.”

1.6           Additional Payment. Following the Closing, in the event that any portion of the Total Transaction Bonus Amount is forfeited by any Key Employee pursuant to the terms of the applicable Key Employee Agreement (the aggregate amount of such forfeited amounts, the “Deferred Forfeited Amount”), then the Buyer shall pay to the Members, within thirty (30) days after such amount is forfeited, pro rata (calculated based on such Member’s Pro Rata Percentage or such other proportion as the Members’ Representative specifies in a notice to the Buyer prior to any such payment) an additional cash payment equal to the Deferred Forfeited Amount in the aggregate. For the avoidance of doubt, if any portion of the Total Transaction Bonus Amount is forfeited by any Transaction Bonus Recipient prior to Closing, such forfeited portion shall not be deemed a Non-Ordinary Course Liability and shall not reduce the Purchase Price.

1.7           Withholding of Tax. The Buyer and the Company shall be entitled (but not obligated) to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement (including with respect to any Transaction Bonuses) such Taxes as the Buyer (or any Affiliate thereof) shall determine in good faith it is are required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by the Buyer and paid to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons on whose behalf such amounts were withheld. The Buyer shall provide the Members’ Representative with at least two (2) days’ prior written notice regarding any proposed withholding from the Members (other than any withholding arising from the Members’ failure to comply with Section 7.2(g)(x) hereof and any wage, payroll Tax, or other withholding obligations imposed on compensatory payments under any applicable Law) and the Parties shall use commercially reasonable efforts to reduce, to the greatest extent allowed under applicable Law, the amount of any withholding.

ARTICLE II
CLOSING

2.1           Time and Place of the Closing. The Closing shall take place at the offices of King & Spalding LLP, 1650 Tysons Boulevard, Suite 400, McLean, Virginia, remotely via the exchange of documents and signatures by facsimile or electronic delivery, as soon as practicable following the satisfaction or waiver of the conditions set forth in ARTICLE VII hereof (other than conditions with respect to actions the respective Parties shall take at the Closing itself) and in any event within three (3) Business Days thereafter, or on such other date as the Buyer and the Company may mutually determine unless earlier terminated in accordance with Section 10.1.

2.2           Deliveries. At the time of the Closing, (a) each of the Seller Parties shall deliver to the Buyer the various certificates, instruments and documents referred to in ARTICLE VII below and (b) the Buyer shall deliver to the Members the Closing Payment as set forth in Section 1.2 above and the various certificates, instruments and documents referred to in ARTICLE VII below.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

As a material inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and each Member, jointly and severally, represent and warrant to the Buyer as of the date hereof and as of the Closing, as follows:

3.1           Organization and Corporate Power.

(a)           The Company and each of its Subsidiaries (the “Company Subsidiaries”), and each Company Joint Venture is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified or registered to do business and in good standing in each jurisdiction where the nature of its activities makes such qualification or registration necessary, except where the failure to be so qualified or registered or to be in good standing would not have a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole. All such jurisdictions in which the Company the Company Subsidiaries is qualified are set forth on Schedule 3.1. Each of the Company and the Company Subsidiaries has full power and authority necessary to own and operate its properties, to conduct its business as now conducted and presently proposed to be conducted and to perform its obligations under the Contracts to which it is a party or by which it is bound. The copies of the certificate of formation or operating agreement (or equivalent governing documents) of each of the Company and the Company Subsidiaries, which have been delivered to the Buyer, reflect all amendments made thereto at any time prior to the date of this Agreement and are true, correct and complete. Neither the Company nor any Company Subsidiary is in default under or in violation of any provision of its certificate of formation or operating agreement (or equivalent governing documents).

(b)           The membership interest records, minute books and other analogous records of the Company and each Company Subsidiary are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with commercially reasonable business practices and all applicable Laws. There have been no material meetings or other proceedings or actions, resolutions or consents of the members of the Company or any Company Subsidiary that are not reflected in all material respects in such minutes or other records. Neither the Company nor any Company Subsidiary has conducted any business under any fictitious name, assumed name, trade name or other name, other than the names in the jurisdictions set forth on Schedule 3.1.

3.2           Authority for Agreement. The Company has full power, authority and legal right to enter into and perform its obligations under this Agreement and the other documents contemplated hereby to which the Company is or will be a party and to consummate the transactions contemplated hereby and thereby. The Members and the Manager (as defined in the Operating Agreement) have unanimously authorized the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. No other proceedings on the part of the Company, or any member of the Company, are, or will be, necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the other documents contemplated hereby will be, as of the Closing Date, duly executed and delivered by the Company and this Agreement constitutes, and such other documents will constitute (assuming due execution and delivery by the other parties hereto and thereto), legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except to the extent that such enforcement may be subject to Equitable Principles.

3.3           No Violation to Result. Except as set forth on Schedule 3.3, the execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time, or both): (a) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (i) any of the certificate of formation or operating agreement (or equivalent governing documents) of the Company or any Company Subsidiary, or (ii) any Material Contract, any Real Property Lease, any IP License, or any Government Contract disclosed or required to be disclosed on Schedule 3.16(a) or any Contract related to a Competing Transaction (including in each case any confidentiality agreements related thereto) to which the Company or any Company Subsidiary is a party or by which it or its assets are bound (other than any such violation, breach, conflict, default or acceleration that would be immaterial to the Company or any Company Subsidiary and their respective businesses as currently conducted), or (iii) except for compliance with filings under the HSR Act, any Law or other legal requirement of any Governmental Authority applicable to the Company or any Company Subsidiary in any material respect; (b) give any Person the right to declare a default or exercise any remedy or accelerate performance or maturity under any Material Contract, any Real Property Lease, any IP License, or any Government Contract disclosed or required to be disclosed on Schedule 3.16(a) or cancel, terminate or modify any Material Contract, any Real Property Lease, any IP License, or any Government Contract disclosed or required to be disclosed on Schedule 3.16(a); (c) except for compliance with filings under the HSR Act, give any Governmental Authority the right to challenge any of the transactions contemplated by this Agreement; (d) give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any material permit or license that is held by the Company or any Company Subsidiary; or (e) result in the creation or imposition of any Encumbrance in favor of any Person upon any of the Membership Interests or any of the properties or assets of any the Company or any Company Subsidiary. Other than as set forth on Schedule 3.3 and except for compliance with filings under the HSR Act, no notice to, filing with, or consent of, any Person is required by, and no “change of control” provision in any Material Contract, any Real Property Lease, any IP License, or any Government Contract disclosed or required to be disclosed on Schedule 3.16(a) is, or will be, triggered by, the authorization, approval, execution, delivery or performance by the Company of this Agreement and the other documents contemplated hereby or the consummation by the Company of the transactions contemplated hereby or thereby.

3.4           Company Subsidiaries; Equity Interests.

(a)            Schedule 3.4(a) sets forth a list of the Company Subsidiaries. Except as set forth on Schedule 3.4(a), all of the outstanding membership interests or other equity securities of each Company Subsidiary (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) have been offered, sold and issued in compliance in all material respects with applicable Law, including federal and state securities laws, and any and all requirements set forth in (x) the organizational documents of each Company Subsidiary and (y) any other applicable Contracts governing the issuance of such securities and (iii) are owned by the Company, free and clear of all Encumbrances and free of any restriction on the right to vote, sell or otherwise dispose of such membership interests or other equity securities. There are no outstanding or authorized rights, warrants, options, subscription rights, convertible or exchangeable securities, calls or other agreements pursuant to which any of the Company Subsidiaries is or may become obligated to issue or sell any of its membership interests or other equity securities.

(b)           Except for its interests in the Company Subsidiaries and the Company Joint Ventures and except as set forth on Schedule 3.4(b)(i), the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity or voting interest in any Person, and the Company has no direct or indirect debt investment in any Person or any joint venture. Except as required by the operating agreement of any Company Subsidiary or Company Joint Venture and except as set forth on Schedule 3.4(b)(ii), the Company has no commitments to contribute to the capital of, make investments in or loans to, or share losses of, any Person.

3.5           Capitalization.

(a)           The Members own all of the Membership Interests, which are represented by Common Units. There are One Million (1,000,000) Common Units authorized, all of which are issued and outstanding. Schedule 3.5(a)(i) sets forth a true, correct and complete list of the holders of Common Units and the number of Common Units held by each such holder. Except as set forth on Schedule 3.5(a)(ii), (i) the Company’s only issuance of Membership Interests or other equity securities was to the Members and (ii) the Company has never repurchased, redeemed or otherwise reacquired any Membership Interests or other equity securities. The capitalization records of the Company accurately and completely reflect all transactions involving the equity of the Company.

(b)           All of the membership interests or other equity securities of the Company have been duly authorized and validly issued, and are fully paid and non-assessable. Except as set forth on Schedule 3.5(b), no restrictions on transfer, repurchase option, right of redemption, preemptive rights, proxies, member agreements, rights of first refusal or other similar agreements or rights exist with respect to the membership interests of the Company, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. Any units or other equity securities or membership interests of the Company or any Company Subsidiary repurchased, redeemed or otherwise reacquired by the Company or such Company Subsidiary were validly reacquired in compliance in all material respects with (i) the applicable provisions of the limited liability company law of the Company’s or such Company Subsidiary’s state of and all other applicable Laws and (ii) any requirements set forth in applicable Contracts.

(c)           There is no: (i) outstanding subscription, option, call, warrant, equity appreciation right, forfeiture obligation, commitment or right (whether or not currently exercisable) to acquire, sell or issue, or otherwise relating to, any membership interests or other equity securities or ownership interests of the Company or any Company Subsidiary; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any membership interests or other equity securities or ownership interests of the Company or any Company Subsidiary; (iii) Contract under which the Company or any Company Subsidiary is or may become obligated to sell or otherwise issue any membership interests or any other securities or ownership interests; or (iv) to the Knowledge of any Seller Party, condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any membership interests or other equity securities of or ownership interests in the Company or any Company Subsidiary. There are no outstanding equity appreciation, phantom equity, profit participation or other similar rights with respect to the Company or any Company Subsidiary.

(d)           All membership interests of the Company have been issued in compliance in all material respects with (i) all applicable federal and state securities Laws and other applicable legal requirements and (ii) any preemptive rights, rights of first refusal or other requirements set forth in applicable contracts. The Company is not obligated to redeem or otherwise acquire any of its membership interests or other equity securities or ownership interests.

3.6           Financial Statements.

(a)            Schedule 3.6(a) includes true, complete and correct copies of (i) the Year-End Financials and (ii) the Interim Financials. Each of the Financial Statements was derived from and consistent with the books and records of the Company and the Company Subsidiaries, presents fairly in all material respects, individually and in the aggregate, the financial condition and results of operations of the Company and the Company Subsidiaries as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP; provided, however, that the Interim Financials are subject to normal year-end adjustments and do not contain footnotes and presentation items required by GAAP. The books and records of the Company and the Company Subsidiaries have been maintained in compliance in all material respects, individually and in the aggregate, with applicable legal and accounting requirements and provide reasonable assurances in all material respects that all dealings and transactions in respect of the businesses, assets and liabilities of the Company and the Company Subsidiaries are recorded as necessary to permit the preparation of financial statements in conformity with GAAP. During the periods covered by the Financial Statements and since the Balance Sheet Date, there has been no material change in the Company’s or any Company Subsidiary’s accounting policies. There have been no transactions involving the business of the Company or any Company Subsidiary that should have been set forth in the Financial Statements pursuant to GAAP and that have not been accurately so set forth. Neither the Company nor any Company Subsidiary has any off-balance sheet financing arrangements. The Company’s accounting firm has not informed the Company that it has any material challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices during the period covered by the Financial Statements. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that would reasonably be expected to materially and adversely affect the financial reporting of the Company.

(b)           Schedule 3.6(b)(i) provides an accurate and complete breakdown and aging of all accounts receivable and notes receivable of the Company and the Company Subsidiaries as of the Balance Sheet Date. Except as set forth on Schedule 3.6(b)(ii), all existing accounts receivable of the Company and the Company Subsidiaries reflected on the Financial Statements and on the Estimated Closing Balance Sheet (i) represent valid receivables net of reserves of the customers of the Company and the Company Subsidiaries arising from bona fide transactions entered into in the Ordinary Course of Business, (ii) are current and will be collected in full according to their respective terms (assuming the Buyer uses collections practices after the Closing that are consistent with the historical collection practices of the Company and the Company Subsidiaries), without any counterclaim or setoff, when due (and in no event later than one hundred twenty (120) days after the Closing Date), and (iii) no Person has any Encumbrance on such receivables or any part thereof, and no agreement for deduction, free products, discount or other deferred price or quantity adjustment shall have been made with respect to any such receivables other than in the Ordinary Course of Business. All existing accounts payable of the Company and the Company Subsidiaries (including those accounts payable reflected on the Balance Sheet and those accounts payable that have arisen after the Balance Sheet Date) have arisen in the ordinary course of business and represent valid obligations of the Company.

3.7           Liabilities. Except as disclosed on Schedule 3.7(a), there are no material Liabilities of the Company or any Company Subsidiary, other than: (a) Liabilities reflected on the Balance Sheet and not previously paid or discharged; (b) Liabilities incurred after the Balance Sheet Date arising in the Ordinary Course of Business since the Balance Sheet Date, (c) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby, and (d) obligations or commitments to perform under the Contracts of the Company or any Company Subsidiary arising in the Ordinary Course of Business (none of which in the case of clauses (b),(c), or (d) results from, arises out of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law). Except as set forth on Schedule 3.7(b), neither the Company nor any Company Subsidiary is a guarantor or otherwise liable for any Liabilities of any other Person other than endorsements for collection in the Ordinary Course of Business. Schedule 3.7(c) provides an accurate and complete list of as of the date hereof (x) all notes payable of the Company and each Company Subsidiary and (y) all Indebtedness for Borrowed Money of the Company and each Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to (a) any Contract providing for off-balance sheet financing, including any arrangement for the sale of accounts receivable, and (b) any hedging, derivatives or similar Contract or arrangement.

3.8           Adverse Changes.

(a)            Except as set forth on Schedule 3.8(a), since the Balance Sheet Date, (i) the Company and each Company Subsidiary has operated its business in the Ordinary Course of Business and consistent with past practices in all material respects and (ii) neither the Company nor any Company Subsidiary, taken as a whole, has suffered a Material Adverse Effect.

(b)           Without limiting the generality of the foregoing, except as set forth on Schedule 3.8(b), since December 31, 2020 there has not been any:

(i)              damage, destruction or other casualty, whether or not covered by insurance, materially affecting the Company or any Company Subsidiary or any assets material to the business owned or held by the Company or any Company Subsidiary;

(ii)             transaction, commitment or Government Contract Bid made, or Contract entered into, by the Company or any Company Subsidiary, or termination or amendment by the Company or any Company Subsidiary of any transaction, commitment, Government Contract Bid or Contract, in either case, that is material to the Company or any Company Subsidiary, other than transactions, commitments, Government Contract Bids, Contracts, terminations or amendments made in the Ordinary Course of Business of the Company or the Company Subsidiary;

(iii)            sale, lease, transfer, assignment or other disposition of assets that are owned or held by the Company or any Company Subsidiary other than in the Ordinary Course of Business of the Company and the Company Subsidiary;

(iv)            cancellation, settlement, waiver or release by the Company or any Company Subsidiary other than in the Ordinary Course of Business of the Company or the Company Subsidiary of any Proceeding (or a series of related Proceedings);

(v)             (i) increase in the compensation, including fringe benefits, of any present or former director, officer, employee or consultant of the Company or any Company Subsidiary (except for increases in base salary or wages of non-officer employees in the Ordinary Course of Business of the Company or the Company Subsidiary or as required under applicable Law or employment Contract), (ii) grant of any severance, retention, change-in-control or termination pay or other transaction-related compensation or benefits to any present or former director, officer or employee of the Company or any Company Subsidiary, (iii) establishment, adoption, entrance into, amendment or termination of any Benefit Plan or collective bargaining agreement (other than as may be required by the terms of an existing Benefit Plan or collective bargaining agreement, or as may be required by applicable Law or in order to maintain its qualification under Sections 401 and 501 of the Code or to provide for the effects of Section 409A of the Code), (iv) acceleration of the vesting or payment of compensation or benefits under any Benefit Plan, or (v) grant of any equity or equity based awards to any present or former director, officer, employee or consultant of the Company or any Company Subsidiary;

(vi)            declaration, set aside or payment of any dividend or other distribution with respect to the membership interests or other equity securities or ownership interests of the Company or any Company Subsidiary or repurchase, redemption or other acquisition, or grant of any rights or entrance into any Contracts or commitments to repurchase, redeem or acquire, any membership interests or other equity securities of, or other ownership interests in, the Company or any Company Subsidiary;

(vii)           creation or incurrence of any Encumbrance on any asset or properties of the Company or any Company Subsidiary other than purchase money security interests in connection with the acquisition of equipment in the Ordinary Course of Business of the Company or the Company Subsidiary;

(viii)          loan, advance or capital contribution to or investment in any Person other than routine advances to employees for business expenses in the Ordinary Course of Business of the Company or to any wholly-owned Company Subsidiary in the Ordinary Course of Business;

(ix)            creation or incurrence of any indebtedness or liability, directly or indirectly, for the payment of any indebtedness of any other Person as obligor, guarantor, surety or otherwise;

(x)             change in any method of accounting or accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP; or

(xi)            agreement, commitment or promise whether in writing or otherwise, to do any of the foregoing.

3.9           Employee Benefit Plans.

(a)            Schedule 3.9(a)(i) sets forth a true, correct, and complete list of each Benefit Plan, and separately identifies each Benefit Plan that is a PEO Benefit Plan.

(b)           There has been delivered to the Buyer, with respect to each Company Benefit Plan, and to the extent available to the Company with respect to a PEO Benefit Plan, the following: (i) a copy of the annual report on Form 5500 (if required under ERISA) with respect to each such Benefit Plan for the last three (3) years (including all schedules and attachments); (ii) a copy of the summary plan description, together with each summary of material modification required under ERISA, summaries of benefits and coverage, and employee handbooks with respect to such Benefit Plan; (iii) a true and complete copy of each written Benefit Plan and each written plan document as currently in effect and all amendments thereto and a description of each Benefit Plan that has not been reduced to writing; (iv) all trust agreements, insurance contracts, policies and similar instruments with respect to each funded or insured Benefit Plan; (v) copies of all nondiscrimination and top-heavy testing reports for the last three (3) plan years with respect to each Benefit Plan that is subject to nondiscrimination and/or top-heavy testing; (vi) the most recent IRS opinion or favorable determination letter with respect to such Benefit Plan, as applicable; and (vii) any investment management agreements, administrative services contracts or similar agreements that are in effect as of the date hereof relating to the ongoing administration and investment of such Benefit Plan.

(c)            Each Benefit Plan (and each related trust, insurance contract or fund) has been maintained and administered in compliance in all material respects with its governing instruments and all applicable Laws, including, but not limited to, ERISA and the Code. All benefits, payments and contributions required to be made by the Company or any Company Subsidiary to or on account of any Benefit Plan (including all employee and employer contributions, insurance premiums, or intercompany charges) have been timely made when due in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles. All unpaid benefits accrued under any unfunded Benefit Plan for any period prior to the Closing Date have been accrued on the Company’s books and records to the extent required in accordance with GAAP, and except for such accruals, the Company has no material unfunded Liability arising out of or in connection with the benefits accrued thereunder on or prior to the Closing Date; provided, that, the Retention Bonuses payable in accordance with Section 6.10(a), the Transaction Bonuses payable in accordance with Section 6.10(b) and the other retention bonuses set forth on Schedule 3.9(c) shall not be considered liabilities accrued prior to the Closing Date.

(d)           Each Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is a PEO Benefit Plan and has received and is entitled to rely upon a favorable determination or opinion letter from the IRS with respect to such Benefit Plan as to its qualified status under the Code, and nothing has occurred that could reasonably be expected to adversely affect such determination or opinion or cause such Benefit Plan to lose its tax-exempt status. No Benefit Plan currently holds or within the past five years has held securities of the Company or any Company Subsidiary or any of their respective Affiliates. No Benefit Plan has ever been merged with or accepted transfers pursuant to Section 414(k) of the Code from another employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which was sponsored or maintained by the Company or any ERISA Affiliate.

(e)            With respect to each Benefit Plan: (i) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred and nothing has occurred with respect to any such Benefit Plan that has subjected or could reasonably be expected to subject the Company or any Company Subsidiary or, with respect to any period on or after the Closing Date, the Buyer, or any of its Affiliates, to a civil action or penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980 of the Code; (ii) there are no actions, suits or claims pending, or to the Knowledge of any Seller Party threatened or anticipated (other than routine claims for benefits) against any such Benefit Plan or fiduciary thereto or against the assets of any such Benefit Plan; (iii) there are no audits, inquiries or Proceedings pending or to the Knowledge of any Seller Party threatened by any Governmental Authority with respect to any such Benefit Plan; (iv) no such Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by any Governmental Authority or the subject of an application or filing under, or is a participant in or considering being a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority (including the Employee Plans Compliance Resolution System, the Voluntary Fiduciary Correction Program, or the Delinquent Filers Voluntary Correction Program); and (v) there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) which has resulted or could reasonably be expected to result in a material Liability to the Company, any Company Subsidiary, or any of their respective directors, managers, officers, employees, or consultants.

(f)            The Company has never sponsored, maintained, administered, contributed to, had any obligation to contribute to, or incurred any other Liability under or with respect to any Benefit Plan which provides health, life or other post-termination or retiree benefits for former directors, managers, officers or employees (or any spouse or former spouse or other dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA, or similar provisions of state law.

(g)           Each Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Group Health Plan”) is, and has at all relevant times been in compliance with the Patient Protection and Affordable Care Act, as amended (“PPACA”), the Health Care and Reconciliation Act of 2010, as amended (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any of Company Subsidiary, or any Group Health Plan, to any penalty or Tax under Sections 4980H, 4980B, 4980D, 6721 or 6722 of the Code or any other provision of the Healthcare Reform Laws. Each Benefit Plan, to the extent applicable, is in compliance with the continuation coverage requirements of Section 4980B of the Code, Section 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended, and the regulations thereunder, the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder (including, but not limited to, 45 CFR Parts 142, 160, 162 and 164), the Women’s Health and Cancer Rights Act of 1998, the Mental Health Parity Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996 and the Family Medical Leave Act of 1993, as amended, and the regulations thereunder, as such requirements affect the Company, the Company Subsidiaries, and their respective employees. There are no outstanding, uncorrected violations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, with respect to any of the Benefit Plans, covered employees or qualified beneficiaries that would be reasonably likely to result in a material Liability to the Company, any Company Subsidiary, the Buyer, or any of the Buyer’s Affiliates.

(h)           No Benefit Plan is, and the Company and the Company Subsidiaries do not currently maintain, contribute to or participate in, nor does the Company or any Company Subsidiary have any obligation to maintain, contribute to or otherwise participate in, or have any Liability or other obligation (whether accrued, absolute, contingent or otherwise) under, (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), or (ii) a plan that is subject to the provisions of Title IV of ERISA or Sections 412 or 430 of the Code.

(i)            With respect to each Benefit Plan, all reports, forms and other documents required to be filed with any Governmental Authority or furnished to any current or former Company Employee (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished and are accurate in all material respects.

(j)             Neither the Company nor any Company Subsidiary has announced its intention to modify or terminate any Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of any Benefit Plan. Except as set forth on Schedule 3.9(j), each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, with no more than thirty (30) days advance notice without Liability to the Company or the Buyer (other than ordinary administration expenses typically incurred in a termination event). Except as set forth on Schedule 3.9(j), none of the Benefit Plans will be subject to any surrender fees, market value adjustment, deferred sales charges, commissions, or other fees or charges upon termination other than the normal and reasonable administrative fees associated with their amendment, transfer or termination.

(k)            The execution and delivery by the Company of this Agreement and the other documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Benefit Plan or its related trust or loan to an employee, director, officer or other individual service provider that will (either alone or in conjunction with any other event) or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, director, officer, or other individual service provider of the Company or any Company Subsidiary.

(l)            The Company has not become obligated to make, and will not as a result of any event connected directly or indirectly with any transaction contemplated herein become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to Section 280G(b)(4) thereof) nor any payment that would not be deductible under Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax Laws). There is no written or unwritten agreement, plan, arrangement or other contract by which the Company is bound to compensate or reimburse any individual for excise Taxes paid pursuant to Section 4999 of the Code (or any corresponding provision of state, local, or non-U.S. Tax Laws).

(m)           Each Benefit Plan, employment agreement, or other contract, plan, program, agreement or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been in operated and maintained in operational and documentary compliance with Section 409A of the Code and the applicable guidance thereunder; and no additional Tax under Section 409A(a)(1)(B) of the Code has been or will be incurred by a participant in any such Benefit Plan, employment agreement, or other contract, plan, program, agreement or arrangement. The Company is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Section 409A(a)(1)(B) of the Code.

(n)           The Company does not sponsor, maintain or contribute to, nor is it obligated to contribute to, any material employment, severance or similar contract or arrangement (whether or not written) or any material plan, policy, fund, program or arrangement or contract, including any multiemployer plan, retirement savings, superannuation, pension, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and any other employee benefit plan, agreement, program, policy or other arrangement that is maintained outside the United States primarily for the benefit of Persons substantially all of whom are “nonresident aliens” within the meaning of Section 4(b)(4) of ERISA. No Benefit Plan is subject to the Laws of any jurisdiction outside the United States.

3.10         Employee Matters.

(a)            Schedule 3.10(a)(i) contains a complete and correct list of all employees of the Company and the Company Subsidiaries as of April 29, 2021 (provided that accrued and unused paid vacation is as of April 23, 2021) (the “Company Employees”), along with their respective titles, employer of record, exempt or nonexempt status under the Fair Labor Standards Act or similar applicable state law, present year annual compensation (including target bonuses, commissions and deferred compensation, as applicable), accrued and unused paid vacation, date of hire, and estimated entitlements to receive supplementary retirement benefits or allowances. Schedule 3.10(a)(ii) contains a complete and correct list of all independent contractors, consultants and professional advisors as of April 22, 2021, including each individual’s date of engagement and compensation. Except as set forth in Schedule 3.10(a)(iii), the terms of employment or engagement of all directors, managers, officers, Company Employees, agents, independent contractors, consultants and professional advisors of the Company or any of the Company Subsidiaries are such that their employment or engagement may be terminated at will with notice given at any time and without Liability for payment of compensation or damages. Except as set forth in Schedule 3.10(a)(iv), for the past three years, the Company and each of the Company Subsidiaries has paid in full to all Company Employees and all former Company Employees all wages, salaries, commissions, bonuses and other compensation due to such employees, and there are no material severance payments that are or could become payable by the Company to any such Company Employees or former Company Employees under the terms of any oral or written agreement or commitment or any Law, custom, trade or practice except as reflected in a written agreement executed by the Company (or a Company Subsidiary) and a current or former Company Employee. Except as set forth in Schedule 3.17 (Material Contracts), there are no written employment or consulting Contracts in effect between the Company or any Company Subsidiary, on the one hand, and any director, officer, Company Employee or other Person that provides services to the Company or any Company Subsidiary, on the other hand. Except as set forth in Schedule 3.10(a)(v), to the Knowledge of any Seller Party, there are no agreements between any Company Employee and any other Person that would restrict, in any material manner, such Company Employee’s ability to perform services for the Company or any Company Subsidiary or the Buyer or the right of any of them to compete with any Person or the right of any of them to sell to or purchase from any other Person.

(b)           Except as set forth in Schedule 3.10(b)(i), neither the Company nor any Company Subsidiary is, nor have they ever been, bound by or subject to any arrangement with any labor organization or union or other collective bargaining representative, and no such agreement is currently being requested by, or is under discussion by management with, any Company Employee or others. Except as set forth in Schedule 3.10(b)(ii), no Company Employee is or has ever been represented by any labor organization or union or covered by any collective bargaining agreement while employed by the Company or any Company Subsidiary, and no informal or formal efforts or campaign to establish such representation is in progress. With respect to the Company and the Company Subsidiaries, there is no pending or, to the Knowledge of any Seller Party, threatened (i) strike, slowdown, picketing, work stoppage or employee grievance process, (ii) material charge, material grievance proceeding or other material claim against or affecting the Company or any Company Subsidiary relating to the alleged material violation of any law pertaining to labor relations or employment matters, including any charge or complaint filed by a Company Employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority, (iii) employee or union organizational activity or other material labor or employment dispute or disruption against or affecting the Company or any Company Subsidiary, or (iv) application for certification of a collective bargaining agent.

(c)            Except as set forth in Schedule 3.10(c)(i), the Company and each Company Subsidiary is and for the past three years has been in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such Laws regarding employment documentation, equal employment opportunities, fair employment practices, employee classification, plant closings and mass layoffs, sexual harassment, discrimination based on sex, race, disability, health status, pregnancy, religion, national origin, age, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and neither the Company nor any Company Subsidiary has engaged in any material unfair labor practice. Except as set forth in Schedule 3.10(c)(ii), neither the Company nor any Company Subsidiary is, nor have they been within the past three years, liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing. Except as set forth in Schedule 3.10(c)(iii), the Company and each Company Subsidiary is and for the past three years has been in material compliance with their obligations under the Worker Adjustment and Retraining Notification Act and similar applicable Laws, and all other notification and bargaining obligations arising under any applicable agreement, statute, or otherwise. Except as set forth in Schedule 3.10(c)(iv), all Persons classified by the Company or any Company Subsidiary as non-employees, including but not limited to independent contractors, consultants, or otherwise, do satisfy and for the past three years have satisfied the requirements of law to be so classified, and for the past three years the Company and each Company Subsidiary has fully and accurately reported their compensation on IRS Forms 1099 when required to do so. Except as set forth in Schedule 3.10(c)(v), to the Knowledge of any Seller Party, neither the Company nor any Company Subsidiary has any Liability with respect to any misclassification of any Person as an independent contractor or intern rather than as an employee, or with respect to any employee leased from another employer. Except as set forth in Schedule 3.10(c)(vi), no individual who has performed services for or on behalf of the Company or any Company Subsidiary within the past three years and who has been treated by the Company or any Company Subsidiary as a non-employee, whether as an independent contractor, consultant or otherwise, is classifiable as a “leased employee” within the meaning of Section 414(n)(2) of the Code with respect to the Company or any Company Subsidiary.

(d)           Except as set forth in Schedule 3.10(d)(i), no third party has claimed, or to the Knowledge of any Seller Party, has reason to claim that any Person currently employed by the Company or any Company Subsidiary (i) has violated or may be violating any of the terms or conditions of her or his employment, non-competition, non-solicitation or non-disclosure agreement with such third party, (ii) has or may have disclosed or utilized any trade secret or proprietary information or documentation of such third party, or (iii) has interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. Except as set forth in Schedule 3.10(d)(ii), to the Knowledge of any Seller Party, no Person currently employed by the Company or any Company Subsidiary has employed or has proposed to employ within the past three years any trade secret or any information or documentation proprietary to any former employer or violated any confidential relationship which such Person may have had with any third party, in connection with the development, manufacture or sale of any Company Product or proposed Company Product or the development or sale of any service or proposed service of the Company or any Company Subsidiary.

(e)            Schedule 3.10(e) lists all the Company Employees who are currently on leave relating to work-related injuries and/or receiving disability benefits under any Benefit Plan. Schedule 3.10(e) also lists all Company Employees who are currently on a leave of absence (whether paid or unpaid), the reasons for the leave of absence, and the expected return date.

(f)            No current officer, executive or managerial Company Employee has been the subject of any allegation or complaint of sexual harassment or similar conduct within the past three years and, to the Knowledge of any Seller Party, no circumstances exist that could reasonably be expected to form the basis for any such allegation or complaint.

(g)           Neither the Company nor any Company Subsidiary has implemented any employee layoffs, furloughs, reductions in force, or similar employment termination programs within the past three years and no such actions are currently contemplated, planned or announced.

3.11         Taxes.

(a)            (i) All Tax Returns required to have been filed by the Company Entities have been timely filed (taking into account all valid extensions) and (ii) all such Tax Returns were true, correct and complete in all material respects and were prepared in compliance with applicable Laws.

(b)           There are no Tax-related Encumbrances upon any assets of the Company Entities, other than Encumbrances for Taxes not yet due and payable.

(c)            All Taxes due and owing by the Company Entities have been timely and fully paid (whether or not shown on a Tax Return).

(d)           None of the Company Entities (i) is a party to or bound by any Tax allocation, sharing or indemnity Contract (other than any ordinary course Contracts that do not primarily relate to Taxes), (ii) is a party to or bound by any closing agreement (pursuant to Section 7121 of the Code or any similar provision of U.S. state or local or non-U.S. Law) or other Contract relating to Taxes with any Taxing Authority, (iii) has executed any power of attorney with respect to any Tax or Tax Returns, other than powers of attorney that are no longer in effect, or (iv) has received a ruling from any Taxing Authority that will be binding on such Company Entity after the Closing Date.

(e)            Schedule 3.11(e) identifies all income and all sales Tax Returns that the Company and each Company Subsidiary has filed with respect to tax periods ended on or after December 31, 2016 and the taxable period covered by each such Tax Return, and identifies those Tax Returns or taxable periods that have been audited or are currently the subject of an audit by a Taxing Authority. The Company has made available to the Buyer complete and accurate copies of all of the following materials:

(i)              all income and all sales Tax Returns filed by the Company and each Company Subsidiary for tax periods ending on or after January 1, 2017;

(ii)             all examination reports relating to Taxes or Tax Returns of the Company and each Company Subsidiary issued by any Taxing Authority on or after January 1, 2017 as a result of audits, examinations or asserted failures to file Tax Returns or pay Taxes;

(iii)            all statements of Taxes assessed against or agreed to by the Company and each Company Subsidiary or any of their members for tax periods ending on or after January 1, 2017 that were not shown on Tax Returns filed for the relevant taxable period by the Company or such Company Subsidiary or any of their members before such assessment or agreement and all material related correspondence;

(iv)            all written rulings from, and written agreements with, any Taxing Authority relating to Taxes of the Company or any Company Subsidiary or any of their members, and any written request for issuance of any ruling from a Taxing Authority on behalf of the Company or any Company Subsidiary (regardless of whether the requested ruling was issued), in each case where such ruling, agreement or request will continue to apply to the Company or a Company Subsidiary after the Closing Date;

(v)             all elections relating to Taxes of the Company or any Company Subsidiary that have been filed by or on behalf of the Company or such Company Subsidiary (or any of their members) with any Taxing Authority (other than elections that are included in or apparent from the Tax Returns referred to in (i) above) that would have continuing effect in the determination of Tax for any taxable period for which a Tax Return has not yet been filed by the Company or any Company Subsidiary; and

(vi)            all written Tax opinions relating to and in the audit files of the Company or any Company Subsidiary relating to taxable periods for which the statute of limitations on assessment has not yet expired.

(f)            Neither the Company nor any of the Company Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.

(g)           Each of the Company Entities has (i) properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law, and (ii) complied with all related reporting and recordkeeping requirements in all material respects, and (iii) properly classified all Persons who have performed services for a Company Entity as independent contractors for the purposes of Tax withholding laws and laws applicable to employee benefits.

(h)           Each of the Company Entities is and has always been treated as a partnership or disregarded entity for U.S. federal income tax purposes, and no Company Entity has ever made an entity classification election pursuant to Treasury Regulations Section 301.7701-3.

(i)            There is no audit, examination, action or other Proceeding currently pending, threatened in writing, or ongoing with respect to any Company Entity in respect of any Tax or Tax Return, and no written notice of a currently pending or threatened audit, examination, action or other Proceeding has been received by the Company or any Company Subsidiary.

(j)             Since January 1, 2016, no written claim has been made by any Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is, or may be, subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(k)           There are no outstanding agreements extending or waiving the statutory period of limitation applicable to any potential adjustment to any Tax item or any outstanding Proceeding for the collection or assessment or reassessment of Taxes due from any Company Entity for any taxable period, and no written request for any such extension or waiver is currently pending with respect to the Company or any Company Subsidiary, and, with respect to any taxable period for which the applicable statute of limitations is still open, no Company Entity has participated in a “Tax amnesty” or similar program offered by any Taxing Authority to avoid the assessment of any Tax.

(l)             None of the Company Entities has been, is, or is expected to be a party to or a promoter of any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b) (or any similar provisions of state, local or foreign Law).

(m)           Since the close of the taxable year for which the Company or the Company Subsidiaries have most recently filed a Tax Return, the Company and the Company Subsidiaries have not (i) made any new Tax election or modified or revoked any existing Tax election, (ii) entered into Tax indemnity, sharing or allocation Contract (other than any ordinary course Contracts that do not primarily relate to Taxes), (iii) surrendered any right to claim a refund of Taxes, (iv) consented to any extension or waiver of the limitations period applicable to any Tax claim, assessment or Proceeding relating to any Company Entity, (v) settled or compromised any Tax claims or Proceedings, (vi) filed any amended Tax Return or claim for a Tax refund, (vii) changed any Tax accounting period, or (viii) adopted, elected or changed any method of accounting or method of reporting income or deductions for Tax purposes.

(n)           The unpaid Taxes of the Company and the Company Subsidiaries did not as of the date of the Interim Financials exceed the Liability for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included within the Interim Financials.

(o)           None of the Company Entities (i) is or has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) or consolidated, combined, affiliated, unitary or similar group defined under any provision of U.S. state or local or non-U.S. Law for purposes of Taxes or Tax Returns for any taxable period, or (ii) has any liability for the Taxes of any other Person (other than another Company Entity) under Regulation Section 1.1502-6 (or any similar provision of any U.S. state or local or non-U.S. Law), as a transferee or successor, by agreement (other than any ordinary course Contracts that do not primarily relate to Taxes) or otherwise.

(p)           No Company Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q)           No Company Entity has been either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355).

(r)            No Company Entity has participated in an international boycott as defined in Section 999 of the Code.

(s)            No Company Entity has a “permanent establishment” in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country, and each Company Entity has not otherwise taken steps or conducted business operations that have subjected such Company Entity to the taxing jurisdiction of a foreign country.

(t)            No property owned by the Company Entities is (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code or (iii) used predominately outside the United States within the meaning of Section 168(g)(1)(A) of the Code.

(u)           No Company Entity is a partner in a partnership (or an equity holder in any entity treated as a partnership) other than the Company Joint Ventures for federal, state, local or non-U.S. income Tax purposes. No Company Entity member is or has ever been a “controlled foreign corporation” as defined in Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code or the Treasury Regulations promulgated thereunder (without regard to the provisions of Section 1297(d) of the Code).

(v)            None of the Company Entities is restricted or otherwise prohibited from making (i) a “push out” election provided under Section 6226 of the Code as amended by the BBA, to “push out” a U.S. income tax assessment to the historical partners, or (ii) an election under Section 754 of the Code. The Company is not prohibited from making an election under Section 6221(b) of the Code, as amended by the BBA, to elect out of the provisions of Subchapter C of Chapter 63 of Subtitle F of the Code, as amended by the BBA.

(w)            Except as set forth on Schedule 3.11(w), none of the Company Entities has (i) made any election to defer any payroll Taxes or received or requested any Employee Retention Tax Credit (including by (x) accessing any U.S. federal employment Taxes, (y) claiming such credit on any IRS Form 941, or (z) requesting an advance of such credit by filing any IRS Form 7200), in each case, under the CARES Act, or (ii) deferred any “Applicable Taxes” (as defined in IRS Notice 2020-65) pursuant to IRS Notice 2020-65, 2020-38 IRB 567.

(x)            Each Company Entity has timely collected and paid all sales and use Taxes that such Company Entity was required to collect or pay, and is registered for this purpose in every location where such Company Entity is required to be so registered under applicable Law and is otherwise in compliance in all material respects with all applicable Laws in such regard. The Company and the Company Subsidiaries have maintained complete and accurate records, including all applicable exemption, resale or other certificates, of (i) all sales to purchasers claiming to be exempt from sale and use Taxes based on the exempt status of the purchaser, and (ii) all other sales for which sales Tax or use Tax was not collected by the Company or any of the Company Subsidiaries and as to which the Company or the Company Subsidiaries were required to receive and retain resale certificates or other certificates relating to the exempt nature of the sale or use or non-applicability of the sale and use Taxes.

Any other provisions of this Agreement to the contrary notwithstanding, no breach or inaccuracy in the representations set forth in this Agreement (other than the representations in paragraphs (d), (h), (k), (q), (t) or (w) of this Section 3.11) shall cause any Member to be liable for any Taxes that arise in a tax period (or portion thereof) commencing after the Closing Date.

3.12          Property.

(a)            Neither the Company nor any Company Subsidiary owns or has ever owned any real property. Schedule 3.12(a) sets forth an accurate and complete list of all Real Property Leases (including references to all amendments thereto), and for each Real Property Lease, the name of the parties, the effective date, the term and the address of the premises (collectively, the “Facilities”) that are the subject of the Real Property Lease. The Company has delivered to the Buyer true, correct and complete copies of the Real Property Leases. All Real Property Leases are in full force and effect and constitute valid and binding agreements of the Company or the Company Subsidiary, as applicable, and the other party or parties thereto in accordance with their respective terms. Except as set forth on Schedule 3.12(a), neither the Company nor any Company Subsidiary has entered into any written sublease, license, option, right, concession or other agreement or arrangement granting to any Person the right to use or occupy any Facility or any portion thereof or interest therein. The improvements on the Facilities are in satisfactory operating condition and in a state of satisfactory maintenance and repair, ordinary wear and tear, casualty and condemnation excepted and are adequate and suitable for the purposes for which they are presently being used. No portion of any Facility is subject to any pending condemnation or eminent domain Proceeding or other Proceeding by any Governmental Authority and, to the Knowledge of any Seller Party, there is no threat of condemnation or eminent domain proceedings or other proceedings with respect thereto. The operations of the Company and the Company Subsidiaries do not, nor to the Knowledge of any Seller Party, does any Facility violate in any material respect any applicable building code, zoning requirement or other Laws relating to the Facility or operations thereon.

(b)            Schedule 3.12(b) sets forth an accurate list of all owned and leased personal property included on the Balance Sheet and all other personal property owned or leased by the Company and each Company Subsidiary (i) as of the Balance Sheet Date, or (ii) acquired since the Balance Sheet Date, in each case valued in excess of $50,000, including an indication as to which assets are currently owned by any current members or Affiliates of the Company or any Company Subsidiary. True, complete and correct copies of all leases of personal property and equipment listed on Schedule 3.12(b) have been delivered to the Buyer. All of the personal property and equipment owned or leased by the Company and each Company Subsidiary is in satisfactory working order and condition, ordinary wear and tear excepted. All personal property and equipment used by the Company and each Company Subsidiary is either owned by the Company or the Company Subsidiary or leased under an agreement listed on Schedule 3.12(b). All leases set forth on Schedule 3.12(b) are in full force and effect and constitute valid and binding agreements of the Company or the Company Subsidiary, as applicable, and the other party or parties thereto in accordance with their respective terms.

(c)            The Company and each Company Subsidiary has good and marketable title to all personal property, equipment, Contracts and other rights, instruments, privileges and other assets, whether personal, tangible or intangible, that the Company and each such Company Subsidiary purports to own, including the owned assets listed on Schedule 3.12(b), the assets reflected on the Balance Sheet, and the assets acquired by the Company and the Company Subsidiaries since the Balance Sheet Date, all of which are free and clear of any and all Encumbrances. The Company’s and each Company Subsidiary’s assets, whether owned, leased, licensed, or otherwise used, along with any government furnished equipment or government furnished information under a Government Contract, taken together, are adequate and sufficient in all material respects for the operation of its business as it is being currently conducted. Neither the Company nor any Company Subsidiary has inventory.

3.13          Litigation. Except as set forth on Schedule 3.13, there is no Proceeding pending or, to the Knowledge of any Seller Party, threatened by or against the Company or any other Company Entity or their respective assets before any Governmental Authority or arbitration tribunal. Neither the Company nor any other Company Entity has received any legal opinion or legal advice in writing to the effect that it is exposed from a legal standpoint to any Liability that is reasonably likely to be material to the business of the Company or any other Company Entity. To the Knowledge of any Seller Party, there are no facts that would reasonably likely result in any such Proceeding. Neither the Company, nor any other Company Entity, nor any of their respective officers or other employees is subject to or in default with respect to any notice, order, writ, injunction or decree of any Governmental Authority or arbitrator or arbitration tribunal.

3.14         Compliance with Laws. Except as set forth on Schedule 3.14, the Company and each other Company Entity has complied at all times since January 1, 2017, and is currently in compliance in all material respects with all applicable Laws, including, but not limited to, the False Claims Act, the Contract Disputes Act, the Anti-Kickback Act, the Federal Election Campaign Act, the Sherman Act, the Clayton Act, the Truthful Cost or Pricing Data Act, the Services Contract Act, the Procurement Integrity Act, the Byrd Amendment (31 U.S.C. § 1352), and any and all applicable Privacy Laws and data protection Laws. Since January 1, 2016, neither the Company, nor any other Company Entity, nor any member, nor any officer or employee of the Company or any other Company Entity, nor any partners, principals, agents or assignees of the Company or any other Company Entity have committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. sections 78dd-1, -2, or any equivalent foreign Law or otherwise paid or made any bribe, illegal rebate, payoff, influence payment, kickback or other unlawful payment. To the Knowledge of any Seller Party, no supplier of the Company or any other Company Entity nor any of such supplier’s employees, partners, principals, members, managers, agents or assignees have committed (or taken any action to promote or conceal) any violation of the Foreign Corrupt Practices Act, 15 U.S.C. sections 78dd-1, -2, or any equivalent foreign Law or otherwise paid or made any bribe, illegal rebate, payoff, influence payment, kickback or other unlawful payment. Each of the Company and each other Company Entity and their respective Affiliates have instituted and maintained commercially reasonable policies and procedures, including audit rights with respect to customers and suppliers, designed to promote and achieve compliance in all material respects with such Laws. The Company and each other Company Entity has all licenses, permits, approvals, qualifications or the like, from any Governmental Authority used in or necessary for the conduct of its business as conducted or as presently proposed to be conducted except where the failure to obtain any such license permit, approval or qualification would not result in a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole, all such items are in full force and effect and the Company and each other Company Entity is and has at all times since January 1, 2017 been in compliance in all material respects with the terms thereof. Schedule 3.14 sets forth all material licenses and permits held by the Company and each other Company Entity and designates such licenses and permits which terminate at any time prior to the first anniversary of the date of this Agreement. To the Knowledge of any Seller Party, there are no facts or circumstances in existence which are reasonably likely to prevent the Company or any other Company Entity from renewing each such license and permit. Since January 1, 2017, neither the Company nor any other Company Entity has received any allegations from employees, consultants or independent contractors with respect to any alleged act or omission arising under or relating to any noncompliance with applicable Law, and has not conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with applicable Law. Neither the Company nor any other Company Entity has received any written notice from any Governmental Authority requesting or requiring the Company or any other Company Entity to take, or refrain from taking, any action in connection with COVID-19, except for publicly announced notices and orders of general applicability. Since January 1, 2017, no Seller Party has received any written, or, to the Knowledge of any Seller Party, oral, notice or citation for any actual noncompliance with any of the foregoing in this Section 3.14, and to the Knowledge of any Seller Party, there exists no condition, situation or circumstance, which, after notice or lapse of time, or both, would reasonably be expected to constitute noncompliance with regard to any of the foregoing in this Section 3.14.

3.15         International Trade Laws.

(a)            The Company and each other Company Entity is and has at all times since January 1, 2017 been in compliance with (i) all U.S. import and export Laws, including those Laws under the authority of the U.S. Departments of Commerce (Bureau of Industry and Security (“BIS”) and International Trade Administration) codified at 15 C.F.R. Parts 30-199, 300-499, 700-799, and 800-899; Homeland Security (Customs and Border Protection and Immigration and Customs Enforcement) codified at 19 C.F.R. Parts 1-199; State (Directorate of Defense Trade Controls (“DDTC”)) codified at 22 C.F.R. Parts 103, 120-130; the U.S. International Trade Commission codified at 19 C.F.R. Parts 300-399, (ii) sanctions programs administered by Treasury (Office of Foreign Assets Control (“OFAC”)), including the International Emergency Economic Powers Act, the Trading with the Enemies Act, and programs implemented by Executive Order or statute or codified at 31 C.F.R. Parts 500-599; State (Office of Sanctions Policy and Implementation (“SPI”)); and the United Nations, (iii) antiboycott Laws administered by the U.S. Department of Commerce (Office of Antiboycott Compliance) codified at 15 C.F.R. Part 760; and the U.S. Department of the Treasury (IRS) codified at 26 U.S.C. § 999, and (iv) all comparable applicable Laws administered by Governmental Authorities outside the United States (collectively, “Export Control Laws”).

(b)            Without limiting the foregoing: (i) the Company and each other Company Entity has obtained all export licenses and other approvals required for its exports, reexports, transfers, and retransfers of products, software, services and technologies required by any Export Control Law and all such approvals and licenses are in full force and effect, (ii) the Company and each other Company Entity is in compliance with the terms of such applicable export licenses or other approvals, and (iii) there are no pending proceedings threatened in writing against the Company or any other Company Entity with respect to such export licenses or other approvals.

(c)            Neither the Company nor any other Company Entity has directly or indirectly engaged in any transaction or dealing with any country or territory subject to sanctions administered by OFAC or SPI, nor with any Person on the OFAC list of Specially Designated Nationals and Blocked Persons or other restricted parties lists maintained by OFAC or SPI, or any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons on such lists, or the BIS Denied Persons List, Entity List or “Unverified List,” or the DDTC Statutory Debarment List. The Company and each other Company Entity has established commercially reasonable internal controls and procedures intended to ensure compliance with all applicable Export Control Laws. Schedule 3.15(c) sets forth a true and complete list of each export, reexport, transfer, or retransfer license and pending license applications, and a complete list of the Export Control Classification Numbers for the Company’s products and the basis for such classifications.

(d)            Neither the Company nor any other Company Entity engages in the business of manufacturing or exporting defense articles, temporarily importing defense articles, or furnishing defense services governed by the ITAR and, therefore, neither the Company nor any other Company Entity holds an ITAR registration pursuant to 22 C.F.R. Part 122.

3.16          Government Contracts and Bids.

(a)            Schedule 3.16(a) lists all: (i) Government Contracts the period of performance of which has not yet expired or terminated or for which final payment has not yet been received (the “Current Government Contracts”); (ii) quotations, bids and proposals for awards of new Government Contracts made by the Company or any Company Entity for which award has not yet been made (the “Government Contract Bids”); and (iii) Government Contracts pursuant to which the Company or any Company Entity is currently or is reasonably likely to experience cost, schedule, technical or quality problems that would reasonably be likely to result in claims against the Company or any Company Entity (or their respective successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor. The Company and each Company Entity has delivered to the Buyer true and complete copies of all Current Government Contracts and of all Government Contract Bids, including any and all amendments and other modifications thereto, and has provided the Buyer with access to true and correct copies of all documentation related thereto.

(b)            Each Current Government Contract was legally awarded, is binding on the parties thereto, and is in full force and effect. Except as set forth in Schedule 3.16(b), the Current Government Contracts are not currently the subject of bid or award protest proceedings, and, to the Knowledge of any Seller Party, no Current Government Contract is reasonably likely to become the subject of bid or award protest proceedings, and no Person has notified the Company or any Company Entity that any Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract intends to cancel or reduce the value of any Current Government Contract or to seek the Company’s or any Company Entity’s agreement to lower rates under any Government Contract or Government Contract Bid.

(c)            The Company and each Company Entity has complied with all terms and conditions of each Government Contract and Government Contract Bid, and has performed all obligations thereunder. The Company and each Company Entity has complied with all statutory and regulatory requirements applicable to each Government Contract and Government Contract Bid. The representations, certifications and warranties related to each Government Contract and Government Contract Bid were accurate as of their effective date and remain accurate, and the Company and each Company Entity has complied with all such representations, certifications and warranties. Except as set forth on Schedule 3.16(c), neither the Company nor any Company Entity has received any past performance evaluation or rating with less than a “satisfactory” rating for any performance element that could reasonably be expected to adversely affect the evaluation of the Company’s or any Company Entity’s bids or proposals for future Government Contracts.

(d)            With respect to the Current Government Contracts, no Governmental Authority, prime contractor, or higher-tier subcontractor under a Government Contract, nor any other Person, has notified in writing or, to the Knowledge of any Seller Party notified orally, that the Company or any Company Entity of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification.

(e)            Schedule 3.16(e) sets forth a list of each Government Contract that was awarded, and each Government Contract Bid that was submitted, pursuant to a procurement or solicitation that was restricted to contractors having small business status, small disadvantaged business status, protégé status or any other preferential status. Each representation and/or certification made by the Company or any Company Entity or incorporated into any Government Contract or Government Contract Bid that pertains to any size status or other preferential status was current and accurate as of its effective date. The Company and each Company Entity has complied with all Laws that require the Company or such Company Entity to provide notice or acknowledgement of any change in size status or preferential status.

(f)            The execution, delivery or performance of this Agreement will not require a termination of any Government Contract due to loss of size status or other preferential status.

(g)            Neither the Company nor any Company Entity has taken any action nor is party to any litigation that could reasonably be expected to give rise to: (i) Liability under the False Claims Act, (ii) a claim for price adjustment under the Truthful Cost or Pricing Data Act or FAR Part 31 cost principles, (iii) any other request for a reduction or cost adjustment in the price of any Government Contracts. There exists no basis for a claim of any Liability of the Company or any Company Entity by any Governmental Authority due to defective cost or pricing data, or other than certified cost or pricing data. Neither the Company nor any Company Entity is aware of any allegation, act, or omission arising under, or relating to any potential Liability under (i), (ii) or (iii) above, and neither the Company nor any Company Entity has conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Governmental Authority.

(h)            Except as set forth in Schedule 3.16(h), neither the Company nor any Company Entity has received any written or, to the Knowledge of any Seller Party oral, show cause, cure, deficiency, default, termination or similar notice relating to any Government Contract. No termination for default or convenience, cure notice or show cause notice has been issued or threatened, in writing or orally, with respect to any Government Contract or Government Contract Bid, and no event, condition or omission has occurred or exists that would constitute grounds for such action. No past performance evaluation received by the Company or any Company Entity with respect to any such Government Contract has set forth a default or other failure to perform thereunder or termination or default thereof. There has not been any material withholding or setoff related to any Government Contract. All invoices and claims (including, without limitation, requests for progress payments and provisional costs payments) submitted under each Government Contract were current, accurate and complete in all respects.

(i)             Neither the Company nor any Company Entity has received any written or, to the Knowledge of any Seller Party oral, notice of any outstanding claims or contract disputes relating to any Government Contract or Government Contract Bid. To the Knowledge of any Seller Party, no facts or circumstances exist that would reasonably be expected to result in any Governmental Authority providing any such notice in the future.

(j)             None of the Company, the Company Entities, the Company’s other Affiliates, the Members, their respective Principals (as defined at FAR 2.101), or to the Knowledge of any Seller Party, or any managers, employees, or agents have been debarred, suspended or proposed for suspension or debarment, declared nonresponsible or ineligible or otherwise excluded from participation in the award of any Government Contract. No written or oral, notice that debarment, suspension or exclusion proceeding has been initiated against the Company, any Affiliate of the Company, any Company Entity, any Member, their respective Principals, or to the Knowledge of any Seller Party, any managers, employees, or agents in connection with the performance of their duties for or on behalf of the Company, any Affiliate of the Company or any Company Entity. No circumstances exist that would warrant or give rise to the institution of suspension or debarment proceedings against the Company, any Affiliate of the Company, any Company Entity, any Member or, to the Knowledge of any Seller Party, any of their respective Principals or, to the Knowledge of any Seller Party, any manager, employee, or agent.

(k)            No negative determination of responsibility has been made or issued against the Company or any Company Entity with respect to any Government Contract or Government Bid.

(l)             Except for any audit, inspection, investigation or examination in the Ordinary Course of Business and not with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Contract Bid: (i) neither the Company nor any Company Entity has undergone or is currently undergoing any audit, review, inspection, investigation, survey or examination of records relating to any Government Contracts; (ii) neither the Company nor any Company Entity has conducted any internal investigation or audit in connection with which the Company or any Company Entity has used any legal counsel, auditor, accountant or investigator; (iii) neither the Company nor any Company Entity has received written notice of, and neither the Company nor any Company Entity has undergone, any investigation or review relating to any Government Contract; (iv) no such audit, review, inspection, investigation, survey or examination of records is threatened or pending; (v) neither the Company nor any Company Entity has received any official notice that it is or was being specifically audited or investigated by any Governmental Authority; and (vi) neither the Company nor any Company Entity has received any written notice or otherwise become aware that any audit, review, inspection, investigation, survey or examination of records has revealed any fact, occurrence or practice that could reasonably be expected to adversely affect the Company or any Company Entity.

(m)            Except as set forth on Schedule 3.16(m), neither the Company nor any Company Entity performs activities under Current Government Contracts, and neither the Company nor any Company Entity has other relationships with any other Person, that, under the terms of the Company’s Current Government Contracts, could result in an “organizational conflict of interest” for the Company or any Company Entity as defined in Subpart 9.5 of the Federal Acquisition Regulation and agency supplements thereto.

(n)            Neither the Company, nor any Company Entity, nor any other Company Affiliates, nor any of their Principals or agents, has been subject to, been charged with, or received notice of any criminal indictment, lawsuit, subpoena, civil investigative demand, discovery request, administrative proceeding, voluntary disclosure, claim, dispute, mediation or arbitration concerning any material violation of any requirement or Law pertaining to a Government Contract or Government Contract Bid.

(o)            Except as set forth in Schedule 3.16(o), no Government Contract has incurred or currently projects losses or cost overruns, nor will any Government Contract Bid or other bid, offer or proposal, if accepted or entered into, obligate the Company or any Company Entity to process, manufacture or deliver products or perform services that could reasonably be expected to incur, or currently project, losses. No payment has been made by the Company or any Company Entity or by a Person acting on the Company’s or any Company Entity’s behalf to any Person (other than to any bona fide employee or agent of the Company or such Company Entity, as defined in subpart 3.4 of the Federal Acquisition Regulation), which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any Law. Neither the Company nor any Company Entity is subject to any “forward pricing” regulations.

(p)            Neither the Company nor any Company Entity has assigned, conveyed or transferred, or agreed to assign, convey or transfer, any Current Government Contract or any associated receivable or revenue under any Current Government Contract, or Government Contract Bid (if awarded).

(q)            Except as set forth on Schedule 3.16(q), no personal property, equipment or fixtures are loaned, bailed or otherwise furnished to the Company or any Company Entity by or on behalf of any Governmental Authority.

(r)             Neither the Company, nor any Company Entity, nor any employee, officer or agent of the Company or any Company Entity has violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former government officials or employees.

(s)            The Company, each Company Entity and each of their respective employees, officers and agents, has complied in all material respects with all timekeeping/time recordation requirements applicable to each Government Contract, and, to the Knowledge of any Seller Party, no facts or circumstances exist that would reasonably be expected to result in an investigation by any Governmental Authority based upon the Company’s or such Company Entity’s failure to comply with such applicable timekeeping/time recordation requirements.

(t)             Except as set forth on Schedule 3.16(t), the Company and each Company Entity is in compliance with the FAR Ethics Rules. to the Knowledge of any Seller Party, there are no facts or circumstances that, with the passage of time or the giving of notice or both, would constitute a violation of the FAR Ethics Rules.

(u)            All personnel who performed or are currently performing under any Government Contract met or meet all express qualification requirements for the labor categories under which they have been charged, or are being charged. All personnel listed in any Government Contract Bid or other bid, offer, or proposal meet all applicable requirements set forth in the applicable solicitation. Neither the Company nor any Company Entity has replaced any personnel performing a Government Contract without obtaining all required approvals from the applicable Governmental Authority and any other party whose consent is required for replacement of personnel. The Company and each Company Entity has complied with all requirements of FAR 52.222-41 and FAR 52.222-43.

(v)            The Company and each Company Entity has all required data security, cybersecurity and physical security systems and procedures in place to meet (and the Company and each Company Entity complies with) all requirements contained in the applicable Government Contracts and by Law, including, but not limited to, VHA Handbook 1605.05, Business Associate Agreements, July 22,2014 (as the same may have been updated). Except as set forth on Schedule 3.16(v), neither the Company nor any Company Entity has experienced any breach of data security or cybersecurity, whether physical or electronic. Any data security, cybersecurity or physical security breaches related to any Government Contract has been reported to any applicable Governmental Authority or higher tier contractor as required.

(w)            The Company and each Company Entity is in compliance with the requirements of section 889(a)(1)(B) of the John S. McCain National Defense Authorization Act (NDAA) for Fiscal Year (FY) 2019, and any representations or certifications made or submitted by or on behalf of the Company or any Company Entity in connection with the Company’s or such Company Entity’s compliance with FAR 52.204-24, Representation Regarding Certain Telecommunications and Video Surveillance Services or Equipment and FAR 52.204-25, Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment, were true and accurate at the time of submission and the Company and each Company Entity has complied in all material aspects with such certifications.

(x)            The Company and each Company Entity has all necessary data security, cybersecurity and physical security systems and procedures in place to meet the requirements contained in the applicable Government Contracts and by Law. Except as set forth on Schedule 3.16(x), neither the Company nor any Company Entity has experienced any breach of data security or cybersecurity, whether physical or electronic. Any data security, cybersecurity or physical security breaches related to any Government Contract has been reported to any applicable Governmental Authority or higher tier contractor as required. The Company and each Company Entity is in compliance with the requirements of all FAR and FAR Supplement requirements regarding cybersecurity and safeguarding information, including those pertaining to the Cybersecurity Maturity Model Certification (CMMC) framework and NIST SP 800-171 DoD Assessment Requirements to the extent applicable under the Current Government Contracts. All facts set forth in or acknowledged by, and any representations or certifications made or submitted by or on behalf of the Company and each Company Entity in connection with the Company’s and each Company Entity’s compliance with FAR and FAR supplements requirements, were true and accurate at the time of submission.

(y)            The Company and each Company Entity is in compliance in all material respects with all national security obligations, including (to the extent applicable) those specified in the NISPOM and related security regulations. Neither the Defense Counterintelligence and Security Agency of the U.S. Department of Defense (formerly known as Defense Security Service) under the NISPOM nor any other Governmental Authority has, within the last three (3) years, issued to the Company or any Company Entity any adverse findings or determinations in writing relating to the Company’s or any Company Entity’s handling of classified or Controlled Unclassified Information (as defined in Executive Order 13556). To the Knowledge of any Seller Party, there is no existing information, fact, condition or circumstance that would reasonably be expected to cause the Company or any Company Entity to lose any facility security clearance.

(z)             Schedule 3.16(z) sets forth, to the extent permitted by applicable Law, a true and complete list of (i) all facility security clearances (“FCLs”) held by the Company and each Company Entity and (ii) all personnel security clearances held by the Company’s and the Company Entities’ employees, to the extent such clearances are required in connection with any Current Government Contract. The FCLs set forth on Schedule 3.16(z) are valid and in full force and effect and constitute all FCLs necessary for the performance of the Current Government Contracts.

(aa)           Schedule 3.16(aa) sets forth, for each Government Contract having backlog as of February 28, 2021 the dollar amounts of Funded Backlog and Unfunded Backlog thereunder as of such date (calculated by the Company or a Company Subsidiary, as applicable, consistent with past practice and the terms of the applicable Government Contract) and the name of the customer. For purposes of this Agreement, “Funded Backlog” means the total amount of funding allotted or assigned to a Government Contract minus total amount of revenue recognized by the Company or a Company Subsidiary from inception through the reported month allocable to such Government Contract, and the term “Unfunded Backlog” means the greater of awarded value or proposed value for all unfunded periods of a Government Contract, minus the sum of the Funded Backlog and the total amount of revenue recognized by the Company or a Company Subsidiary from inception through the reported month allocable to such Government Contract.

3.17         Material Contracts.

(a)            Schedule 3.17(a) sets forth an accurate and complete list of each of the following Contracts (but, solely for purposes of listing such Contracts on Schedule 3.17(a), excluding (1) Benefit Plans which are listed on Schedule 3.9(a), (2) Real Property Leases which are listed on Schedule 3.12(a), (3) insurance policies which are listed on Schedule 3.19, (4) IP Licenses which are listed on Schedule 3.20(d), and (5) all Contracts which are non-disclosure agreements with third parties, in each case that (y) do not contain restrictive covenants other than confidentiality obligations and (z) are on the Company’s or any Company Subsidiary’s standard form of such agreements or were entered into in the Ordinary Course of Business) (collectively, the “Material Contracts”) of the Company and the Company Subsidiaries in effect as of the date of this Agreement to which the Company or any Company Subsidiary is a party or pursuant to which its assets are bound (provided that for the purpose of this Section 3.17, the term Contract shall not include Government Contracts or Government Contract Bids which are listed on Schedule 3.16(a) or are not required to be scheduled on Schedule 3.16(a)):

(i)            any Contract or group of related Contracts which involve payments to or from the Company or any Company Subsidiary of more than $75,000 in the past twelve (12) month period;

(ii)           any written Contract presently in effect between the Company or any Company Subsidiary with any of their respective current officers, directors, or Company Employees or any current individual independent contractors or current individual consultants, but, solely for purposes of listing any such Contracts on Schedule 3.17(a)(ii), excluding all Contracts which are confidentiality, non-competition, non-solicitation, non-disclosure, or intellectual property assignment agreements with employees or offer letters of the Company or any Company Subsidiary, in each case that (x) are on the Company’s standard form of such agreements, (y) have been made available to the Buyer and (z) were entered into in the Ordinary Course of Business;

(iii)          any Contract presently in effect for the license of any patent, copyright, trade secret or other proprietary information agreements, excluding the COTS Software;

(iv)          any partnership, joint venture, profit-sharing, or similar agreement;

(v)           all Contracts related to any acquisition of a material portion of the property, or any portion of the equity of, another Person or of a division of another Person (other than acquisitions of property in the Ordinary Course of Business);

(vi)          any Contract for Indebtedness for Borrowed Money, including, without limitation, any performance bond, and any agreement to loan money to any Person, in each case involving more than $100,000;

(vii)         any Contract involving restrictions materially limiting (i) the Company or any Company Subsidiary’s ability to conduct or engage in any business with respect to the geographical area of operations or scope or type of business of the Company or any Company Subsidiary or (ii) the Company’s or any Company Subsidiary’s right to hire or solicit any Person as an employee, consultant or independent contractor, other than Contracts which are non-disclosure agreements with third parties or teaming agreements or subcontracts which are entered into in the Ordinary Course of Business and which were made available to the Buyer;

(viii)        any Contract obligating the Company or any Company Subsidiary to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party;

(ix)          any Contract that involves the sale, issuance or repurchase of any membership interests or securities of the Company, any Company Subsidiary or the securities of any other Person, or that involves the sale of any portion of the Company’s or any Company Subsidiary’s material assets, other than in the Ordinary Course of Business;

(x)            all Contracts with any temporary employment agency, leasing agency, labor contractor or professional employer organization;

(xi)           all collective bargaining agreements and other Contracts with any labor organization or union; and

(xii)          all settlement, conciliation or other similar agreements with (i) any Governmental Authority or (ii) any other Person pursuant to which the Company or any Company Subsidiary is obligated to pay consideration in excess of $50,000 after the date of this Agreement or is otherwise required to satisfy any material non-monetary obligations that restrict the Company or any Company Subsidiaries or obligate the Company or any Company Subsidiary to take any actions after the Closing (excluding confidentiality obligations).

(b)            The Company and each Company Subsidiary has provided the Buyer with a true, correct and complete copy of each such Material Contract. To the Knowledge of any Seller Party, no Material Contract has been materially breached or cancelled by the other party. The Company and each Company Subsidiary is not in material default under or in material breach of any Material Contract, and no event has occurred which with the passage of time or the giving of notice or both would: (i) result in a material default or breach under any Material Contract; (ii) give any Person the right to declare a default or exercise any material remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel, terminate or materially modify any Material Contract. Neither the Company nor any Company Subsidiary has waived any of its material rights under any Material Contract and has no present expectation or intention of not fully performing any material obligation pursuant to any Contract. Assuming due authorization, execution and delivery thereof by the other party or parties thereto, each Material Contract is (x) a legal, valid and binding obligation of the Company or the Company Subsidiary that is a party thereto and, to the Knowledge of any Seller Party, each other party or parties thereto, and (y) enforceable and in full force and effect in accordance with its terms, except, in each case, to the extent that such enforcement may be subject to Equitable Principles. No Contract obligates the Company or any Company Subsidiary to process, manufacture or deliver products or perform services that are reasonably expected to result in a loss to the Company or any Company Subsidiary upon completion of performance. Schedule 3.17(a) contains an accurate summary of any oral Material Contracts.

(c)            Other than in the Ordinary Course of Business or as set forth on Schedule 3.17(c), neither the Company nor any Company Subsidiary is currently renegotiating any amount paid or payable to the Company or any Company Subsidiary under any Material Contract or any other material term or provision of any Material Contract.

3.18         Environmental and Safety Matters. The Company and each Company Subsidiary has conducted its business at all times since January 1, 2016, in compliance in all material respects with all applicable Environmental Laws. To the Knowledge of any Seller Party, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary contain any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws. No Seller Party has received any written or, to the Knowledge of any Seller Party, oral notices, demand letters or requests for information from any Governmental Authority or other Person, which have not heretofore been resolved with such Governmental Authority or other Person, indicating that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law. There are no Proceedings pending or, to the Knowledge of any Seller Party, threatened against the Company or any Company Subsidiary relating to any violation, or alleged violation, of any Environmental Law. No reports have been filed, or are required to be filed, by the Company or any Company Subsidiary concerning the Release of any Hazardous Substance or the threatened or actual violation of any Environmental Law that have not heretofore been resolved. No Hazardous Substance has been disposed of, Released or transported by the Company or any Company Subsidiary in violation of any applicable Environmental Law from any properties owned or operated, or formerly owned or operated, by the Company or any Company Subsidiary. To the Knowledge of any Seller Party, no remediation or investigation of Hazardous Substances is occurring at any property owned or operated by the Company or any Company Subsidiary.

3.19          Insurance. Schedule 3.19 lists each insurance policy maintained by or on behalf of the Company and each Company Subsidiary, other than policies for Benefit Plans included in Section 3.9, and any outstanding claims made thereunder. The Company and each Company Subsidiary has provided copies to the Buyer of all such insurance policies. All such insurance policies are in full force and effect, and none of the Company or any Company Subsidiary has ever been, in material default with respect to its obligations under any such insurance policies. Neither the Company nor any Company Subsidiary has ever been denied insurance coverage. The insurance coverage of the Company and each Company Subsidiary provides coverage in all material respects as may be required by applicable Laws and any Contracts to which the Company is a party. The Company and each Company Subsidiary is current in all of its premiums for its insurance policies. No Seller Party has received any written, or to the Knowledge of any Seller Party, oral notice regarding any actual (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Neither the Company nor any Company Subsidiary has any self-insurance or co-insurance programs. To the Knowledge of any Seller Party, there exists no condition, situation or circumstance which, with or without notice or lapse of time, or both, would reasonably be expected to give rise to or serve as a basis for any claim against the Company or any Company Subsidiary under any policy listed on Schedule 3.19.

3.20          Intellectual Property.

(a)            Schedule 3.20(a) sets forth a complete and accurate list of all Company Registered Intellectual Property and material unregistered Trademarks used by the Company in the conduct of its business.

(b)            Except as set forth on Schedule 3.20(b), the Company is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Encumbrances. Neither Company nor any Company Subsidiary has (i) transferred or agreed to transfer or granted a right to transfer ownership (or joint or part ownership) of any Company Owned Intellectual Property to any Person, (ii) granted or agreed to grant to any Person any exclusive license of or exclusive right to use, or authorized the retention by any Person of any exclusive rights to use or joint ownership of, any of the Company Owned Intellectual Property; or (iii) permitted its rights in the Company Owned Intellectual Property to lapse or enter the public domain. The Company Intellectual Property constitutes all Intellectual Property necessary (i) to perform the Company Services in the manner currently conducted, and (ii) otherwise to conduct the business of the Company and each Company Subsidiary in the manner currently conducted.

(c)            Except as set forth on Schedule 3.20(c), neither the Company nor any Company Subsidiary are a party to any Proceeding, nor is any Proceeding, to the Knowledge of any Seller Party, threatened, against the Company or any Company Subsidiary, which involves a claim of infringement, dilution, unauthorized use, violation or misappropriation of any Intellectual Property, or challenging the Company or any Company Subsidiary’s right to Exploit any Company Intellectual Property. The operation of the business of the Company and each Company Subsidiary as it is currently conducted does not, and will not when operated substantially in the same manner following the Closing, infringe, dilute, violate or misappropriate any Intellectual Property rights of any Person or constitute unfair competition or trade practices. Neither the Company nor any Company Subsidiary has received notice from any Person claiming that the operation of the business of the Company as it is currently conducted infringes, dilutes, violates or misappropriates any Intellectual Property rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does any Seller Party have Knowledge of any basis therefor). Except as set forth on Schedule 3.20(c), there are no judgments, orders or decrees to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound that involve indemnification by the Company or any Company Subsidiary with respect to infringement or misappropriation of Intellectual Property rights by the operation of the business. To the Knowledge of any Seller Party, no third party is infringing upon, diluting, violating or misappropriating, or has infringed upon, diluted, violated or misappropriated, any Company Intellectual Property.

(d)            Schedule 3.20(d) identifies: (i) each Contract pursuant to which the Company or any Company Subsidiary receives a right or license to access or otherwise Exploit any Intellectual Property from any third party (other than licenses for COTS Software); and (ii) each Contract pursuant to which the Company or any Company Subsidiary grants or granted rights or licenses to or otherwise makes or made available to Exploit any Company Intellectual Property to any other Person (except for non-exclusive licenses granted to Company customers in the Ordinary Course of Business) or pursuant to which the Company assigned or transferred any Intellectual Property (collectively “IP Licenses”). No proceeding is pending or, to the Knowledge of any Seller Party, is being or has been threatened in writing, nor has any claim or demand been made in writing, which challenges the legality, validity or enforceability of any Company Contracts related to third party Intellectual Property rights. Neither the Company nor any Company Subsidiary is a party to any oral Contract or understanding that, if reduced to written form, would be required to be listed in Schedule 3.20(d) under the terms of this Section 3.20(d). Except as specifically set forth on Schedule 3.20(d), no third party Intellectual Property is required for the Company or any Company Subsidiary to perform the Company Services in the manner performed and as it is contemplated to be performed.

(e)            Schedule 3.20(e)(i) identifies each item of Open Source Software included, contained or otherwise utilized by any Software that is owned or purported to be owned by the Company or any Company Subsidiary. Except as set forth in Schedule 3.20(e)(ii), no Open Source Software was or is used in, incorporated into, integrated or bundled with any Software that is owned or purported to be owned by the Company in a manner that would (i) require the Company or any Company Subsidiary to grant a license under or refrain from asserting or enforcing any of its patent rights; (ii) require any proprietary portion of such Software to be (A) disclosed, licensed or distributed in source code form and to allow any other Person to make derivative works, (B) licensed for the purpose of making derivative works or (C) be redistributable at no charge or limiting the receipt of consideration in connection with licensing or otherwise; or (iii) decompiled, disassembled or otherwise reverse-engineered. The list of Open Source Software in Schedule 3.20(e)(i) and Schedule 3.20(e)(ii) identifies the applicable license for each such item of Open Source Software. The Company and each Company Subsidiary is in compliance in all material respects with the terms of all licenses applicable to the Open Source Software identified (or which should have been identified) in Schedule 3.20(e)(i).

(f)            The Company and each Company Subsidiary has taken all commercially reasonable necessary measures to protect, enforce and preserve its trade secrets and otherwise safeguard and maintain the confidential and proprietary nature of all confidential information and Personal Information (including, without limitation, all trade secrets, ideas, formulas, algorithms and compositions) used by or on the Company or a Company Subsidiary’s behalf in the conduct of its business. The Company and each Company Subsidiary (as applicable) has complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. The Company and each Company Subsidiary has implemented and maintains a written information security plan that implements and monitors commercially reasonable administrative, technical and physical safeguards designed to protect Personal Information and confidential information in Company’s or a Company Subsidiary’s possession or control from unauthorized access, disclosure, acquisition, destruction, loss, alteration or other misuse. All officers, employees, independent contractors, and consultants of the Company and each Company Subsidiary who have had access to trade secrets, Personal Information, or confidential information of the Company or any Company Subsidiary have executed and delivered to the Company and such Company Subsidiary valid, binding and enforceable agreements pursuant to which such persons are obligated to maintain the confidentiality of such trade secrets, Personal Information and confidential information. No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of any Seller Party, threatened against the Company or any Company Subsidiary. Except as set forth on Schedule 3.20(f), there has been no: (i) unauthorized use or disclosure of any third party proprietary or confidential information or any Personal Information that was or is in the possession, custody or control of the Company or any Company Subsidiary or their respective contractors in their role as contractors for the Company or such Company Subsidiary, (ii) breach of the Company and any Company Subsidiary’s security procedures that resulted in an unauthorized disclosure of or access to confidential information or Personal Information or (iii) any privacy or security incident that could potentially constitute a breach under Privacy Laws and any other applicable law governing the breach notifications, including, without limitation, any incident involving ransomware or malware, or the loss or theft of any property.

(g)            All Company Owned Intellectual Property has been developed by employees, consultants or independent contractors of the Company or the Company Subsidiaries within the course and scope of their employment or services who have executed and delivered to the Company or such Company Subsidiary agreements that assign such person’s rights in such Company Intellectual Property to the Company or such Company Subsidiary. To the Knowledge of any Seller Party, no present or former officer, employee, consultant or independent contractor of the Company or any Company Subsidiary has claimed any right, title or interest in or to any Company Intellectual Property.

(h)            Schedule 3.20(h) sets forth all Company Social Media Accounts and Internet domain names and universal resource locators (URLs) (“Domain Names”) related to the business of the Company. The Company is the sole registrant of all Domain Names, and all registrations of Domain Names are in good standing and registered until the dates set forth on Schedule 3.20(h). No action has been threatened or is pending to challenge rights to, suspend, cancel or disable any Domain Name or Company Social Media Account, registration therefor or the right of the Company to use a Domain Name or Company Social Media Account. The Company is the owner of or has sufficient rights to display, all content, data, code and other information displayed, used or made available on the website associated with each Domain Names (collectively, the “Content”), and no consent license or approval from any third party is required in connection with the sale or transfer of the ownership of the Domain Names.

(i)            Neither the Company nor any Company Subsidiary is a member of or a party to any patent pool, industry standards body, trade association or other organization under the rules of which it is obligated to license any existing or future Company Intellectual Property to any Person or to refrain from enforcing any rights in such Company Intellectual Property.

(j)             The Company and each Company Subsidiary (as applicable) has (i) taken commercially reasonable steps to protect Internal Systems, including Internal Systems that are not in the Company’s or a Company Subsidiary’s direct possession or control by requiring industry standard contractual provisions in its third party Contracts to protect such Internal Systems and (ii) industry standard disaster recovery and security plans, procedures and facilities for the continued operations of the Company and each Company Subsidiary. The Company Owned Intellectual Property and to the Knowledge of any Seller Party, the Company Licensed Intellectual Property does not contain any disabling device, virus, worm, back door, cancel bot, remote control, “time bomb,” “lock,” “drop-dead device” spyware, keyboard logger, Trojan horse or other disruptive or malicious code that may be or is intended to impair the intended performance of or otherwise permit unauthorized access to, hamper, delete or damage such product or service of any computer system, Software, network or data. Except as set forth on Schedule 3.20(j), there have been no unauthorized intrusions or breaches of the security of the Internal Systems or of confidential, personal or proprietary information of the Company, any Company Subsidiary or any of their respective employees, contractors, customers or suppliers maintained by or on behalf of the Company or any Company Subsidiary. The Company and each Company Subsidiary has complied in all material respects with all applicable contractual requirements and Laws pertaining to information privacy and security. The Company Products and Internal Systems are free from material bugs, errors, omissions, issues and defects in design, workmanship and materials and conform in all material respects to the written documentation and specifications therefor. None of the Internal Systems nor any Company Product contains any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair or prevent its intended performance or otherwise permit unauthorized access to, delete or damage any computer system, Software, network or data. The Internal Systems are reasonably sufficient for the immediate and presently-anticipated needs of the business as currently conducted, including as to capacity, scalability, and ability to process current peak volumes in a timely manner and any remote work arrangements implemented in response to or as a result of the COVID-19 pandemic and restrictions imposed by any applicable Governmental Authority in response to such pandemic. There has been no material failure, breakdown, performance reduction or other adverse event affecting any of the Internal Systems that has caused or would reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Internal Systems or the conduct of the business of the Company or any Company Subsidiary as currently conducted, (ii) loss or destruction of or damage or harm to the business of the Company or any Company Subsidiary as currently conducted, or any personnel, property, or other assets or (iii) material liability to the business of the Company or any Company Subsidiary as currently conducted. With respect to Internal Systems that are not in the Company’s or any Company Subsidiary’s direct possession or control, the Company or such Company Subsidiary requires contractual provisions in its third-party contractual obligations to protect such Internal Systems that meet: (a) applicable contractual or legal requirements, or (b) in the absence of (a), industry standards.

(k)            No funding, facilities or resources of a Governmental Authority, university, college, other educational institution or research center, or funding from third parties was used in the development of any Company Intellectual Property or Company Products, and no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property or Company Products. No current or former employee, consultant or independent contractor of the Company or any Company Subsidiary who was involved in, or who contributed to, the creation or development of any material element of any Company Product or any Company Intellectual Property has performed services for a Governmental Authority, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or such Company Subsidiary.

(l)             Except as set forth on Schedule 3.20(l), no Governmental Authority has intellectual property rights in any Company Owned Intellectual Property. Except as set forth on Schedule 3.20(l), no subcontract issued by a prime contractor or subcontractor under a Government Contract provides rights in any of the Company Owned Intellectual Property.

(m)            Except as set forth on Schedule 3.20(m), the Company and each Company Subsidiary has marked Government Contract Bid documents with notices and proprietary markings, prior to, or at the time of, submission to a Governmental Authority if the documents include the Company’s or any Company Subsidiary’s trade secrets that are material to the Company or such Company Subsidiary and that are entitled to such notices and markings.

(n)            Except as set forth on Schedule 3.20(n), the Company and each Company Subsidiary has, in all material respects, complied with each contractual obligation to timely disclose to the applicable Governmental Authority, timely file applications, and retain title to all subject inventions (as defined in applicable Governmental Authority regulations) when the subject invention is first conceived or reduced to practice under a Government Contract. The Company and each Company Subsidiary has, in all material respects, complied with obligations in a Government Contract to file reports for such subject inventions as required by applicable Law. All such patents, patent applications and invention disclosures which are based upon subject inventions that are material to the Company or any Company Subsidiary are identified in Schedule 3.20(n).

(o)            Regardless of whether the Company Intellectual Property was delivered to a Governmental Authority, the Company and each Company Subsidiary has accounting systems capable of segregating underlying costs of development of Company Intellectual Property (i) developed with funding received from any Governmental Authority, (ii) developed exclusively at private expense, or (iii) developed with mixed funding.

(p)            Neither the Company nor any Company Subsidiary has received any written requests for information regarding, challenges to, or claims pertaining to, the Company’s or such Company Subsidiary’s asserted restrictions on the use or disclosure of any Company Owned Intellectual Property by any Governmental Authority.

3.21         Personal Information. The Company and each Company Subsidiary has complied in all material respects with all applicable Laws (including Privacy Laws), contractual and fiduciary obligations, and the Company’s or such Company Subsidiary’s privacy policies relating to (a) the privacy of users of the Company Sites and Company Products and (b) the collection, storage, use, transfer and any other processing of any Personal Information collected, retained or used by the Company or any Company Subsidiary in any manner or maintained by third Persons (including Cloud Services providers) having authorized access to such information. The execution, delivery, and performance by the Company of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby comply in all material respects with all Laws relating to privacy and the Company’s and the Company Subsidiary’s privacy policies. Each such privacy policy and all materials distributed or marketed by the Company or any Company Subsidiary have at all times made all disclosures to users or customers required by Law, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any Law in any material respect. The Company and each Company Subsidiary has at all times taken commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that all Personal Information held or controlled by the Company and any Company Subsidiary is protected against loss and against unauthorized access, use, modification, disclosure or misuse. Except as set forth on Schedule 3.21, there has been no unauthorized access to, disclosure or acquisition of, destruction, loss, theft, alteration, sale or misuse of any such Personal Information. Except as set forth on Schedule 3.21, neither the Company nor any Company Subsidiary has experienced an information security breach that would require notification to any Person or Governmental Authority under any Privacy Law or data security Law.

3.22          Related Party Transactions. No Company Entity has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director, manager or officer (or equivalent thereof) of any Company Entity, or to or for any Member. Except as set forth on Schedule 3.22, no officer or director of any Company Entity or any of their respective Affiliates, nor any Member, has received in the last three (3) years, nor is entitled to receive, any material compensation from any Person that has engaged in or is engaging in any material transaction with any Company Entity or any of their respective Affiliates. Except as set forth on Schedule 3.22, no Company Entity is a party to any Contract or other commitment or transaction with any Related Party, nor do any Related Parties (a) own any of the assets or property used by any Company Entity or (b) have any legal or beneficial interest in any Person with which any Company Entity is or has in the last three (3) years been party to a Contract. Except as set forth on Schedule 3.22, there are no outstanding contracts, transactions, claims, accounts payable or receivable, indebtedness, or other business arrangements or Liabilities, between any Company Entity or any of their respective Affiliates, on the one hand, and any Member or any Related Parties, on the other hand, and all such Liabilities have been repaid in full. To the Knowledge of any Seller Party, none of any directors, managers, officers or senior executives nor any of their respective Affiliates, has any material interest in any material property used by any Company Entity, their respective Affiliates or in any provider of products or services to any Company Entity. Any such arrangement with a Related Party set forth on Schedule 3.22 is referred to herein as a “Related Party Arrangement”. The terms and conditions of any such Related Party Arrangement are no less favorable to such Company Entity or its Affiliates than would reasonably have been obtained from an unrelated third party and such Related Party Arrangement was negotiated and entered into on an arms-length, commercially reasonable basis. Since December 31, 2020, there has been no change in any Related Party Arrangements. No Member nor any other Related Party conducts any of the Company Entities’, or any of their respective Affiliates’ business, directly or indirectly, other than through the Company’s ownership of the Company Subsidiaries and the Company Joint Ventures, the Members’ direct ownership of the Company, or in any Member’s capacity as an officer, director or employee of the Company.

3.23         Customers and Suppliers. Schedule 3.23 lists, by dollar volume paid for the years ended on December 31, 2020 and December 31, 2019, the ten (10) largest customers and the ten (10) largest suppliers of goods or services of the Company and the Company Subsidiaries. In the last twelve (12) months, no such customer or supplier of the Company or any Company Subsidiary has terminated, or to the Knowledge of any Seller Party, threatened to terminate its business relationship with the Company or any Company Subsidiary or has materially altered, limited or otherwise adversely changed (including any material reduction in the rate or amount of sales or purchases or increase in the prices charged or paid, as the case may be) the terms and conditions for, the purchase of goods or services to or from the Company or any Company Subsidiary, or, to the Knowledge of any Seller Party, threatened to do so.

3.24          Bank Accounts; Powers of Attorney. Schedule 3.24 sets forth a true, correct and complete list of the names and locations of all banks and other financial institutions at which the Company and each Company Subsidiary maintains an account or safe deposit box, the names of all Persons authorized to access such accounts or deposit boxes and the names of all Persons holding powers of attorney or other similar authorizations from the Company and each Company Subsidiary.

3.25          Brokers. Except as set forth on Schedule 3.25, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Buyer, the Company, any Company Subsidiary or any Member or any of their respective Affiliates for any commission, fee or other similar compensation payable as a finder or broker because of any act or omission by the Company or any Company Subsidiary.

3.26         Company Joint Ventures.

(a)            Schedule 3.26(a) sets forth a list, as of the date hereof, of any partnership, joint venture or similar arrangement (other than the Company Subsidiaries) in which the Company owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity or voting interest (collectively, the “Company Joint Ventures”), along with the percentage ownership of each Company Joint Venture held by the Company and each other member of such Company Joint Venture. Except as set forth on Schedule 3.26(a), all equity securities owned by the Company in a Company Joint Venture (i) have been duly authorized and validly issued and are fully paid and (ii) are free of any restriction on the right to vote, sell or otherwise dispose of such equity securities and free of any Encumbrances. To the Knowledge of any Seller Party, there are no outstanding or authorized rights, warrants, options, subscription rights, convertible or exchangeable securities, calls or other agreements pursuant to which any of the Company Joint Ventures is or may become obligated to issue or sell any of its membership interests or other equity securities.

(b)            Each of the Company Joint Ventures is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and is qualified or registered to do business and in good standing in each jurisdiction where the nature of its activities makes such qualification or registration necessary, except where the failure to be so qualified or registered or to be in good standing would not have a Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole. To the Knowledge of any Seller Party, each of the Company Joint Ventures has full power and authority necessary to own and operate its properties, to conduct its business as now conducted and presently proposed to be conducted and to perform its obligations under the Contracts to which it is a party or by which it is bound. The copies of the certificate of formation or operating agreement (or equivalent governing documents) of each Company Joint Venture, which have been delivered to the Buyer, reflect all amendments made thereto at any time prior to the date of this Agreement and are true, correct and complete.

3.27         No Other Representations and Warranties. Except for the representations and warranties set forth in ARTICLE III and ARTICLE IV of this Agreement and any Seller Party Closing Certificate, neither the Company, the other Company Entities, the Seller Parties nor any other Person: (a) makes any representation or warranty, express or implied, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets of the Company, the other Company Entities or the Company Joint Ventures, or (b) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the other Company Entities, the Company Joint Ventures or the business of the Company, the other Company Entities or the Company Joint Ventures (including any representation or warranty of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of the Company, the other Company Entities or the Company Joint Ventures). Any and all statements or information communicated by the Company, any other Company Entity, any Seller Party or any other Person outside of this Agreement, including by way of the documents provided in response to Buyer’s due diligence requests and any management presentations provided, whether verbally or in writing, are deemed to have been superseded by this Agreement, it being agreed that no such prior or contemporaneous statements or communications outside of this Agreement shall survive the execution and delivery of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

As a material inducement to the Buyer to enter into this Agreement, and to consummate the transactions contemplated hereby, each Member, severally and not jointly, represents and warrants to the Buyer as of the date hereof and as of the Closing, as follows:

4.1           Authority for Agreement. Such Member has full power, authority and legal right and capacity to enter into and perform such Member’s obligations under this Agreement and each other document contemplated hereby to which such Member is or will be a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the other documents contemplated hereby to which such Member is a party will be, as of the Closing Date, duly executed and delivered by such Member and this Agreement constitutes, and such other documents will constitute (assuming due execution and delivery by the other parties hereto and thereto), legal, valid and binding obligations of such Member, enforceable against such Member in accordance with their respective terms, except to the extent that such enforcement may be subject to Equitable Principles.

4.2           No Violation to Result. Except as set forth on Schedule 4.2, the execution, delivery and performance by such Member of this Agreement and the other documents contemplated hereby and the consummation by such Member of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time or both): (a) violate, breach, conflict with, constitute a default under, accelerate or permit the acceleration of the performance required by (i) any Contract to which such Member is a party or by which such Member its respective assets are bound, or (ii) except for compliance with filings under the HSR Act, any Law or other legal requirement of any Governmental Authority applicable to such Member in any material respect; (b) except for compliance with filings under the HSR Act, give any Governmental Authority the right to challenge any of the transactions contemplated by this Agreement; or (c) result in the creation or imposition of any Encumbrance or restriction in favor of any Person upon any of the Membership Interests or any of the properties or assets of the Company. Other than as set forth on Schedule 4.2 and except for compliance with filings under the HSR Act, no notice to, filing with, or consent of, any Person is required by, and no “change of control” provision in any Contract is, or will be, triggered by, the authorization, approval, execution, delivery or performance by such Member of this Agreement and the other documents contemplated hereby or the consummation by such Member of the transactions contemplated hereby or thereby.

4.3           Ownership.

(a)           The Members are the sole holders of the Membership Interests, and such Member holds of record and beneficially the number of Common Units and the percentage of Membership Interests as are set forth opposite such Member’s name on Schedule 4.3, free and clear of any Encumbrance (other than restrictions imposed by federal and state securities Laws).

(b)            Except as set forth on Schedule 4.3, there are no proxies, voting rights, member agreements or other agreements or understandings, to which such Member is a party or by which such Member is bound, relating to the membership interests of the Company.

4.4           Brokers. Except as set forth on Schedule 3.25, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Buyer, the Company, any Company Subsidiary or such Member or any of their respective Affiliates for any commission, fee or other similar compensation payable as a finder or broker because of any act or omission by such Member.

4.5           No Other Representations and Warranties. Except for the representations and warranties set forth in this ARTICLE IV, ARTICLE III and any Seller Party Closing Certificate, none of the Members: (a) makes any representation or warranty, express or implied, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets of any Member or any of its Affiliates, or (b) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Members or the business of any Member or any of their Affiliates (including any representation or warranty of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of thereof). Any and all statements or information communicated by any Member, any Affiliate thereof or any other Person outside of this Agreement, including by way of the documents provided in response to Buyer’s due diligence requests and any presentations provided, whether verbally or in writing, are deemed to have been superseded by this Agreement, it being agreed that no such prior or contemporaneous statements or communications outside of this Agreement shall survive the execution and delivery of this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Members as of the date hereof and as of the Closing, as follows:

5.1            Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified or registered to do business and in good standing in each jurisdiction where the nature of its activities makes such qualification or registration necessary to consummate the transactions contemplated hereby, except where the failure to be so qualified or registered or to be in good standing would not have a Material Adverse Effect with respect to the Buyer and its Subsidiaries, taken as a whole.

5.2            Authority for Agreement. The Buyer has full corporate power and authority to enter into and perform its obligations under this Agreement and the other documents contemplated hereby to which the Buyer is or will be a party and to consummate the transactions contemplated hereby and thereby. The Buyer has authorized and approved the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. No other proceedings on the part of the Buyer are, or will be, necessary to approve and authorize the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the other documents contemplated hereby to which the Buyer is a party will be, as of the Closing Date, duly executed and delivered by the Buyer and this Agreement constitutes, and such other documents will constitute (assuming due execution and delivery by the other parties hereto and thereto), legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent that such enforcement may be subject to Equitable Principles.

5.3            No Violation to Result. The execution, delivery and performance by the Buyer of this Agreement and the other documents contemplated hereby and the consummation by the Buyer of the transactions contemplated hereby and thereby, do not and will not, directly or indirectly (with or without notice or lapse of time, or both) violate, breach, conflict with, constitute a default under or accelerate or permit the acceleration of the performance required by (a) any of the terms of the certificate of incorporation or bylaws of the Buyer or any resolution adopted by the board of directors of the Buyer or stockholders of the Buyer, (b) any material contract to which the Buyer is a party or by which it or its assets are bound or (c) except for compliance with filings under the HSR Act, any Law or other legal requirement of any Governmental Authority applicable to the Buyer in any material respect, except, in the case of clause (b) above, for any such violation, breach, conflict, default or acceleration that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Buyer. Except for compliance with filings under the HSR Act, no consent of any Person is required by, and no “change of control” provision in any material Contract or otherwise is, or will be, triggered by, the authorization, approval, execution, delivery or performance by the Buyer of this Agreement and the other documents contemplated hereby or the consummation by the Buyer of the transactions contemplated hereby or thereby.

5.4            Brokers. Except as set forth on Schedule 5.4, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Buyer, the Company, any Company Subsidiary or any Member or any of their respective Affiliates for any commission, fee or other similar compensation payable as a finder or broker because of any act or omission by the Buyer.

5.5            Financing. The Buyer has (and the Buyer shall have as of the Closing Date) immediately available to it sufficient unrestricted funds and credit capacity to enable the Buyer to pay the Purchase Price and all other fees and expenses payable by the Buyer pursuant hereto.

5.6            No Foreign Interest. The Buyer is: (i) a “U.S. Person” as defined under Appendix C of the NISPOM; (ii) not under foreign, ownership, control, or influence (“FOCI”) as defined under Section 2-300 of the NISPOM; (iii) not a “foreign person” as defined by 31 C.F.R. § 800.224, and (iv) not under the “control,” as defined by 31 C.F.R. § 800.208, of a “foreign person” as defined by 31 C.F.R. § 800.224.

5.7            Investment Intent. The Buyer is acquiring all of the Membership Interests for its own account and not with a view to any resale or distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. The Buyer is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, and has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Membership Interests, and the Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Membership Interests. The Buyer acknowledges that the Membership Interests have not been registered under the Securities Act of 1933, as amended, or any state securities Law and understands and agrees that it may not sell or dispose of any of the Membership Interests except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act of 1933, as amended, and any other applicable federal, state or foreign securities Laws.

5.8            No Other Representations and Warranties. Except for the representations and warranties set forth in ARTICLE V of this Agreement and any Buyer Closing Certificate, neither the Buyer nor any other Person: (a) makes any representation or warranty, express or implied, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets of the Buyer or any of its Affiliates, or (b) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Buyer or the business of the Buyer or any of its Affiliates (including any representation or warranty of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of thereof). Any and all statements or information communicated by the Buyer, any Affiliate thereof or any other Person outside of this Agreement, whether verbally or in writing, are deemed to have been superseded by this Agreement, it being agreed that no such prior or contemporaneous statements or communications outside of this Agreement shall survive the execution and delivery of this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1           Reasonable Best Efforts; HSR Act.

(a)            From the date of this Agreement until the Closing Date or earlier termination of this Agreement in accordance with Section 10.1 (the “Interim Period”), each Party agrees to use all reasonable best efforts promptly to take, or cause to be taken, all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Authorities or any other Person required to consummate the Membership Interest Purchase and the other matters contemplated hereby, (b) provide such other information and communications to such Governmental Authorities or other public or private Persons as the other Party or such Governmental Authorities or other public or private Persons may reasonably request in connection therewith, and (c) consummate and make effective the transactions contemplated by this Agreement including, without limitation, the satisfaction of all conditions hereto.

(b)            In connection and without limiting the foregoing, the Company and the Buyer shall, as promptly as practicable, but in no event later than five (5) Business Days following the execution and delivery of this Agreement, during the Interim Period, file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form, if any, required for the consummation of the transactions contemplated by this Agreement and any supplemental information, if any, requested in connection therewith pursuant to the HSR Act. During the Interim Period, each of the Parties hereto shall, subject to applicable Law, coordinate and cooperate with the other Parties hereto in exchanging such information and providing such reasonable assistance as the other may reasonably request in connection with the preparation of any filing or submission that is necessary under the HSR Act. The Buyer and the Company will each pay and be responsible for 50% of all filing fees payable under the HSR Act, and the Parties shall request early termination of the applicable waiting period under the HSR Act.

(c)            During the Interim Period, the Company and the Buyer shall use reasonable best efforts to comply with any additional requests for information from any Governmental Authority in connection with the filing under the HSR Act, and each of the Parties will use reasonable best efforts to obtain any clearance request required under the HSR Act for the consummation of the transactions.

(d)            Notwithstanding any other provision in this Agreement, for purposes of this Section 6.1 only, in no event shall the Buyer be obligated to (x) contest or resist any action by a Governmental Authority that is instituted challenging any of the transactions as violative of any antitrust Law, or to have vacated, lifted, reversed or overturned any order from any Governmental Authority, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or materially restricts consummation of the transactions contemplated by this Agreement, or (y) consent to or take any actions to sell, hold separate or otherwise dispose of any assets, businesses or interest of the Buyer or the Company or their respective Affiliates. Notwithstanding anything to the contrary in this Section 6.1, neither the Company nor any of its Affiliates shall be required to agree to any term or take or omit to take any action in connection with obtaining the required regulatory approvals under this Section 6.1 that is not conditioned upon the consummation of the transactions contemplated by this Agreement.

(e)            During the Interim Period, none of the Parties hereto shall extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Parties hereto. During the Interim Period, each of the Parties hereto shall to the extent reasonably practicable, except as prohibited by applicable Law or by the applicable Governmental Authority, and subject to all applicable privileges, including the attorney-client privilege, (A) promptly notify the other Parties hereto of any material communication from any Governmental Authority regarding the transactions contemplated by this Agreement in connection with any specific regulatory filings or investigations with such Governmental Authority relating to this Agreement, and reasonably permit the other Parties hereto to review in advance any proposed written material communication to any Governmental Authority regarding the transactions proposed under this Agreement, (B) give the other Parties reasonable advance notice of any substantive meeting or material discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Authority, give the other Parties the opportunity to attend and participate thereat, and (C) furnish the other Parties with copies of all material correspondence, filings, and communications (and memoranda setting forth the substance thereof), between the applicable Party and its Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided that such requirements shall not include the initial Notification and Report Forms filed by the Parties under the HSR Act. Any such disclosures, rights to participate or provisions of information by one Party to the other may be made on an outside counsel-only basis as deemed appropriate by the disclosing Party.

(f)             During the Interim Period, the Buyer shall not, and shall cause its Subsidiaries not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so, in the good faith opinion of Buyer, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining any consent, approval, authorization or waiver of any Governmental Authority required to consummate the transactions contemplated by this Agreement, or (ii) materially increase the risk of any Governmental Authority entering any order, legal proceeding, injunction or similar legal action prohibiting the Closing, materially increase the risk of not being able to remove any such Governmental Authority order, legal proceeding, injunction or similar legal action on appeal or otherwise.

6.2           Access to Properties and Records. During the Interim Period, the Company shall, and shall cause its Representatives and each of the Company Subsidiaries to, afford to the Buyer and the Buyer’s Representatives reasonable access during normal business hours and in a manner not unreasonably disruptive under the circumstances (the “Investigation Procedures”), to all of the Company’s and any Company Subsidiary’s assets, properties, books and records and Representatives in order to afford the Buyer as full an opportunity of review, examination and investigation as it shall reasonably request of the affairs of the Company and the Company Subsidiaries, and the Buyer and its Representatives shall be permitted to make extracts from, or take copies of, such books, records (including the membership interest records and minute books) or other documentation as may be reasonably necessary, all at the Buyer’s sole cost and expense; provided, however, that all access to employees and customers of the Company or any Company Subsidiary shall be subject to prior written notice and approval of the Company (not to be unreasonably withheld) as to the scheduling, and participation of the Company. The Company and each Company Subsidiary shall furnish or cause to be furnished to the Buyer such reasonable financial and operating data and other information about the Company and each Company Subsidiary, its business as presently conducted, as conducted in the past and as presently proposed to be conducted in the future, and properties and assets which any of the Representatives of the Buyer may reasonably request. For the avoidance of doubt, all information made available to the Buyer, its Affiliates or any of its or their Representatives shall be subject to the terms under Confidentiality Agreement.

6.3           Interim Covenants of the Company.

(a)            During the Interim Period, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by the Buyer or as otherwise set forth in Schedule 6.3(a), the Company and the Members shall, and shall cause each Company Subsidiary to, (i) use reasonable best efforts keep intact the Company and each Company Subsidiary and their respective businesses in all material respects, as presently conducted, (ii) use reasonable best efforts not take or permit to be taken on its behalf any actions other than in the Ordinary Course of Business as the same is presently being conducted in all material respects; (iii) use reasonable best efforts to keep available the services of the directors, managers, officers, employees, independent contractors and agents of the Company and each Company Subsidiary and retain and maintain good relationships with their respective clients and maintain the Company’s and each Company Subsidiary’s assets and the Facilities in good condition; (iv) use reasonable best efforts to perform their obligations under the current Contracts; (v) use reasonable best efforts to maintain the goodwill and reputation associated with the Company and the Company Subsidiaries; and (vi) to the extent reasonably requested by the Buyer, take such actions as may be required to terminate any or all of the Company Benefit Plans and/ or to terminate the Company’s participation in any or all of the PEO Benefit Plans effective immediately prior to the Closing Date but contingent upon the Closing. The Company shall also use reasonable best efforts to cause each Company Joint Venture over which it has control to comply with this Section 6.3 as if such Company Joint Venture were a Company Subsidiary. Notwithstanding anything herein to the contrary, prior to the Closing the Company may distribute its Cash to the Members.

(b)            Without limiting Section 6.3(a), and as an extension thereof, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by the Buyer (which such consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise set forth in Schedule 6.3(b), the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly, take any of the following actions during the Interim Period:

 (i)            cancel or fail to renew any of the Company’s or the Company Subsidiaries’ insurance policies identified in Schedule 3.19 (unless such insurance policy is replaced with a new policy of substantially similar or greater protection) or reduce the amount of any insurance coverage provided by such insurance policies;

 (ii)           repurchase, redeem or otherwise reacquire any membership interests or other equity securities of the Company or any Company Subsidiary;

 (iii)          sell, issue, grant or authorize the issuance or grant of: (i) any membership interest or other equity security of the Company or any Company Subsidiary; (ii) any option, warrant or right to acquire any membership interest (or cash based on the value of a membership interest) or other equity security or membership interest appreciation, phantom unit, profit participation or other similar right of the Company or any Company Subsidiary; or (iii) any instrument convertible into or exchangeable for any membership interest (or cash based on the value of a membership interest) or other equity security of the Company or any Company Subsidiary;

 (iv)          amend or permit the adoption of any amendment to any of the Company’s or any Company Subsidiary’s certificate of formation, operating agreement or similar governing documents, or effect any recapitalization, reclassification of membership interests or similar transaction;

(v)           form any Subsidiary or acquire any equity interest or other interest in any other Person;

 (vi)          other than the incurrence or payment of any Non-Ordinary Course Liabilities and the purchase of laptops for employees in the Ordinary Course of Business, make any capital expenditure;

 (vii)         (A) enter into, or permit any of the assets owned or used by the Company or any Company Subsidiary to become bound by, any Contract that is or would constitute a Material Contract; or (B) amend or prematurely terminate, or waive any material right or remedy under, any Contract that is or would constitute a Material Contract, in each case, except in the Ordinary Course of Business;

 (viii)        (A) acquire, lease or license any right or other material asset from any other Person; (B) sell or otherwise dispose of, or lease or license, any right or other material asset to any other Person; or (C) waive or relinquish any material right, in the case of each of clauses (A) and (B), except in the Ordinary Course of Business;

 (ix)          (A) lend money to any Person (except that the Company and the Company Subsidiaries may make routine travel advances to current employees of the Company and the Company Subsidiaries in the Ordinary Course of Business); or (B) create, incur or assume or guarantee any Indebtedness for Borrowed Money that either (x) will not be repaid on or prior to the Closing or (y) is created, incurred, assumed or guaranteed outside of the Ordinary Course of Business;

 (x)           (A) except as may be required by applicable Law or the terms of any existing Benefit Plans, adopt, enter into, terminate, or amend in any material respect any Benefit Plan; (B) materially increase the compensation or benefits of any directors, managers, officers, employees or independent contractors, other than in connection with planned promotions set forth on Schedule 6.3(b)(x) or pay any benefit not required by any existing Benefit Plan; (C) grant any severance, retention, change in control or termination pay or other transaction-related compensation or benefits to any directors, managers, officers, employees or independent contractors; (D) terminate the employment or service of any employee or independent contractor whose annual base compensation exceeds $150,000, other than for cause or due to such individual’s death; (E) grant any equity awards to any directors, managers, officers, employees or independent contractors; (F) accelerate the vesting or payment of compensation or benefits under any Benefit Plan; (G) change any existing employee’s title or position, other than planned promotions set forth on Schedule 6.3(b)(x); (H) extend offers of employment to or hire any director or executive level or higher employees; or (I) engage any consultant or independent contractor whose relationship with the Company and any Company Subsidiary would not be terminable without liability on prior notice of sixty (60) days or less;

 (xi)          except as required by GAAP, change any of the Company’s or any Company Subsidiary’s methods of accounting or accounting practices in any material respect;

 (xii)         (A) make, change or rescind any material election relating to Taxes; (B) settle or compromise any material claim, controversy or Proceeding relating to Taxes; (C) except as required by applicable Law, make any change to (or make a request to any Taxing Authority to change) any of the Company’s or any Company Subsidiary’s methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes; (D) amend, refile or otherwise revise any previously filed material Tax Return, or forgo the right to any amount of refund or rebate of a previously paid Tax; (E) enter into or terminate any agreements with a Taxing Authority; (F) prepare any Tax Return in a manner inconsistent with past practices; (G) consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes; (H) enter into a Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than any ordinary course Contracts that do not primarily relate to Taxes); (I) grant any power of attorney relating to Tax matters; or (J) request a ruling from any Taxing Authority with respect to Taxes;

 (xiii)        commence or settle (i) any Proceeding (other than to enforce its rights under this Agreement or the transactions contemplated hereby) with (A) non-monetary Liabilities or obligations of the Company applicable to any period following the Closing and/or (B) payment obligations of the Company that would remain unsatisfied following the Closing or (ii) any arbitration, lawsuit, or any administrative proceeding;

 (xiv)        (A) change the Company’s or any Company Subsidiary’s practices or procedures with respect to the collection of accounts receivable or the payment of accounts payable; (B) offer to discount the amount of any account receivable other than in the Ordinary Course of Business; (C) extend any incentive (whether to an account debtor, an account creditor or any employee or third party responsible for the collection of receivables or the payment of payables) with respect to any account receivable or account payable or the payment or collection thereof; or (D) take or omit to take any other action with the intent or effect of accelerating the collection of receivables or delaying the payment of payables;

 (xv)         (A) sell, license or otherwise distribute any material Company Intellectual Property to any Person, other than non-exclusive licenses granted to customers or end users pursuant to the Company’s or any Company Subsidiary’s standard forms of agreements pursuant to which the Company or any Company Subsidiary licenses, distributes, makes available or sells any Company Products or Company Services to customers or end users in the Ordinary Course of Business, (B) purchase or license any material Intellectual Property from any Person, (C) covenant not to assert Intellectual Property rights, or (D) enter into a Contract, which if existing as of the date of this Agreement would constitute a Material Contract, with respect to the development of any Intellectual Property;

 (xvi)        fail to maintain any Company Registered Intellectual Property of the Company or the confidentiality of any trade secret of the Company or any Company Subsidiary;

 (xvii)       except as required by any Governmental Authority, change any of the Company’s or any Company Subsidiary’s contractor purchasing system practices or procedures in any material respect; or

 (xviii)      authorize, approve, agree or commit to take any of the actions described in the foregoing clauses of this Section 6.3(b).

Nothing contained in this Agreement shall be deemed to give the Buyer, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Closing. Notwithstanding the foregoing or anything herein to the contrary, if during the Interim Period, the Company has commenced any Proceeding against the Buyer arising from the Buyer’s failure to consummate the transactions contemplated hereby following satisfaction or waiver of the conditions to closing set forth in ARTICLE VII, then the Company shall not be required to comply with its obligations under this Section 6.3.

6.4           Publicity and Disclosure.

(a)            The Buyer shall determine the form and substance of any press release, publicity or other public communication related to this Agreement or the transactions contemplated hereby; provided, however, that the Parties agree that the initial press release announcing this Agreement and the transactions contemplated hereby shall be in a form and substance as mutually agreed upon by the Members’ Representative and the Buyer. Except as otherwise permitted herein, neither the Members’ Representative nor any Seller Party shall make any disclosure of this Agreement or the existence, terms and conditions hereof (whether or not in response to an inquiry about the existence or subject matter of this Agreement), unless previously approved by the Buyer. Notwithstanding the foregoing, nothing contained herein shall prohibit (i) the Parties or the Members’ Representative from making any disclosure that such Party or the Members’ Representative in good faith believes is required by, or advisable according to, applicable Laws, regulations or stock market rules, (ii) the Company, any Company Entity or any Member from making a disclosure following the release of the initial press release to commercial customers and employees of the Company Entities that only references the transaction described herein in a manner consistent in all material respects with the agreed upon initial press release and any subsequent press releases issued in accordance with this Section 6.4(a), provided, that the Buyer is given reasonable advance notice of any such disclosures to commercial customers and employees, or (iii) the Company, any Company Entity or any Member from making a disclosure following the release of the initial press release to commercial customers or employees of the Company or any Company Entity that is consistent with, and pre-approved by, the communications plan mutually agreed by the Buyer and the Members’ Representative prior to the date hereof. Notwithstanding anything to the contrary in this Section 6.4(a), nothing in this Section 6.4(a) shall restrict a Member, the Members’ Representative or any Seller Party from making any disclosure that is otherwise permitted under Section 9.3(a).

(b)            The Company, the Members’ Representative and each Member hereby agree that he, she or it shall hold, and shall use his, her or its reasonable best efforts to cause his, her or its Representatives to hold, in strict confidence from any Person (other than such Representatives), all Buyer Confidential Information, except to the extent (i) the Company, the Members’ Representative or a Member is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Buyer Confidential Information and in such case, only to the extent permitted to be disclosed by, and subject to the requirements of, Section 9.3(b), (ii) previously known by the Person receiving such Buyer Confidential Information through lawful sources (other than the Buyer or any of its Representatives) prior to the time of disclosure by the Buyer, provided that such information was not furnished to such Person by a source bound by a confidentiality obligation, directly or indirectly, with the Buyer or any Person with respect to such information or otherwise prohibited from disclosing such information, (iii) in the public domain through no fault of the receiving Person, or (iv) such use is for any Proceedings arising from the non-consummation of the transactions contemplated hereby or to enforce such Person’s rights under this Agreement or any other agreement executed in connection with this Agreement.

(c)            The Buyer hereby agrees that it shall hold, and shall use its reasonable best efforts to cause its Representatives to hold, in strict confidence from any Person (other than such Representatives), all WellHive Confidential Information, except to the extent (i) the Buyer is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any WellHive Confidential Information and in such case, only to the extent permitted to be disclosed by, and subject to the requirements of, Section 6.4(d), (ii) previously known by the Buyer through lawful sources (other than the Company or its Representatives) prior to the time of disclosure to the Buyer by WellHive, the Company or their respective Representatives, provided that such information was not furnished to the Buyer by a source bound by a confidentiality obligation, directly or indirectly, with WellHive, the Company or any Person with respect to such information or otherwise prohibited from disclosing such information, (iii) in the public domain through no fault of the Buyer, (iv) at any time after the Closing, such information is otherwise subject to any contractual obligations of confidentiality between the Company and any Company Subsidiary, on the one hand, and WellHive, on the other hand, or (v) such use is for any Proceedings arising from the non-consummation of the transactions contemplated hereby or to enforce Buyer’s rights under this Agreement or any other agreement executed in connection with this Agreement.

(d)            In the event that the Buyer is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any WellHive Confidential Information, the Buyer shall notify the Members’ Representative promptly of the request or requirement so that the Members’ Representative or WellHive may seek an appropriate protective order (at WellHive’s sole cost and expense) or waive compliance with the provisions of this Section 6.4(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Buyer is, on the advice of counsel, compelled to disclose any WellHive Confidential Information to any tribunal or other Governmental Authority or any official or agency thereof, the Buyer may disclose the WellHive Confidential Information thereto; provided that the Buyer shall use the Buyer’s commercially reasonable efforts to obtain, at the request and expense of WellHive, an order or other assurance that confidential treatment shall be accorded to such portion of the WellHive Confidential Information required to be disclosed as WellHive shall designate.

6.5           No Solicitation. During the Interim Period, the Company and the Members shall not (and the Company and the Members shall cause the Company Subsidiaries and the Company’s and the Company Subsidiaries’ respective Representatives not to) solicit or encourage the initiation or submission of interest, offers, inquiries or proposals (or consider or entertain any of the foregoing) from any Person (including, without limitation, by way of providing any non-public information concerning the Company, its business or assets to any Person or otherwise, other than the Buyer and its Affiliates), initiate or participate in any negotiations or discussions, or enter into, accept or authorize any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any expression of interest, offer, proposal to acquire, purchase, license, or lease (other than, in the case of licenses or leases, non-exclusive licenses or leases to end users on customary terms in the Ordinary Course of Business (“Non-Exclusive Licenses”)) (i) all or a substantial portion of the Company’s business or assets (including, without limitation the Company’s Intellectual Property), or (ii) the Company’s membership interests or other equity securities, in either case whether by purchase of the Membership Interest, merger, consolidation, combination, reorganization, recapitalization, purchase of assets, tender offer, lease, license (other than Non-Exclusive Licenses) or otherwise (any of the foregoing, a “Competing Transaction”). The Company shall, and the Company shall cause its Representatives to, immediately following the execution of this Agreement discontinue any ongoing discussions or negotiations (other than any ongoing discussions with the Buyer and its Affiliates) relating to a possible Competing Transaction, including by sending customary “return or destroy” letters to each Person considering a Competing Transaction prior to the date hereof and who is a party to a confidentiality agreement with the Company, and shall promptly provide the Buyer with an oral and a written notice of any expression of interest, proposal or offer relating to a possible Competing Transaction that is received by the Company or by any of the Company’s Representatives from any Person, which notice shall contain the nature of the proposal proposed and the material terms of the proposal and include copies of any such notice, inquiry or proposal, unless prohibited by a Contract in place prior to the Closing.

6.6           Notification of Certain Matters. During the Interim Period, each Party agrees to give prompt notice to the other Parties of any failure of a Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party; provided that delivery of any notice pursuant to this Section 6.6 shall not be deemed to (x) modify the representations or warranties hereunder of any Party, (y) modify the conditions set forth in ARTICLE VII or (z) limit or otherwise affect the remedies available hereunder to any Party.

6.7           Tax Matters.

(a)            Company Entity Tax Returns.

 (i)            Preparation of Tax Returns in General. Following the Closing, the Members’ Representative, at its sole cost and expense, shall prepare and timely file, or cause to be prepared and timely filed (including by furnishing any such Tax Return to the Buyer for filing), all income Tax Returns for the Company and each Company Subsidiary that are for a tax period ending on or before the Closing Date but required to be filed after the Closing Date. The Buyer will cooperate with respect to the filing of such Tax Returns, including by providing the Members’ Representative with all relevant information and documentation necessary to file such Tax Returns.

 (ii)           Procedure and Manner of Preparation. In the case of any Tax Return described in Section 6.7(a)(i), the Members’ Representative shall cause such Tax Return to be prepared in a manner consistent with the past practice of the Company and the Company Subsidiaries (subject to any departure therefrom required to comply with any applicable Law or a good faith resolution of a Tax Proceeding) and consistent with this Agreement. The Members’ Representative shall provide the Buyer with a draft copy of each Tax Return described in Section 6.7(a)(i) for the Buyer’s review reasonably in advance of the date such Tax Return is required to be filed (taking into account extensions), and the Members’ Representative shall consider in good faith any comments of the Buyer with respect to such Tax Return.

 (iii)          Other Tax Returns. Except as set forth in Section 6.7(a)(i), all other Tax Returns required by applicable Law of any Company Entity (other than the Company Joint Ventures to the extent another Company Entity does not have full authority with respect to such Tax Returns) that relate to a Pre-Closing Tax Period (including all income Tax Returns for Straddle Periods) shall be prepared by the Buyer in a manner consistent with the past practice of the Company Entities (subject to any departure therefrom required to comply with any applicable Law or a good faith resolution of a Tax Proceeding) and consistent with this Agreement, and in connection therewith, the Members’ Representative shall cooperate and make itself available to assist in the preparation of such Tax Returns, without limiting Section 6.7(d). The Buyer shall provide the Members’ Representative with a draft copy of each such Tax Return for the Members’ Representative’s review reasonably in advance of the date such Tax Return is required to be filed (taking into account extensions). The Buyer shall incorporate any reasonable comments made by the Members’ Representative to such Tax Returns (to the extent such comments relate to the Pre-Closing Tax Period).

(b)            Allocation of Straddle Period Taxes, Etc. For purposes of this Agreement, Taxes (other than Transfer Taxes) incurred by a Company Entity with respect to a Straddle Period shall be allocated to the portion of the period ending on the day immediately before the Closing Date (i) with respect to any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended at 11:59 p.m. on the day immediately before the Closing Date, and with respect to Taxes imposed in connection with any payment, sale or transfer of property or other specific transaction that is identifiable by date, including sales Taxes and employment Taxes, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to such Tax, and (ii) with respect to periodically assessed ad valorem Taxes and Taxes not otherwise reasonably allocable to specific transactions or events, in proportion to the number of days in such period occurring through 11:59 p.m. on the day immediately before the Closing Date compared to the total number of days in such period. For purposes of clause (i) above, any transactions outside the Ordinary Course of Business of the Company Entities following the Closing on the Closing Date shall be allocable to the portion of the Straddle Period following the Closing Date. For purposes of this Section 6.7(b), the Taxes of the Company Joint Ventures shall be allocated in the same manner as Taxes of the Company Entities are allocated under this Section 6.7(b).

(c)            Transfer Taxes. All Transfer Taxes shall be borne fifty percent (50%) by the Members and fifty percent (50%) by the Buyer. Each Party shall timely and duly cause to be filed all Tax Returns and other documentation with respect to all Transfer Taxes subject to this Section 6.7(c) that are required by Law to be filed by such Party, and shall pay to the relevant Taxing Authority all such Transfer Taxes required to be paid by such Party (subject to such reimbursement as provided for herein). To the extent that any portion of a Transfer Tax is paid or required by Law to be paid by one Party but required by the foregoing to be borne by another Party, such other Party shall pay or reimburse the Tax-paying Party for the proper portion of the Tax required to be so borne upon notice from the Tax-paying Party of the amount of such Tax required to be paid or reimbursed.

(d)            Cooperation in Tax Matters. The Parties hereto shall cooperate as and to the extent reasonably requested by any other Party hereto in connection with the preparation and filing of Tax Returns as provided herein and any Tax Proceeding. Such cooperation shall include the provision of records and information that are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties shall (i) retain all books and records with respect to Tax obligations of the Company Entities (including Tax Returns) relating to any Pre-Closing Tax Period until ninety (90) days after the expiration of the applicable statute of limitations (including waivers and extensions) for assessment of Taxes and (ii) give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, allow the other Party to take possession of or copy such books and records. Any information obtained under this Section 6.7(d) shall be kept confidential, except as otherwise may be necessary in connection with the filing of Tax Returns or in the conduct of any Tax Proceeding. The Parties further agree, upon request, to use their commercially reasonable efforts (at the requesting party’s expense) to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any withholding or other Tax that could be imposed on any party with respect to the transactions contemplated by this Agreement.

(e)            Tax Sharing Agreements, Etc. The Seller Parties shall cause all obligations of the Company and the Company Subsidiaries under all Tax sharing agreements or similar agreements amongst the Seller Parties to be terminated on or before the Closing Date, and after the Closing Date, the Company and the Company Subsidiaries shall not be bound thereby or have any Liability thereunder.

(f)             Tax Proceedings.

 (i)            Notice of Tax Proceedings. Any Party who receives any notice of a pending or threatened Tax Proceeding against or with respect to any Company Entity for any Pre-Closing Tax Period shall promptly notify such other Party within ten (10) Business Days of the receipt of such notice; provided, however, that the failure to provide such notice shall not release the other Party from any of its obligations hereunder, except to the extent that such other party is materially prejudiced thereby. The Parties each agree to consult with and to keep the other Parties hereto informed on a regular basis regarding the status of any Tax Proceeding to the extent that such Proceeding could affect a Liability of such other Parties (including indemnity obligations hereunder).

 (ii)           Control of Tax Proceedings. The Buyer shall have the right to control all Tax Proceedings relating to the Company Entities; provided, however, that the Members’ Representative shall have the right to control and conduct any Tax Proceeding and to employ counsel of the Members’ Representative’s choice, but reasonably satisfactory to the Buyer, at the Members’ sole cost and expense, to the extent such Tax Proceeding primarily concerns income reportable on Tax Returns of a Company Entity for a Pre-Closing Tax Period and shall have the right to participate at its own expense in any Tax Proceeding being conducted by the Buyer if such Tax Proceeding could result in a Liability of the Members (including indemnity obligations hereunder). The Buyer shall have the right to participate in any Tax Proceeding being conducted by the Members’ Representative at its own expense and shall be entitled to control the disposition of any issue involved in such Proceeding that does not affect a potential Tax Liability of the Members (including indemnity obligations hereunder). Notwithstanding the foregoing provisions of this Section 6.7, the Members’ Representative shall not, without the Buyer’s consent (which consent will not be unreasonably withheld, delayed or conditioned), settle any Tax Proceeding if such settlement could adversely affect any Tax Liability of the Buyer or any Affiliate of the Buyer and the Buyer shall not, without the Members’ Representative’s consent (which consent will not be unreasonably withheld, delayed or conditioned), settle any Tax Proceeding if such settlement could affect a Liability of the Members (including indemnity obligations hereunder). Notwithstanding the foregoing, all rights and obligations of the Parties under this Section 6.7(f)(ii) shall be subject to all limitations in any agreements relating to the Company Joint Ventures and no Party shall have any right or be subject to any obligation that such Party is unable to enforce or undertake with respect to any Company Joint Venture. This Section 6.7(f) shall govern in the event of any conflict with the provisions of ARTICLE VIII.

(g)            Intended Tax Treatment and Purchase Price Allocation. The Parties agree that for U.S. federal (and applicable state and local) income Tax purposes, the Membership Interest Purchase shall be treated as a sale of partnership interests by the Members and as a taxable purchase of all the assets of the Company by the Buyer in accordance with Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432. The Purchase Price as determined for income Tax purposes related to the Membership Interest Purchase (the “Total Tax Consideration”) shall be allocated among the assets of the Company Entities in accordance with the allocation methodologies set forth on Exhibit B. Within 90 days after the Closing, the Buyer shall deliver to the Members’ Representative a proposed allocation (the “Proposed Allocation”) of such consideration. If the Members’ Representative has any objection to the Proposed Allocation, the Members’ Representative will deliver to the Buyer a statement setting forth its objections and suggested adjustments within 30 days after the delivery of the Proposed Allocation (an “Allocation Objections Statement”). The Members’ Representative and the Buyer will negotiate in good faith to resolve any objection set forth in the Allocation Objections Statement(s), but if they do not reach a final resolution within thirty (30) days after the delivery of the Allocation Objections Statement, the Members’ Representative and the Buyer will submit such dispute to the Accounting Firm or another third-party tax accountant mutually acceptable to the Members’ Representative and the Buyer for binding resolution in accordance with the allocation methodologies set forth on Exhibit B. The Proposed Allocation as delivered by the Buyer, if an Allocation Objections Statement is not timely submitted by the Members’ Representative, and as revised to reflect an agreement by the Members’ Representative and the Buyer or the determination by the Accounting Firm or other accountant, is hereinafter referred to as the “Allocation”. The Allocation will be adjusted in a manner consistent with the principles of this Section 6.7(g) to the extent the consideration paid is adjusted pursuant to the terms hereof and will be conclusive and binding upon the Members, the Buyer, and the Company Entities for all income Tax purposes and the Parties agree that all Tax Returns of the aforementioned Parties will be prepared in a manner consistent with the Allocation, and no Party will take any position inconsistent therewith on any Tax Return or in connection with any Tax proceeding; provided, however, that if in any audit of any Tax Return of any of the Parties the amount or allocation of the consideration paid is finally determined by a Taxing Authority to be different from the Allocation, any Party or its Affiliates may (but will not be obligated to) take a position or action consistent with the allocation of consideration as finally determined by such Taxing Authority in such audit. If any Taxing Authority disputes the amount or allocation of the consideration set forth in the Allocation in connection with any Tax Proceeding, the Party involved in such Tax proceeding will promptly notify the other Parties of the existence and nature of such dispute, and any resolution thereof.

(h)            Imputed Underpayments. Notwithstanding anything herein to the contrary, if the IRS seeks to assess an “imputed underpayment” (within the meaning of Section 6225 of the Code) against the Company for any Pre-Closing Tax Period, the Buyer will be entitled to cause the Company to make any available election under Section 6226 of the Code (or any similar provision of state, local or other Tax Law) with respect to such Pre-Closing Tax Period and, upon request, the Members and the Members’ Representative shall cooperate with the Buyer in making any such election, and shall take all necessary actions to ensure that any such election is timely and validly made, including by timely providing information reasonably requested by the Buyer and assisting in the preparation of any statements or other information required to be provided under Section 6226 of the Code and the Treasury Regulations promulgated thereunder (or similar provisions of state, local or other Tax Law).

(i)             Company Joint Ventures. The Company shall, prior to the Closing Date, request the partnership representative or manager, as applicable, of each Company Joint Venture to make an election under Section 754 of the Code with respect to the U.S. federal (and applicable state and local) income Tax Returns for the Company Joint Ventures for the taxable year in which the Closing occurs to the extent such election is not already in effect with respect to such Company Joint Venture. For the avoidance of doubt, no Seller Party shall have any liability as a result of any such partnership representative’s or manager’s failure or refusal to honor such request.

(j)             Partnership Audit Rules. The Company shall make an election out of the centralized partnership audit rules pursuant to Section 6221(b) of the Code, as amended by the BBA, for tax years 2020 and 2021.

(k)            Amendments. Without the prior written consent of the Members’ Representative (which consent shall not be unreasonably withheld, conditioned, or delayed), and other than as required by Law, the Buyer will not or permit any Company Entity to (i) file an amended Tax Return for such Company Entity with respect to any tax period ending on or before the Closing Date, (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Tax Return of any Company Entity for a tax period ending on or before the Closing Date, (iii) make or change any material Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Tax Return of a Company Entity for a tax period ending on or before the Closing Date, or (iv) make or initiate any voluntary contact with a Taxing Authority regarding any tax period ending on or before the Closing Date in connection with any Tax Return of any Company Entity for which any Member could have liability (including indemnity obligations hereunder).

(l)             Transaction Tax Deductions. The Buyer and its Affiliates, the Company Entities, the Members and the Members’ Representative agree that the Company shall claim any allowable Transaction Tax Deductions on its income Tax Returns for the tax period including the Closing Date and the Buyer shall not take any position inconsistent with such treatment on any Tax Return or in connection with any audit or other Tax Proceeding; provided, however, that this Section 6.7(l) shall apply only to the extent such treatment is permitted under applicable Tax Law.

6.8           Litigation Support. Following the Closing, in the event and for so long as any Party or the Members’ Representative actively is contesting or defending against any charge, complaint or other Proceeding by any Person not a Party hereto in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with such Party or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, including entering into a joint defense agreement or confidentiality agreement with respect thereto, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ARTICLE VIII below).

6.9           Reserved.

6.10         Employee Matters.

(a)            During the period prior to the Closing (and contingent on Closing) and following the Closing, the Buyer shall award retention bonuses (the “Retention Bonuses”) to each of the Key Employees and to certain other Continuing Employees (as defined herein) as determined by the Buyer (collectively, the “Retention Recipients”), pursuant to which the Retention Recipients will be eligible to receive such Retention Bonuses in the form and subject to the terms and conditions set forth in the documentation governing such Retention Bonuses. The total fair market value of the Retention Bonuses to be awarded by the Buyer is no less than the amount set forth on Schedule 6.10(a). The receipt by any Retention Recipient of any Retention Bonus shall not alter the “at-will” nature of any such Retention Recipient’s employment with the Buyer and its Affiliates (including the Company following the Closing).

(b)            Prior to the Closing (and contingent on Closing), the Buyer shall award transaction bonuses (the “Transaction Bonuses”) to the Key Employees and the other Company Employees set forth on Schedule 6.10(b) (collectively, the “Transaction Bonus Recipients”) in the amounts set forth opposite each Transaction Bonus Recipient’s name on Schedule 6.10(b) (the total amount of all such Transaction Bonuses, the “Total Transaction Bonus Amount”), pursuant to which the Transaction Bonus Recipients will be eligible to receive Transaction Bonuses payable in cash and subject to the terms and conditions set forth in the Key Employee Agreements, with respect to the Key Employees, or with respect to all other Transaction Bonus Recipients, the documentation governing such Transaction Bonus Recipients’ Transaction Bonuses. The receipt by any Transaction Bonus Recipient of any Transaction Bonus shall not alter the “at-will” nature of such Transaction Bonus Recipient’s employment with the Buyer and its Affiliates (including the Company following the Closing).

(c)            For the period after the Closing and ending December 31, 2021, the Buyer and its Affiliates shall provide, or shall cause the Company and the Company Subsidiaries to provide, employees of the Company who are employed by the Company immediately prior to the Closing and remain employed by the Company immediately following the Closing (“Continuing Employees”) with (i) a base salary or regular hourly wage, as applicable, and incentive bonus opportunities that are less than the base salary or regular hourly wage, as applicable, and incentive bonus opportunities provided to such Continuing Employee immediately prior to the Closing, and (ii) other employee and fringe benefits (excluding, for the avoidance of doubt, equity-based compensation, incentive bonus opportunities, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements) which are either (A) substantially comparable in the aggregate to those provided to similarly-situated employees of the Buyer under any Buyer Benefit Plan or (B) are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Closing.

(d)            The Company shall not terminate any Company Benefit Plan or the Company’s participation in any of the PEO Benefit Plans, except to the extent that the Buyer has requested termination of any such Company Benefit Plan and/or termination of participation in any PEO Benefit Plan (to the extent such termination is permitted by the PEO Benefit Plan sponsor) by providing written notice to the Company as of the date hereof. In such event, no later than the day prior to the Closing Date, the Company shall provide the Buyer with evidence satisfactory to the Buyer that each such Company Benefit Plan that is requested to be terminated pursuant to this Section 6.10 has been terminated, effective as of no later than the day prior to the Closing Date, and that the Company’s participation in the PEO Benefit Plans requested to be terminated pursuant to this Section 6.10 has been terminated, effective as of no later than the day prior to the Closing Date, and the Company shall cooperate with the Buyer and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part to provide reasonable assistance with transitioning to the Buyer Benefit Plans. In addition, the Buyer agrees that in connection with its employment after the Closing Date of any Continuing Employees, for purposes of each Buyer Benefit Plan providing medical, dental, prescription drug and/or vision benefits to any Continuing Employee, the Buyer shall, or shall cause its Affiliates or the Company to, use commercially reasonable efforts to cause all pre-existing condition exclusions, actively-at-work requirements, and waiting periods of such Buyer Benefit Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under the analogous Benefit Plan immediately prior to the Closing Date, and to the extent consistent with the governing terms of such Buyer Benefit Plan.

(e)            Buyer shall, or shall cause its Affiliates or the Company to, use reasonable best efforts to recognize all continuous service of the Continuing Employees with the Company and its Affiliates performed prior to the Closing Date, as if such continuous service were with Buyer or its Affiliates, for vesting and eligibility purposes in any Buyer Benefit Plans in which such Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan of the Company or its Affiliate.

(f)             Notwithstanding anything herein to the contrary, the Buyer and the Company acknowledge and agree that all provisions contained in this Section 6.10 are included for the sole benefit of the Buyer and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Benefit Plan, (ii) shall limit the right of the Buyer, the Company or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company or any Company Subsidiary, or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

6.11         Retention and Access to Records. The Members shall have the right to retain copies of all books and records of the Company and any Company Subsidiary relating to periods ending on or prior to the Closing Date to the extent relating to the Members’ ownership of the Company and any Company Subsidiary, provided that any such retained information shall be subject to the restrictions on use and disclosure set forth in Section 9.3. For a period of five (5) years following the Closing Date, the Buyer shall cause the Company and the Company Subsidiaries to maintain all books and records of the Company and the Company Subsidiaries relating to periods ending on or prior to the Closing Date and shall make them available to the Members’ Representative upon reasonable notice during normal business hours to the extent relating to the Members’ ownership of the Company and any Company Subsidiary or in connection with the defense or enforcement of such Member’s obligations or rights under this Agreement, provided that any such retained information shall be subject to the restrictions on use and disclosure set forth in Section 9.3. If at any time after the Closing, any Member requires a copy of any such book or record to the extent relating to the Members’ ownership of the Company and any Company Subsidiary or in connection with the defense or enforcement of such Member’s obligations or rights under this Agreement, such Member shall have the right to promptly obtain a copy thereof from the Company or any Company Subsidiary at such Member’s expense.

6.12         DCSA Notice.

(a)            As soon as practicable after the date of this Agreement, the Buyer and the Company will use commercially reasonable efforts to submit to DCSA and, to the extent applicable, any other Governmental Authority, notification of the Membership Interest Purchase pursuant to the NISPOM and any other applicable national or industrial security regulations, and submit and request approval under any FOCI related requirements and similar requirements included in any Government Contract, or where any FOCI may, in the opinion of any Governmental Authority, adversely impact security requirements.

(b)            Without limiting the generality of the foregoing, the Company shall use commercially reasonable efforts to (i) provide as promptly as practicable to the Buyer’s counsel and to DCSA or other Governmental Authorities, as applicable, any additional or supplemental information and documentary material as may be necessary, proper or advisable in connection with preparation and submission of the notice and thereafter to achieve DCSA approval and permit consummation of the transactions contemplated by this Agreement, (ii) permit the Buyer to review, reasonably in advance any communication (subject to necessary controls to maintain confidentiality of business information) proposed to be given by it to DCSA or other Governmental Authorities, as applicable, and consult with the Company in advance of any meeting or conference with DCSA or other Governmental Authorities, as applicable, and, to the extent permitted by DCSA or other Governmental Authorities, as applicable, give the Buyer the opportunity to attend and participate in any such meeting or conference, and (iii) keep the Buyer timely apprised of the status of any communications with, and any inquiries or requests for additional information or documentary material from, DCSA or other Governmental Authorities, as applicable.

6.13         Further Assurances. From and after the Closing Date, each Party and the Members’ Representative, as applicable, shall execute and cause to be delivered such further documents, deeds, bills of sale, assignments and assurances and take such further actions as such other Party may reasonably request (at or after the Closing) for the purpose of carrying out or evidencing the transactions contemplated herein, including to consummate the Membership Interest Purchase, to vest the Buyer with full title to all membership interests of the Company and all assets, properties, privileges, rights, approvals, immunities and franchises of the Company and its business or to effect the other purposes of this Agreement.

6.14         Director & Officer Indemnification; Run-off Policy.

(a)            For a period of six (6) years after the Closing Date, the Buyer shall not cause the Company or any Company Subsidiary to amend or modify the indemnification or liability exculpation provisions in either of the certificate of formation or operating agreement (or equivalent governing documents) of the Company or any Company Subsidiary, in each case in any way adverse to each Person who is now, or has been at any time prior to the date of this Agreement, a Person covered by such indemnification or liability exculpation provisions.

(b)            Prior to the Closing, the Company shall purchase a five (5) year prepaid “run-off policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance covering the directors and officers of the Company or any Company Subsidiary that are maintained by the Company as of the date hereof with respect to matters existing or arising on or before the Closing Date, including the transactions contemplated hereby (the “Run-off Policy”). The Buyer covenants and agrees to not cancel or redeem the Run-off Policy. The premiums for the Run-off Policy shall be borne 50% by the Buyer and 50% by the Company (as a Non-Ordinary Course Liability to the extent the Company portion remains outstanding as of the Closing).

ARTICLE VII
CONDITIONS TO THE PARTIES’ OBLIGATIONS

7.1           Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions contemplated under this Agreement are subject to the fulfillment and satisfaction, on or prior to the Closing, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by the other Parties in writing.

(a)            No Injunctions or Restraints. No Governmental Authority having competent jurisdiction over any Party shall have issued any order (whether preliminary, temporary or permanent) or taken any other action, in each case restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement that remains in effect nor any Law shall have been effected after the date hereof that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; provided, however, that no Party relying on this condition to delay or prevent the Closing shall have initiated such order.

(b)            Governmental and Regulatory Consents and Approvals. All consents, approvals, assignments and actions of, filings with and notices to any Governmental Authority required of any Seller Party or the Buyer to consummate the Closing and the other matters contemplated hereby shall have been obtained or submitted as set forth Schedule 7.1(b).

(c)            Expiration or Termination of HSR Periods. All applicable waiting periods under the HSR Act shall have expired or otherwise have been terminated under the HSR Act.

7.2           Conditions to the Buyer’s Obligations. All obligations of the Buyer to consummate the transactions contemplated under this Agreement are subject to the fulfillment and satisfaction, on or prior to the Closing, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by the Buyer in writing.

(a)            Representations and Warranties. (i) The Seller Fundamental Representations, other than those set forth in Section 3.5(a) or (c) and Section 4.3(a), shall be true and correct in all but de minimis respects on and as of the date of this Agreement and the Closing Date (except those representations and warranties which speak only as of a specific date need only be true and correct in all but de minimis respects on and as of such date); (ii) the representations and warranties of the Company and each of the Members in Section 3.5(a) or (c) and Section 4.3(a) shall be true and correct in all respects on and as of the date of this Agreement and the Closing Date (except those representations and warranties which speak only as of a specific date need only be true and correct in all respects on and as of such date); and (iii) the representations and warranties of the Company and each of the Members contained in ARTICLE III and ARTICLE IV of this Agreement and in any Seller Party Closing Certificate, other than the Seller Fundamental Representations, shall be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect) on and as of the date of this Agreement and the Closing Date (except those representations and warranties which speak only as of a specific date need only be true and correct on and as of such date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. Each Seller Party shall have executed and delivered to the Buyer a certificate as of the Closing to the effect set forth in this Section 7.2(a).

(b)            Performance. All of the covenants and agreements in this Agreement required to be complied with, performed or satisfied by any Seller Party on or before the Closing shall have been duly complied with, performed or satisfied in all material respects on or before the Closing, and each Seller Party shall have executed and delivered to the Buyer a certificate as of the Closing to the effect set forth in this Section 7.2(b).

(c)            No Material Adverse Effect. Since the date of this Agreement, (i) there shall not have been a Material Adverse Effect with respect to the Company and the Company Subsidiaries, taken as a whole, that is continuing, (ii) no resignations or terminations of more than ten percent (10%) of the employees of the Company set forth on Schedule 7.2(c) (the “Designated Employees”), including written notices of any such Designated Employee’s intention to terminate employment, shall have occurred, and (iii) no resignations or terminations of more than ten percent (10%) of the current employees of the Company and the Company Subsidiaries as of the date hereof (excluding any Key Employees or Designated Employees), in the aggregate and including written notices of any such employee’s intention to terminate employment, shall have occurred, and each Seller Party shall have executed and delivered to the Buyer a certificate as of the Closing to the effect set forth in this Section 7.2(c).

(d)            Termination of Contracts. The Related Party Arrangements set forth on Schedule 7.2(d) shall have been terminated without further obligations to the Company or the Buyer, and each Member shall have waived all of her or his rights under the Operating Agreement. The Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 7, 2014 (as amended, the “Operating Agreement”) shall have been amended and restated, effective as of the Closing, in form and substance as attached hereto as Exhibit C.

(e)            DCSA. DCSA shall not have suspended or terminated (i) any facility clearance held by the Company or any Company Subsidiary or (ii) any personnel security clearance held by any employee of the Company or any Company Subsidiary that is reasonably likely to have a materially adverse effect on the Company’s Current Government Contracts, taken as a whole.

(f)             Employee Retention. Each of the Key Employee Agreements entered into concurrently with the execution of this Agreement shall be in full force and effect, no Key Employee shall have terminated, rescinded or repudiated any such Key Employee Agreement, as applicable, and no Key Employee shall have notified the Buyer, the Company or the Members of such Key Employee’s intention of leaving the employ of the Buyer or the Company or any Company Subsidiary within the two year period following the Closing.

(g)            Closing Deliveries of the Seller Parties. At the Closing, the Company, the Members’ Representative and the Members, as appropriate, shall have performed and delivered the following, subject to waiver, in part or in full, by the Buyer:

 (i)            each Member shall have delivered the certificate(s), if any, representing the Membership Interests that it owns and which certificates shall be accompanied by a membership interest power duly endorsed in blank or accompanied by a duly executed instrument of transfer;

 (ii)           (A) to the extent reasonably requested by the Buyer no less than ten (10) days prior to the Closing, the Company shall have delivered to the Buyer from each holder of Indebtedness for Borrowed Money (including, without limitation, those holders set forth on Schedule 7.2(g)(ii)) and each holder of Non-Ordinary Course Liabilities set forth on Schedule 7.2(g)(ii) a payoff letter that is fully enforceable under applicable Law and reasonably satisfactory to the Buyer; and (B) the Company shall have delivered full releases of record, to the reasonable satisfaction of the Buyer, of all Encumbrances securing any such Liabilities of the Company that have been paid in full prior to or at the Closing, subject only to the payment of such Indebtedness for Borrowed Money or Non-Ordinary Course Liabilities at the Closing in accordance with the Flow of Funds Memorandum;

 (iii)          the Members’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement;

 (iv)          the Members and each of the officers, directors, employees and Affiliates of the Company shall have delivered evidence of repayment in full in accordance with their terms all debts and other obligations owed by any of them to the Company as set forth on Schedule 7.2(g)(iv);

 (v)           each manager and officer of the Company and each Company Subsidiary shall have delivered to the Company or such Company Subsidiary, as applicable, her or his respective resignation as a manager and officer of the Company or such Company Subsidiary, as applicable, and her or his respective revocation of any power of attorney, all of which shall be effective as of the Closing;

 (vi)          the Company and the Members shall have delivered to the Buyer the original membership interest records of the Company, books of account, minute books, minutes and other records of all meetings of the Company, and the seal of the Company;

 (vii)         the Company shall have executed and delivered to the Buyer a certificate of its secretary, setting forth the certified certificate of formation, operating agreement and resolutions of its members (or other evidence reasonably satisfactory to the Buyer) authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby, and certifying that (i) such certificate of formation, operating agreement and resolutions have not been amended or rescinded, except as provided for in this Agreement, and are in full force and effect, and (ii) its officers executing this Agreement and other documents delivered pursuant to this Agreement are incumbent officers and the specimen signatures on the certificate are their genuine signatures;

 (viii)        the Company shall have delivered to the Buyer a good standing certificate from the jurisdiction of its organization and from each state in which it is qualified to do business, each dated as of a date reasonably close to the date hereof;

 (ix)          the Company shall have delivered to the Buyer all consents, licenses, permits and approvals as set forth on Schedule 7.2(g)(ix)(a) and the Members shall have delivered to the Buyer such consents as set forth on Schedule 7.2(g)(ix)(b);

 (x)           each Member shall provide a properly completed and executed IRS Form W-9 dated as of the Closing Date;

 (xi)          (A) the Company shall have executed and delivered to the Buyer a certificate of its secretary certifying the condition set forth in Section 7.2(d) has been satisfied, and (B) each Seller Party shall have executed and delivered to the Buyer the respective certificates required pursuant to Section 7.2(a), Section 7.2(b) and Section 7.2(c);

 (xii)         if requested by the Buyer at least five (5) Business Days prior to the Closing, the Company shall have delivered evidence reasonably satisfactory to the Buyer that the trademark disclosed on Schedule 3.20(a) has been assigned to Warrior Technology, LLC;

 (xiii)        the Company shall have terminated the employment of the employee set forth on Schedule 9.1(e); and

 (xiv)        each Member shall have delivered a consent executed by her or his spouse, if applicable, approving and consenting to the transfer to the Buyer of the Membership Interests held by such Member.

7.3           Conditions to the Seller Parties’ Obligations. All obligations of the Seller Parties to consummate the transactions contemplated under this Agreement are subject to the fulfillment and satisfaction, on or prior to the Closing, of each of the following conditions precedent, any one or more of which may be waived, in part or in full, by the Company in writing.

(a)            Representations and Warranties. All of the representations and warranties of the Buyer contained in this Agreement (i) shall have been true and correct on and as of the date hereof, and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that in the case of this clause (ii), those representations and warranties which speak only as of a specific date need only be true, correct and complete on and as of such date). The Buyer shall have executed and delivered to the Members a certificate as of the Closing to the effect set forth in this Section 7.3(a).

(b)            Performance. All of the covenants and agreements in this Agreement required to be complied with, performed or satisfied by the Buyer on or before the Closing shall have been duly complied with, performed or satisfied in all material respects on or before the Closing, and the Buyer shall have executed and delivered to the Members a certificate as of the Closing to the effect set forth in this Section 7.3(b).

(c)            Closing Deliveries of the Buyer. At the Closing, the Buyer shall have performed and delivered the following, subject to waiver, in part or in full, by the Company:

 (i)            the Buyer shall have executed and delivered the Escrow Agreement; and

 (ii)           the Buyer shall have executed and delivered the respective certificates required pursuant to Section 7.3(a) and Section 7.3(b).

ARTICLE VIII
INDEMNITY

8.1           General Indemnification.

(a)            Indemnification by the Members. Subject in all respects to this ARTICLE VIII, from and after the Closing, each Member, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless the Buyer Indemnified Parties from, against and in respect of all Damages suffered, sustained or incurred following the Closing in connection with, resulting from or arising out of (whether or not involving a Third Party Claim): (i) the breach of any representation or warranty made by any Seller Party set forth in ARTICLE III of this Agreement or in any Seller Party Closing Certificate delivered by the Company; (ii) the breach of any covenant or agreement on the part of any Seller Party set forth in this Agreement or in Seller Party Closing Certificate delivered by the Company (other than any covenant or agreement set forth in ARTICLE IX or Section 6.4(b)), in each case to be performed after the Closing under this Agreement; (iii) any matter described on Appendix B; (iv) any claim asserted or held by any current, former or alleged member, option holder, warrant holder or other security holder of the Company (A) relating to this Agreement or any transaction contemplated hereby, or (B) alleging or involving any ownership of, interest in or right to acquire any membership interest or other securities of the Company; and (v) any and all Liabilities for Taxes (1) of any Company Entity for any Tax period (or portion thereof) ending before the Closing Date (determined, with respect to Straddle Periods, in accordance with the allocation provisions of Section 6.7(b), and with respect to a Company Joint Venture, only as to the Company’s direct or indirect share of such Taxes), or (2) owing by any Person (other than a Company Entity) for which any Company Entity becomes liable where the Liability of such Company Entity for such Taxes is attributable to an event or transaction occurring before the Closing, including, without limitation, (A) in respect of Taxes payable by any Member, (B) under Treasury Regulation Sections 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law), (C) as a transferee or successor or (D) by Contract; provided, however, that this clause (2) shall not apply to any Liability of any Company Entity arising from a Contract entered into following the Closing. To the extent that any Member is required to pay for any Damages under this Section 8.1(a), the Parties agree that each Member, jointly and severally, shall indemnify the Buyer Indemnified Parties against and hold the Buyer Indemnified Parties harmless from and against any and all Damages incurred by any Buyer Indemnified Party to successfully enforce any of such rights under Section 8.1(a) (including any of the Buyer Indemnified Parties’ reasonable expenses of attorneys).

(b)            Indemnification by the Members under ARTICLE IV and ARTICLE IX. Subject in all respects to this ARTICLE VIII, from and after the Closing, each Member, severally and not jointly, covenants and agrees to indemnify, defend, protect and hold harmless the Buyer Indemnified Parties from, against and in respect of all Damages suffered, sustained or incurred following the Closing in connection with, resulting from or arising out of (whether or not involving a Third Party Claim): (i) the breach of any representation or warranty made by such Member set forth in ARTICLE IV of this Agreement or in any Seller Party Closing Certificate delivered by such Member; and (ii) the breach of any covenant or agreement on the part of such Member set forth in ARTICLE IX or Section 6.4(b) of this Agreement to be performed after Closing under this Agreement. To the extent that any Member is required to pay for any Damages under this Section 8.1(b), the Parties agree that such Member, severally and not jointly, shall indemnify the Buyer Indemnified Parties against and hold the Buyer Indemnified Parties harmless from and against any and all Damages incurred by any Buyer Indemnified Party to successfully enforce any of such rights under Section 8.1(b) (including any of the Buyer Indemnified Parties’ reasonable expenses of attorneys).

(c)            Indemnification by the Buyer. Subject in all respects to this ARTICLE VIII, from and after the Closing, the Buyer covenants and agrees to indemnify, defend, protect and hold harmless the Seller Indemnified Parties from, against and in respect of all Damages suffered, sustained or incurred following the Closing in connection with, resulting from or arising out of (whether or not involving a Third Party Claim): (a) the breach of any representation or warranty made by the Buyer set forth in Article V of this Agreement or any Buyer Closing Certificate; and (b) the breach of any covenant or agreement of the Buyer or the Company to be performed after Closing under this Agreement. To the extent that Buyer is required to pay for any Damages under this Section 8.1(c), the Parties agree that Buyer shall indemnify the Seller Indemnified Parties against and hold the Seller Indemnified Parties harmless from and against any and all Damages incurred by any Seller Indemnified Party to successfully enforce any of such rights under Section 8.1(c) (including any of the Seller Indemnified Parties’ reasonable expenses of attorneys).

8.2            Indemnification Procedures.

(a)            From and after the Closing, in the event any Indemnified Party receives notice of the assertion or commencement by any Person that is not a party to this Agreement of any claim, demand or Proceeding (whether against the Indemnified Party or against any other Person) with respect to which any Indemnified Party may be entitled to indemnification pursuant to this ARTICLE VIII (a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party (it being understood that if the Indemnified Party is the Buyer, such notice shall be delivered to the Members’ Representative) prompt written notice after it becomes aware of the commencement of any such Third Party Claim; provided, however, that any failure on the part of the Indemnified Party to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party, or any of the rights of any Indemnified Party, under this ARTICLE VIII (except and to the extent such failure materially adversely prejudices the defense of such Third Party Claim). The Indemnifying Party shall have the right, at its election and upon written notice to the Indemnified Party (it being understood that if the Indemnified Party is the Buyer, such notice shall be delivered to the Members’ Representative), to proceed with the defense (including settlement or compromise) of such Third Party Claim on its own with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, that the Indemnifying Party confirms in writing to the Indemnified Party that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim (subject to the limitations herein); provided, further, that the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have control over, the defense (including settlement or compromise) of any Third Party Claim if: (i) the Third Party Claim involves any material customer, vendor or other business relationship of the Company or any Government Contract or Government Bid, (ii) the aggregate amount reasonably expected (in the good faith judgment of the Indemnified Party) to be incurred in connection with such Third Party Claim and all other outstanding claims on the Indemnity Escrowed Funds exceeds the remainder of the Indemnity Escrowed Funds, (iii) the Third Party Claim involves criminal or quasi-criminal allegations, or could reasonably be expected to result in suspension or debarment of the Company, any Company Subsidiary or the Buyer, (iv) the Third Party Claim includes a claim for injunctive or other non-monetary equitable relief, (v) the R&W Insurance Policy provider assumes the defense of such Third Party Claim pursuant to, and in accordance with, the R&W Insurance Policy, (vi) the Indemnifying Party fails to use diligent efforts in the defense of a claim following notice to the Indemnifying Party reasonably describing such failure and a twenty (20) day opportunity to cure any such failure, (vii) there exists a material conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of such defense, or (viii) there are material defenses available to the Indemnified Party that are not available to the Indemnifying Party. The Indemnifying Party shall not settle, compromise or discharge any Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the Indemnified Party shall consent to the settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend if such settlement, compromise or discharge (A) involves solely monetary damages, which are solely paid from the Indemnity Escrowed Funds and does not require any admission or acknowledgement of liability or fault of the Indemnified Party, (B) by its terms obligates the Indemnifying Party to pay the full amount of the Damages in connection with such Third Party Claim (which in the case of the Members as the Indemnifying Party may come from the Indemnity Escrowed Funds) and (C) releases the Indemnified Party completely and unconditionally in connection with such Third Party Claim. If the Indemnifying Party elects to proceed with the defense of any Third Party Claim for which the Indemnifying Party has the right to control pursuant to this Section 8.2(a), the Indemnified Party shall have the right, at its own expense, to participate in the defense thereof and, at its own expense, to employ counsel, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. If the Indemnifying Party does not elect to proceed with the defense (including settlement or compromise) of any such Third Party Claim within twenty (20) days of receiving such written notice from the Indemnified Party in connection with a Third Party Claim (or ceases in good faith to continue the defense) or if the Indemnifying Party is otherwise not entitled to conduct the defense pursuant to this Section 8.2(a), the Indemnified Party shall proceed with the defense (including settlement or compromise) of such Third Party Claim; provided, however, that if the Indemnified Party settles or compromises any such Third Party Claim without the prior written consent of the Indemnifying Party, such settlement or compromise shall not be evidence of the amount of Damages incurred by the Indemnified Party in connection with such Third Party Claim (it being understood that if the Indemnified Party requests that the Indemnifying Party consent to a settlement or compromise, the Indemnifying Party shall not unreasonably withhold, burden or delay such consent). Nothing herein shall be deemed to prevent the Indemnified Party from making a claim, and an Indemnified Party may make a claim hereunder, for potential or contingent claims or demands or Damages; provided, the notice of such claim sets forth the good faith basis for any such potential or contingent claim or demand or Damage; provided, further, the Indemnifying Parties shall not be liable to pay any amounts relating to the contingent portion of such claim unless and until such contingent Damage gives rise to an actual obligation to make a payment or such Damages are otherwise actually incurred.

(b)            In the event that any Indemnified Party desires to seek indemnification under this ARTICLE VIII, other than with respect to a Third Party Claim, the Indemnified Party shall promptly notify the Indemnifying Party (provided that if the Indemnified Party is the Buyer, such notice shall be delivered to the Members’ Representative) in writing, which written notice shall set forth in reasonable detail the facts constituting the basis for such claim (to the extent such facts are reasonably available) and the amount, to the extent known, of the claim; provided, however, any failure on the part of the Indemnified Party to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party, or any of the rights of any Indemnified Party, under this ARTICLE VIII (except and to the extent such failure materially adversely prejudices the Indemnifying Party). Upon receipt of the written notice from the Indemnified Party of a claim, the Indemnifying Party shall have twenty (20) Business Days in which to investigate the claim. For the purposes of such investigation, upon the Indemnifying Party’s request, the Indemnified Party agrees, subject to the Investigation Procedures, to make available to the Indemnifying Party and its authorized Representatives any reasonably available material information relied upon by the Indemnified Party to substantiate the claim. If the Indemnifying Party disputes a claim for indemnification or any portion thereof, the Indemnifying Party shall notify the Indemnified Party in writing (which writing shall set forth the grounds for such objection) within twenty (20) Business Days after its receipt of notice of such claim for indemnification, whereupon the Indemnified Party and the Indemnifying Party shall promptly meet and attempt in good faith to resolve their differences with respect to such claim or any portion of such claim for indemnification. If the dispute has not been resolved within thirty (30) days after the Indemnifying Party notifies the Indemnified Party of such dispute, either the Indemnifying Party or the Indemnified Party may proceed with pursuing the remedies provided herein to resolve such dispute. In the event no written notice disputing or objecting to such claim for indemnification is delivered by the Indemnifying Party prior to the expiration of the twenty (20) Business Days in which the Indemnifying Party may dispute such claim for indemnification, the Buyer shall deliver another written notice of such claim for indemnification to the Indemnifying Party via email and another method of notice authorized under Section 11.7 (such second notice, the “Second Claim Notice”), and if no written notice disputing or objecting to such claim for indemnification is delivered by the Indemnifying Party within twenty (20) Business Days after delivery of the Second Claim Notice to the Indemnifying Party, then the claim(s) stated by the Indemnified Party shall be conclusively deemed to be approved by the Indemnifying Party.

(c)            Notwithstanding any other provision of this Agreement, in the event of any conflict between the provisions of Section 6.7 and any other provision of this Agreement, the provisions of Section 6.7 shall control.

8.3           Escrow.

(a)            In the event that it has been finally determined that indemnifiable Damages are owed to any Buyer Indemnified Parties by any Member pursuant to Section 8.1(a), then the Buyer shall have the right, or, to the extent required by Section 8.5(c), first be required, to offset the amount thereof against any portion of the Indemnity Escrowed Funds in accordance with the Escrow Agreement. No exercise of, nor failure to exercise, the rights set forth in this Section 8.3 shall constitute an election of remedies or limit such Buyer Indemnified Party’s other rights hereunder. Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Buyer or any other Buyer Indemnified Party is or may be entitled under this Agreement (including any exhibits hereto).

(b)            Promptly after the date that is the twelve (12) month anniversary of the Closing Date (the “Escrow Release Date”) (but in any event within five (5) Business Days thereafter), the Members’ Representative and Buyer shall instruct the Escrow Agent to release from the Indemnity Escrowed Funds in accordance with the Escrow Agreement for distribution to the Members’ Representative (for the benefit of the Members in accordance with each Member’s Pro Rata Percentage) the amount, if any, by which the amount then remaining in the Indemnity Escrowed Funds exceeds the aggregate amount of Damages set forth in all notices of claims for indemnification delivered by the Buyer Indemnified Parties in good faith on or prior to the Escrow Release Date in accordance with the provisions of Section 8.2 with respect to indemnifiable claims set forth therein that have not then been fully and finally resolved pursuant to (a) a written settlement agreement entered into by the Buyer and the Members’ Representative or (b) a final nonappealable decision, order or award issued in accordance with Section 11.9, as applicable (each such claim, an “Unresolved Claim”). The amount of any Unresolved Claims shall be reserved and retained as Indemnity Escrowed Funds in accordance with the Escrow Agreement, until such claim has been fully and finally resolved pursuant to (a) a written settlement agreement entered into by the Buyer and the Members’ Representative or (b) a final nonappealable decision, order or award issued in accordance with Section 11.9, as applicable. Promptly following any such full and final resolution of any Unresolved Claim, the Buyer and Members’ Representative shall instruct the Escrow Agent in accordance with the Escrow Agreement to release from the Indemnity Escrowed Funds any amounts then retained in the Indemnity Escrowed Funds with respect to such Unresolved Claim as required pursuant to (i) a written settlement agreement entered into by the Buyer and the Members’ Representative or (ii) a final nonappealable decision, order or award issued in accordance with Section 11.9, binding upon the Buyer and the Members’ Representative with respect to such Unresolved Claim.

8.4          Survival of Representations, Warranties and Covenants. Each covenant and agreement contained in this Agreement that is to be performed from and after the Closing shall survive the Closing and be enforceable until such covenant or agreement has been fully performed in accordance with the terms thereof; provided, that all pre-Closing covenants shall terminate upon, and shall not survive, the Closing, and neither the Members nor any Seller Parties, nor any of their respective Affiliates, shall have any liability whatsoever with respect to any pre-Closing covenants. All representations and warranties contained in ARTICLE III, ARTICLE IV or ARTICLE V, as applicable, of this Agreement or in any Seller Party Closing Certificate or Buyer Closing Certificate, as applicable, shall survive the Closing until the date twelve (12) months from the Closing Date, and shall thereafter expire. The limitations on survival of representations and warranties set forth in this Section 8.4 shall not apply to: (a) the representations and warranties set forth in Sections 3.1(a) (Organization and Corporate Power), 3.2 (Authority for Agreement), 3.3(a)(i) (No Violation to Result), 3.4 (Company Subsidiaries; Equity Interests), 3.5 (Capitalization), 3.11 (Taxes), 3.25 (Brokers), 4.1 (Authority for Agreement), 4.3 (Ownership) and 4.4 (Brokers) (collectively, the “Seller Fundamental Representations”), (b) the representations and warranties set forth in Sections 5.1 (Organization), 5.2 (Authority for Agreement) and 5.4 (Brokers) or (c) any claim for Fraud, each of which shall survive until sixty (60) days following the expiration of the applicable statute of limitations, including waivers and extensions thereof, but not less than six (6) years. Notwithstanding anything to the contrary in this Section 8.4, any representation or warranty contained in ARTICLE III, ARTICLE IV or ARTICLE V, as applicable, of this Agreement or in any Seller Party Closing Certificate or Buyer Party Closing Certificate with respect to which a claim has been made for a breach thereon prior to expiration of the applicable survival date as set forth in this Section 8.4 shall survive the expiration of such survival date until such claim is fully and finally resolved.

8.5          Limitations on Indemnification and Order of Recovery.

(a)            The Members shall have no liability pursuant to Section 8.1(a)(i) or Section 8.1(b)(i) for Damages for breaches of representations and warranties set forth in ARTICLE III and ARTICLE IV of this Agreement or any Seller Party Closing Certificate unless and until the aggregate amount of all Damages for all claims asserted by the Buyer Indemnified Parties exceeds Two Million Seven Hundred and Eighteen Thousand Seven Hundred and Fifty Dollars ($2,718,750) (the “Threshold”), and then after the amount of all indemnifiable Damages exceeds the Threshold, only Damages in excess of the Threshold shall be recoverable by the Buyer Indemnified Parties pursuant to Section 8.1(a)(i) or Section 8.1(b)(i); provided, however, that the foregoing limitations shall not apply (i) to indemnification obligations with respect the Seller Fundamental Representations or (ii) for Fraud claims, with respect to which, in each case, all indemnifiable Damages in connection therewith shall be recoverable from the first dollar and shall not be counted in determining whether the Threshold has been exceeded. For purposes of determining the existence of, or the amount of any Damages with respect to, any breach of any representation or warranty set forth in ARTICLE III and ARTICLE IV of this Agreement or any Seller Party Closing Certificate for purposes of indemnification under Section 8.1(a)(i) or Section 8.1(b)(i), any qualification or limitation of any such representation or warranty by reference to materiality of matters stated therein or as to matters having or not having “Material Adverse Effect,” “materiality,” “in all material respects” or words of similar effect, shall be disregarded (provided that, the foregoing shall not apply to the word “Material” in the term “Material Contract” or for purposes of determining the standard that must be met to affirmatively list on a disclosure schedule “material” items).

(b)            The indemnification obligations of the Members pursuant to Section 8.1(a)(i) and Section 8.1(b)(i) for breaches of representations and warranties set forth in ARTICLE III and ARTICLE IV of this Agreement or any Seller Party Closing Certificate or under Section 8.1(a)(v) solely with respect to the entity-level Taxes of the Company Joint Ventures shall be limited to an amount equal to Two Million Seven Hundred and Eighteen Thousand Seven Hundred and Fifty Dollars ($2,718,750) (the “General Cap”); provided, that the foregoing limitation shall not apply (i) to indemnification obligations under Section 8.1(a)(i) and Section 8.1(b)(i) for breaches of Seller Fundamental Representations (other than with respect to the representations and warranties under Section 3.11 (Taxes) with respect to the entity-level Taxes of the Company Joint Ventures), or (ii) in the event of a claim of Fraud against a Member, which shall not be limited in amount, with respect to which, in the case of (i) and (ii), no such Damages shall be counted in determining whether the General Cap has been exceeded. Notwithstanding anything in this Agreement to the contrary, the aggregate liability of the Members for Damages arising out of this Agreement (except in the case of Fraud) shall not exceed the Purchase Price, and in no event shall any Member have any liability under this ARTICLE VIII (except in the case of Fraud) in excess of such Member’s Pro Rata Percentage of the Purchase Price or for Fraud committed by another Member in connection with representations made pursuant to ARTICLE IV.

(c)            With respect to any Damages for which a Buyer Indemnified Party is entitled to indemnification under Section 8.1(a)(i), Section 8.1(b)(i) or Section 8.1(a)(v) (other than with respect to claims for Fraud), (i) such Damages (in excess of the Threshold, if applicable) shall be satisfied first from the Indemnity Escrowed Funds to the extent available (other than with respect to breaches of the Seller Fundamental Representations), (ii) second, such Damages (in excess of the Threshold, if applicable, and the amount paid from the Indemnity Escrowed Funds) shall be satisfied from recoveries under the R&W Insurance Policy to the extent coverage is available thereunder. For the sake of clarity, to the extent any facts giving rise to any indemnifiable Damages constitute a breach of a representation or warranty, and to the extent that the coverage under the R&W Insurance Policy has not been exhausted, the Buyer shall use its commercially reasonable efforts to recover under and exhaust the R&W Insurance Policy before pursuing any indemnity claim under Section 8.1(a)(ii)-(v) or under Section 8.1(b)(ii).

(d)            Any Buyer Indemnified Party having a claim under ARTICLE VIII for which coverage could be available under the Run-off Policy or the R&W Insurance Policy, as applicable, shall make a good faith effort to recover any Damages from the Run-off Policy or the R&W Insurance Policy, as applicable, to reduce the amount of any indemnifiable Damages. The amount of any Damages for which any Indemnified Party is entitled to indemnification under this ARTICLE VIII shall be reduced by any insurance proceeds actually received (net of reasonable expenses and Tax or other costs incurred in obtaining such recovery (including, without limitation, increased premiums)) (collectively, the “Net Insurance Proceeds”) by any Indemnified Party with respect to such claim, and if any Indemnified Party actually recovers any such insurance proceeds after it receives payment under this Agreement with respect to any Damages, then a refund equal to the aggregate amount of the Net Insurance Proceeds with respect to such Damages will be made promptly (x) if the refund related to Damages for which the Buyer received payment from the Escrow Agent, then to the Escrow Agent to be held in the indemnity escrow account in accordance with the terms of the Escrow Agreement at any time prior to the Escrow Release Date or (y) if either (1) the refund related to Damages for which the Buyer received payment directly from the Members or (2) the refund is received on or after the Escrow Release Date, then to the Members’ Representative (for further distribution to the Members in accordance with their pro rata share of the payment of such Damages by the Members). Buyer acknowledges its duty to mitigate any Damages which form the basis of any claim made under this ARTICLE VIII in accordance with applicable Law.

(e)           Any Damages for which any Indemnified Party is entitled to indemnification under this ARTICLE VIII, as applicable, shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages allowing for recovery under more than one provision of this Agreement or as a result of inaccuracies in or breaches of more than one of the representations and warranties contained in this Agreement. No Indemnified Party shall be entitled to indemnification under this Agreement for any Damages to the extent such Damages were already expressly reflected in the calculation of the Closing Payment (as adjusted by the Post-Closing Adjustment, if any), and the applicable adjustment or payment is actually paid by or on behalf of the Seller Parties to Buyer or actually reduces the Purchase Price.

(f)            Notwithstanding anything herein to the contrary, no Seller Party shall be liable to any Buyer Indemnified Parties (whether directly or through the Indemnity Escrowed Funds) hereunder for Damages for which the provider of the R&W Insurance Policy finally determined to decline to provide coverage as a result of the named insured’s (or one of its Affiliates or successors, acting in such capacity) failure to comply with the terms and conditions of the R&W Insurance Policy (including procedures for making a claim thereunder); provided that such failure to comply is the express and exclusive reason the R&W Insurance Policy provider declined to provide coverage.

8.6          R&W Insurance Policy. Concurrently with the execution and delivery of this Agreement, the Buyer has obtained and bound the R&W Insurance Policy attached hereto as Exhibit D with respect to the representations and warranties of the Seller Parties in this Agreement and the other matters covered by such policy. The Buyer and its Affiliates shall not amend, vary, cancel, redeem, or take any action that could either (i) adversely affect the terms and conditions of the R&W Insurance Policy, or (ii) be prejudicial to the interests of the Members or the Company or any Company Subsidiary under or in connection with this Agreement. The R&W Insurance Policy shall expressly provide that the insurer issuing the R&W Insurance Policy shall have no right of subrogation against the Members or their respective Affiliates or any direct or indirect member, manager, employee, agent, advisor, representative, director, officer or partner of the Members, except in case of a claim of Fraud against the Members, and the Buyer shall not amend, waive or otherwise modify this provision.

8.7          Waiver, Release and Discharge. Except as expressly set forth in this Agreement or in any agreement delivered pursuant to or concurrently in connection with this Agreement, each Member for himself and his Affiliates (each, a “Releasing Person”), hereby irrevocably waives, releases and discharges (i) the Company, the Company Subsidiaries, and their respective directors, officers and employees and (ii) the Buyer, its Subsidiaries, and their respective directors and officers (collectively, “Releasees”) from any and all Liabilities and obligations to such Member of any kind or nature whatsoever, whether in his capacity as a Member hereunder, as a member, officer, director or employee of the Company or otherwise (including, without limitation, in respect of rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising hereunder or under any other agreement or understanding, at law or equity, or otherwise, in each case, based upon matters, facts and circumstances arising on or prior to Closing (collectively, the “Released Claims”) and no Member shall seek to recover any amounts in connection therewith or thereunder from the Company; provided, however, that, notwithstanding the foregoing, such Releasing Person is not releasing or discharging any Releasee from, and Released Claims expressly exclude, (i) any accrued but unpaid salary, wage, or other compensation as of the Closing Date accrued on the Closing Balance Sheet, (ii) any right or obligation expressly created by this Agreement or any agreement or document delivered in connection herewith, (iii) such Releasing Person’s rights to indemnification required under the Company’s organizational documents and such Releasing Person’s rights to indemnification under Section 6.14 (subject to, and without limiting in any manner, such Member’s obligations pursuant to Section 8.1(a) or Section 8.1(b)), (iv) non-waivable, statutory rights under Law, (v) the right to reimbursement of incurred but unpaid expenses in the Ordinary Course of Business to the extent specifically accrued on the Closing Balance Sheet, (vi) the rights under the Benefit Plans or Company insurance policies existing as of the Closing Date, or (vii) the obligations of any insurer under any insurance policy. Each Member waives, and acknowledges and agrees that such Member shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of subrogation, contribution, advancement, right of indemnity or other similar right or remedy against any Buyer Indemnified Party with respect to any claim brought by a Buyer Indemnified Party under this Agreement, other than any rights to indemnification required under the Company’s organizational documents (subject to, and without limiting in any manner, such Member’s obligations pursuant to Section 8.1(a) or Section 8.1(b)) and provided, further, that nothing in this Section 8.7 shall limit the Members’ rights under Section 6.14 (provided, that such rights shall be limited to coverage under the Run-off Policy).

8.8          Exclusive Remedies. Except in the case of (i) any claims for Fraud or (ii) any remedies with respect to the Post-Closing Adjustment as contained in Section 1.5, the Parties acknowledge and agree that, from and after the Closing, the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims for Damages resulting from or arising out of any breach of or inaccuracy in any representation, warranty or covenant made in this Agreement or in any Seller Party Closing Certificate or Buyer Closing Certificate shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII and the R&W Insurance Policy. Nothing in this Section 8.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to this Agreement, including without limitation, pursuant to ARTICLE IX, Section 11.3 or Section 1.5.

8.9          Members’ Representative.

(a)            Each Member designates the Members’ Representative as her, his or its representative for purposes of this Agreement. The Members shall be deemed to have approved, and shall be bound by, any and all actions taken by the Members’ Representative on their behalf under or otherwise relating to this Agreement and the other documents contemplated hereby and the transactions contemplated hereunder and thereunder as if such actions were expressly ratified and confirmed by each of them in writing. In the event that any Members’ Representative is unable or unwilling to serve or shall resign, a successor Members’ Representative shall be selected by the Members holding a majority of the Membership Interests immediately prior to the Closing. A Members’ Representative may not resign, except upon thirty (30) days prior written notice to the Buyer. In the event of a notice of proposed resignation, or any death, disability or other replacement of a Members’ Representative, a successor shall be appointed effective immediately thereafter (and, in the case of a death of a Members’ Representative, the successor shall be deemed to be the executor or other representative of such Members’ Representative’s estate), and the Buyer shall be notified promptly of such appointment by the successor Members’ Representative. No resignation, nor any other replacement, of any Members’ Representative shall be effective against the Buyer until the proposed successor Members’ Representative assumes in writing all obligations of the original Members’ Representative under this Agreement and the Escrow Agreement and the Buyer has been notified thereof. Each successor Members’ Representative shall have all the power, rights, authority and privileges hereby conferred upon the original Members’ Representative.

(b)           The Buyer shall be entitled to rely upon any actions, communication or writings taken, given or executed by the Members’ Representative on behalf of the Members. All communications or writings to be sent to the Members pursuant to this Agreement may be addressed to the Members’ Representative, and any communication or writing so sent shall be deemed notice to all of the Members hereunder. The adoption, approval and execution of this Agreement by the Members shall constitute the consent and agreement of each Member that the Members’ Representative is authorized to accept deliveries, including any notice, on behalf of each Member.

(c)            The Members’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Member, with full power of substitution in such Member’s name and on such Member’s behalf to act according to the terms of this Agreement and the other documents contemplated hereby in the absolute discretion of the Members’ Representative; and in general to do all things and to perform all acts including executing and delivering all agreements, certificates, receipts, instructions, notices and other instruments contemplated by or deemed advisable in connection with this Agreement and the other documents contemplated hereby, including ARTICLE VIII, and retain the Members’ Representative Holdback Amount, which the Members’ Representative shall maintain in a separate account and pay amounts therefrom in accordance with this Agreement; provided, however, that the Members’ Representative will have no obligation to act on behalf of the Members, except as expressly provided herein. In connection with the carrying out of its duties, the Members’ Representative shall have the full and complete authority to incur reasonable expenses and engage counsel, advisors and experts. This power of attorney and all authority hereby conferred is granted subject to the interest of the other Members hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Member or operation of Law, whether by such Member’s death or disability or by any other event.

(d)            The Members’ Representative hereby acknowledges and agrees to serve as the Members’ Representative in accordance with the applicable terms hereof and to be bound by such terms.

(e)            The Members’ Representative shall not by virtue of this Agreement or the transactions contemplated hereby have a fiduciary relationship in respect of any Member, except in respect of amounts received on behalf of such Member. The Members’ Representative will incur no liability to the Members of any kind with respect to any action or omission by the Members’ Representative in connection with the Members’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Members’ Representative’s gross negligence or willful misconduct. The Members’ Representative shall not be liable to the Members for any action or omission pursuant to the advice of counsel. The Members will indemnify, defend and hold harmless the Members’ Representative from and against any and all Damages arising out of or in connection with the Members’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Damages are suffered or incurred; provided that in the event that any such Damages are finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Members’ Representative, the Members’ Representative will reimburse the Members the amount of such indemnified Damage to the extent attributable to such gross negligence or willful misconduct. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties, set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided by the Members to the Members’ Representative under this Section 8.9. The foregoing indemnities will survive the Closing, the resignation or removal of the Members’ Representative or the termination of this Agreement in accordance with its terms.

(f)             If the Members’ Representative Holdback Amount is insufficient to reimburse the Members’ Representative in full, the Members acknowledge and agree that the Members’ Representative may instruct the Escrow Agent, when making any payments to the Members pursuant to this Agreement, to direct to the Members’ Representative sufficient funds from such payments to the Members to pay the amount of any such shortfall to the Members’ Representative. Such payment to the Members’ Representative shall be deducted from the funds otherwise being directed to the Members, and allocated among the Members in accordance with each Member’s Pro Rata Percentage.

(g)            At any time, the Members’ Representative, in its sole discretion, may determine to release all or a portion of the Members’ Representative Holdback Amount and any other funds paid to the Members’ Representative pursuant to Section 8.9(f) to the Members, in accordance with each Member’s Pro Rata Percentage.

8.10        Treatment of Indemnification Payments. Any amounts paid to an Indemnified Party under this ARTICLE VIII shall be treated as an adjustment to the Purchase Price for all applicable Tax purposes, unless otherwise required by Law.

8.11        Buyer Acknowledgment; Independent Investigation. The Buyer has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations and financial condition of the Company and the other Company Entities or Company Joint Ventures, and acknowledges that the Company has provided the Buyer with access to the personnel, properties, premises and books and records of the Company Entities for this purpose. The Buyer is not relying and has not relied on any representations or warranties regarding the subject matter of this Agreement or the transaction documents delivered in connection herewith, express or implied, except for the representations and warranties expressly set forth in ARTICLE III and ARTICLE IV of this Agreement and the Seller Party Closing Certificates. The Buyer acknowledges and agrees that the representations and warranties set forth in ARTICLE III and ARTICLE IV and the Seller Party Closing Certificates, constitute the sole and exclusive representations and warranties of the Seller Parties, with respect to the assets or operations of the Company Entities’ and Company Joint Ventures’ respective businesses, the Membership Interests or otherwise in connection with the transactions contemplated by this Agreement and the transaction documents delivered in connection herewith and the Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express or implied are specifically disclaimed by the Seller Parties. Without limiting the generality of the foregoing, the Buyer acknowledges and agrees that, except as expressly represented in ARTICLE III and ARTICLE IV and in the Seller Parties Closing Certificate, no projections, forecasts, predictions, other estimates, data, financial information, documents, reports, statements (oral or written), summaries, abstracts, descriptions, presentations (including any management presentation or facility tour), memoranda, or offering material with respect to the Company Entities, the Company Entities’ or Company Joint Ventures’ respective businesses or the Membership Interests, is or shall, in and of itself, be deemed to be a representation or warranty by any Seller Party to the Buyer and that the Buyer has not relied thereon in determining to execute this Agreement and proceed with the transactions contemplated hereby.

ARTICLE IX
COVENANT NOT TO COMPETE

9.1          Acknowledgments.

(a)            Each Member acknowledges and agrees that she or he is a substantial member, and contributor or employee of the Company, and in connection with the Membership Interest Purchase as set forth hereunder agreed to sell all the Membership Interests in the Company (and thereby, indirectly, the assets of the Company, including its goodwill) to the Buyer for good and valuable consideration.

(b)            As a substantial member and contributor or employee of the Company, each Member has special knowledge concerning the Business, and as a material inducement to the Buyer entering into this Agreement, each Member has agreed to the terms in this ARTICLE IX to preserve the value of the Business being acquired by the Buyer, including, without limitation, the agreement to refrain from competing with the Business for the restricted period as set forth in Section 9.2 immediately below.

(c)            For purposes of this ARTICLE IX, “Business” shall mean the business of providing to clients digital transformation, low code/no code software development, software development, information technology services, cloud consulting services, application development, infrastructure management, cyber security, and human systems integration, and/or related professional support and services, including without limitation, providing such solutions, support, program management, and services in healthcare, security and intelligence, and civilian departments of the U.S. Government.

(d)            this ARTICLE IX, “Competitive Products or Services” means products or services that are the same as or substantially similar to the services or products as provided by the Company or the Company Subsidiaries, in each case, as of the Closing or within twelve (12) months prior to the Closing or any products or services that are the same as or substantially similar to the services or products as provided by the Company or the Company Subsidiaries that are, as of the Closing, proposed to be sold or provided by the Company or any Company Subsidiary.

(e)            For purposes of this ARTICLE IX, “Covered Employee” means an individual employed by the Company or any Company Subsidiary or engaged by the Company or any Company Subsidiary as a consultant or independent contractor as of or within twelve (12) months prior to the Closing, other than the employee set forth on Schedule 9.1(e).

9.2            Prohibited Activities. For the period commencing with Closing and ending on the fifth (5th) anniversary of the Closing (the “Restricted Period”), each Member shall not, without the prior written consent of the Buyer (other than any actions taken on behalf of the Buyer in such Member’s capacity as an employee or service provider to the Buyer, the Company or any Company Subsidiary) for any reason whatsoever, directly or indirectly through an Affiliate, for herself or himself, or on behalf of or in conjunction with any other Person (whether as a stockholder, member, owner, partner, joint venturer, or in a managerial capacity, whether as a director, officer, employee, independent contractor, consultant or advisor):

(a)            engage in any Business in competition with the Company, the Company Subsidiaries, the Buyer or any of the Buyer’s Subsidiaries or parent company; provided, however, that no Member nor any of any Member’s Affiliates shall be precluded from the passive ownership, solely as an investment, of securities of corporations that are listed on a national securities exchange or traded in the national over-the-counter market in an amount that shall not exceed three percent (3%) of the outstanding shares of any such corporation;

(b)            employ, or call upon for the purpose or with the intent of enticing or soliciting away from or out of the employ of the Company, the Company Subsidiaries, the Buyer or the Buyer’s Affiliates, any Covered Employee who is at that time, or was within six (6) months prior to that time, an employee, independent contractor or consultant of the Company, the Company Subsidiaries, the Buyer or the Buyer’s Affiliates; provided, however, this Section 9.2(b) shall not preclude any Member from (A) making general or public solicitations not targeted at any Covered Employees but such Member shall be prohibited from employing any such Covered Employee who responds to such solicitation or (B) hiring any such Covered Employee who has ceased being an employee, consultant or independent contractor of the Company, the Company Subsidiaries or the Buyer or its Affiliates for at least six (6) months;

(c)            other than on behalf of the Buyer or its Affiliates, sell Competitive Products or Services to, or call upon for the purpose of soliciting or selling Competitive Products or Services to, any Person who is as of the Closing, or has been within one (1) year prior to the Closing, a customer or prospective customer of the Company or any Company Subsidiary, or any other prospective customer of the Company or any Company Subsidiary whom the Company or such Company Subsidiary actively solicited during such time or to whom during such time the Company or any Company Subsidiary has submitted any bid ; or

(d)            disparage the Buyer, its Affiliates (including the Company Entities) or their respective officers, directors, managers, employees, stockholders, members, products or services, provided that the foregoing in this clause (d) shall not limit any such Person from responding truthfully (i) in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) with apparent or actual jurisdiction to order such Person to disclose or make accessible such information or (ii) in connection with enforcing rights under this Agreement or any other agreement delivered in connection herewith.

Nothing in this ARTICLE IX will in any way restrict or impede any Member from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable Law or regulation or a valid order of any tribunal or other Governmental Authority or any official or agency thereof, provided that such compliance does not exceed that required by the Law, regulation or order. Notwithstanding anything to the contrary in ARTICLE IX, none of the restrictive covenants in Section 9.2 will restrict (1) any Member or other Person in the operation of the WellHive Business, or (2) the spouse, parents, siblings or lineal descendants of a Member who are set forth on Schedule 9.2(d) (the “Specified Family Members”); provided that (x) such Specified Family Member does not take any action on behalf of or at the direction of a Member that would be otherwise prohibited under this Section 9.2, and (y) no Members assist, advise or support (whether financially or otherwise) such Specified Family Member, in any manner, in each case with respect to any action that would be otherwise prohibited under this Section 9.2.

The Parties intend that the covenants contained in this Section 9.2 shall be deemed to be a series of separate covenants, one for each county in each state of the United States and, except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in this Section 9.2.

9.3          Confidentiality.

(a)            From and after the Closing, each Member and each Member’s Affiliates, (i) shall treat and hold as confidential all information concerning this Agreement and the business and affairs of the Buyer, the Company Entities and the Buyer’s Affiliates that is not already generally available to the public (the “Confidential Information”), (ii) shall not disclose, transfer, transmit or use any of the Confidential Information except in connection with this Agreement and as authorized by the Buyer or the Company and (iii) shall deliver promptly to the Buyer, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in her or his possession or under her or his control. Each Member hereby acknowledges that such Confidential Information constitutes proprietary and trade secret information of the Buyer or the Company, as the case may be. The foregoing limitations will not apply to any use or disclosure of Confidential Information to the extent such information (1) is known or available to a Member through lawful sources (other than the Company, the Buyer or any of their respective Representatives) not bound by a confidentiality obligation, directly or indirectly, with the Buyer or any Person with respect to such information or otherwise prohibited from disclosing such information, (2) is or becomes publicly known or generally known in the industry through no fault of the Members, the Members’ Representative or their respective Representatives, (3) is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) subject to compliance with Section 9.3(b), (4) which such Member can reasonably demonstrate was developed by such Member after the date hereof independently of the disclosure by the disclosing party without use of, reference to, or reliance on the Confidential Information, (5) is disclosed in connection with such Member’s performance, enforcement and/or defense of any rights or obligations under this Agreement, any agreement delivered in connection herewith or in connection with the transactions contemplated hereby or thereby, or (6) is permitted to be disclosed in connection with such Member’s duties as an employee of the Company or the Buyer (if applicable). Notwithstanding anything to the contrary in this Section 9.3(a), the Members and the Members’ Representative shall be permitted to disclose the Confidential Information to their tax advisors and accountants who have a need to know such Confidential Information in connection with advising such Person with respect to income Tax aspects and consequences of the transactions contemplated by this Agreement.

(b)            In the event that any Member is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Member shall notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order (at the Buyer’s sole cost and expense) or waive compliance with the provisions of this Section 9.3(b). If, in the absence of a protective order or the receipt of a waiver hereunder, any Member is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or other Governmental Authority or any official or agency thereof, such Member may disclose the Confidential Information thereto; provided that such Member shall use such Member’s commercially reasonable efforts to obtain, at the request and expense of the Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

9.4          Damages. Because of the difficulty of measuring economic losses to the Buyer and its Affiliates as a result of a breach of the foregoing covenants in this ARTICLE IX, and because of the immediate and irreparable damage that could be caused to the Buyer and its Affiliates as a result of a breach of the foregoing covenants in this ARTICLE IX for which it would have no other adequate remedy, each Member agrees that the foregoing covenants in this ARTICLE IX may be enforced by the Buyer in the event of breach or threatened breach by such Member, in addition to, but not in lieu of, any other available remedies (including, without limitation, monetary Damages), by injunctions, restraining orders or other equitable remedies, without necessity of posting an injunction bond and without the necessity of showing actual monetary damages or showing that monetary damages are inadequate.

9.5          Reasonable Restraint. It is agreed by the Parties that the foregoing covenants in this ARTICLE IX impose a reasonable restraint on the Members in light of the activities and business of the Buyer, the Company, the Company Subsidiaries and the Buyer’s Affiliates on the date of the execution of this Agreement and the current plans of the Company, the Company Subsidiaries, the Buyer and its Affiliates; but it is also the intent of the Parties, that such covenants be construed and enforced in accordance with the changing activities and business of the Buyer and its Affiliates throughout the term of this covenant. Each Member agrees that the foregoing covenants in this ARTICLE IX do not unreasonably restrict such Member’s ability to earn a livelihood. In the event of any violation of any subsection of Section 9.2 as determined by a court of competent jurisdiction (such subsection or subsections that are determined to be violated, the “Breached Subsection”), each Member acknowledges and agrees that the restrictions contained in the Breached Subsection applicable to such Member shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties that the running of the Restricted Period shall be tolled with respect to such Member only for such Breached Subsection during any period of such violation.

9.6          Independent Covenant. Each of the covenants in this ARTICLE IX shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Member against the Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Buyer of any such covenant. It is understood by the Parties that the covenants contained in this ARTICLE IX are essential elements of this Agreement and that, but for the agreement of each Member to comply with such covenants, the Buyer would not have agreed to enter into this Agreement. In the event that the Buyer seeks a remedy with respect to Damages for any breach of this ARTICLE IX, the portion of the Purchase Price which is allocated by the Parties to the foregoing covenants shall not be considered a measure of or a limit on such Damages. Each Member and the Buyer have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by the Buyer. Each Member hereby agrees that all covenants contained in this ARTICLE IX are material, reasonable and valid and waives all defenses to the strict enforcement hereof by the Buyer. The covenants in this ARTICLE IX are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event that any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed. The covenants contained in this ARTICLE IX shall not be affected by any breach of any other provision of this Agreement by any Party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

ARTICLE X
TERMINATION

10.1        Termination.

(a)            This Agreement may, by notice given on or prior to the Closing Date, in the manner hereinafter provided, be terminated and abandoned at any time prior to the Closing Date:

(i)            by mutual written agreement of the Company and the Buyer;

(ii)            by the Company if there has been a misrepresentation or a default or breach by the Buyer with respect to its representations or warranties in this Agreement or in any ancillary document executed and delivered in connection herewith or the due and timely performance of any of the Buyer’s covenants and agreements contained in this Agreement or in any ancillary document executed and delivered in connection herewith, in each case such that the conditions set forth in Sections 7.3(a) or 7.3(b) hereof would not be satisfied and such misrepresentation, default or breach shall not have been cured within five (5) days after receipt by the Buyer of written notice specifying particularly such misrepresentation, default or breach; provided, however, that the Company’s right to terminate this Agreement under this Section 10.1(a)(ii) shall not be available if any Seller Party is in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the failure of a condition set forth in ARTICLE VII;

(iii)            by the Buyer if there has been a misrepresentation or a default or breach by a Seller Party with respect to any of its respective representations or warranties in this Agreement or in any ancillary document executed and delivered in connection herewith or the due and timely performance by a Seller Party of any of its respective covenants and agreements contained in this Agreement or in any ancillary document executed and delivered in connection herewith, in each case, such that the conditions set forth in Sections 7.2(a) or 7.2(b) hereof would not be satisfied, and such misrepresentation, default or breach shall not have been cured within five (5) days after receipt by the Company of written notice specifying particularly such misrepresentation, default or breach; provided, however, that the Buyer’s right to terminate this Agreement under this Section 10.1(a)(iii) shall not be available if the Buyer is in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the failure of a condition set forth in ARTICLE VII;

(iv)            by the Company or by the Buyer if the Closing shall not have occurred on or before ninety (90) days after the date hereof; provided that the Party seeking to terminate this Agreement shall not be entitled to terminate this Agreement if its breach or violation of any representation, warranty or covenant contained herein shall have been the principal cause of the Closing not having occurred on or before such date;

(v)            by the Company or by the Buyer, if (i) there shall be a final nonappealable order of a federal or state court in effect preventing the consummation of the transactions contemplated by this Agreement; or (ii) there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions by any Governmental Authority which would make the consummation of the transactions illegal; provided, however, that such Party’s right to terminate this Agreement under this Section 10.1(a)(v) shall not be available if such Party shall have initiated such order; or

(vi)            by the Buyer if since the date of this Agreement there has been a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

(b)            In the event of the termination of this Agreement pursuant to Section 10.1(a), the Membership Interest Purchase shall be abandoned and each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to the Buyer or any Seller Party; provided that the provisions of this ARTICLE X, ARTICLE XI, and the agreements contained in the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement; provided, further that nothing in this Section 10.1(b) relieves any Party of any liability for any Willful Breach of any covenant or agreement contained herein occurring prior to termination, or as provided in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity, including reasonable attorneys’ fees and costs incurred in connection with successfully enforcing its rights hereunder.

ARTICLE XI
MISCELLANEOUS

11.1        Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns; provided, however, that no Party may make any assignment of this Agreement or any interest herein without the prior written consent of the other Party; except that the Buyer shall be entitled to assign its rights hereunder to a wholly owned subsidiary of the Buyer without prior written consent of any Party, provided that the Buyer shall remain liable for all of its obligations hereunder. Any such purported assignment without such prior written consent shall be void and of no force or effect. This Agreement or any of the severable rights or obligations inuring to the benefit of or to be performed by the Buyer hereunder may be assigned by the Buyer to a third party, in whole or in part, in which case the Buyer shall remain responsible for the purposes of conferring the benefits, and performing the obligations required of the Buyer and assigned by the Buyer.

11.2        Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles.

11.3          Specific Performance; Remedies. Each Party acknowledges that the other Parties shall be irreparably harmed and that there shall be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement. It is accordingly agreed that, in addition to, but not in lieu of, any other remedies that may be available upon the breach of any such covenants or agreements (including, without limitation, monetary Damages), except where this Agreement is properly terminated in accordance with ARTICLE X, each Party shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other Parties’ covenants and agreements contained in this Agreement, without the necessity of posting an injunction bond and without the necessity of showing actual monetary damages or showing that monetary damages are inadequate. Except as otherwise expressly provided herein, all rights and remedies of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable Law. The preceding sentence is in addition to and not in place of the remedies provision in ARTICLE IX.

11.4         Severability. Each section, subsection and lesser section of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect; provided, however, that if such unlawful provision is so material to the Party for whose benefit the provision was originally included so that such Party would not have entered into this Agreement without such unlawful provision, the Parties will attempt in good faith to agree to replace such unlawful provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other potential purposes of such unlawful provision; provided, further, however, that any such replacement provision shall not be more restrictive upon the Party subject thereto than the unlawful provision to be replaced. The preceding sentence is in addition to and not in place of the severability provisions in ARTICLE IX.

11.5         Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Buyer and the Members’ Representative.

11.6         No Waiver. Either the Buyer, on the one hand, or any Seller Party, on the other hand, may to the extent permitted by applicable Law (a) extend the time for the performance of any of the obligations or other acts of the Seller Parties or the Buyer, as applicable, (b) waive any inaccuracies in the representations and warranties of the Seller Parties or the Buyer, as applicable, contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements of the Seller Parties or the Buyer, as applicable, contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any Party of any term of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term of this Agreement on any future occasion.

11.7         Notices. All notices, requests, consents, waivers and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (a) if personally delivered, upon delivery or refusal of delivery, (b) if mailed by registered or certified United States mail, return receipt requested, postage prepaid, upon delivery or refusal of delivery, (c) if sent by a nationally recognized overnight delivery service, upon delivery or refusal of delivery, or (d) if sent by electronic mail, upon confirmation of receipt by the recipient. All notices, requests, consents, waivers or other communications required or permitted to be given hereunder shall be addressed as follows:

(a)            If to the Buyer:

Booz Allen Hamilton Inc.

Legal, Ethics & Compliance Department

8283 Greensboro Drive

McLean, Virginia 22102

Attention:	Jacob D. Bernstein

Telephone:	703-902-5000

E-mail:	Bernstein_jacob@bah.com

with a copy to (which shall not constitute notice but shall be required for notice):

King & Spalding LLP

1650 Tysons Boulevard, Suite 400

McLean, Virginia 22102

Attention:	Charles W. Katz, Esq.

Telephone:	(703) 245-1005

E-mail:	ckatz@kslaw.com

(b)            If to the Members or Members’ Representative:

Southpaw Representative, LLC

23 Eastwick Road

Malvern, PA 19355

Attention:	Christopher Bickell

Telephone:	(610) 844-4530

E-mail:	Cbickell3@gmail.com

with a copy to (which shall not constitute notice but shall be required for notice):

Holland & Knight LLP

1650 Tysons Boulevard, Suite 1700
Tysons, Virginia 22102

Attention:	Adam J. August and Ashley Plemons

E-mail:	Adam.August@hklaw.com

Ashley.Plemons@hklaw.com

or at such other address or addresses as the party hereto addressed may from time to time designate in writing pursuant to notice given in accordance with this Section 11.7.

11.8            Expenses. Except as otherwise provided in ARTICLE VIII, and this Section 11.8, all costs, fees and expenses of the Company and the Members (including, without limitation, all obligations to financial advisors under an engagement letter, and fees and expenses of brokers, finders, accountants and lawyers) incurred by the Company or the Members in connection with the transactions contemplated hereby shall be borne by the Members. Except as otherwise provided in Article VIII and this Section 11.8, all fees and expenses of the Buyer (including, without limitation, all obligations to financial advisors under an engagement letter, and fees and expenses of brokers, finders, accountants and lawyers) incurred by the Buyer in connection with the transactions contemplated hereby shall be borne by the Buyer. The Members’ Representative may direct the Buyer to satisfy any of the Members’ obligations under this Section 11.8 at the Closing pursuant to the Flow of Funds Memorandum referred to in Section 1.5(b), in which case the Closing Payment shall be reduced by a corresponding amount (provided that the Closing Payment has not already been adjusted on account of the payment of such amounts). The Buyer shall bear one-half (1/2) of all R&W Insurance Policy Expenses and the other one-half (1/2) shall constitute Non-Ordinary Course Liabilities and shall be borne by the Members (which may be satisfied pursuant to immediately preceding sentence). Filing fees payable under or pursuant to the HSR Act shall be paid one-half (1/2) by the Buyer and one-half (1/2) by the Members, and the Member’s one-half (1/2) shall constitute Non-Ordinary Course Liabilities. The premiums for the Run-off Policy shall be paid 50% by the Buyer and 50% by the Company, and the Company’s 50% shall constitute Non-Ordinary Course Liabilities to the extent the Company portion remains outstanding as of the Closing).

11.9        Jurisdiction, Venue and Waiver of Jury Trial.

(a)            EXCEPT AS SET FORTH IN SECTION 1.5 OF THIS AGREEMENT, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF THE TRANSACTION DOCUMENTS AND OTHER ANCILLARY DOCUMENTS EXECUTED IN CONNECTION HEREWITH SHALL BE BROUGHT IN, AND EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS WITH RESPECT THERETO TO THE EXCLUSIVE JURISDICTION OF, THE COURTS OF THE STATE OF DELAWARE OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE, AND ANY APPELLATE COURT THEREFROM. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT OF ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION DOCUMENTS OR ANY OTHER ANCILLARY DOCUMENTS EXECUTED IN CONNECTION HEREWITH. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 11.7. NOTHING IN THIS SECTION, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)            TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION DOCUMENTS EXECUTED IN CONNECTION HEREWITH OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.10       Complete Agreement. This Agreement, those documents expressly referred to herein, including all appendices, exhibits and schedules hereto, and the other documents of even date herewith, together with the Confidentiality Agreement, effective as of January 27, 2021, between the Buyer and the Company (the “Confidentiality Agreement”), embody the complete agreement and understanding among the Parties and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof. The Confidentiality Agreement shall terminate in full upon the Closing, with no rights or obligations surviving or arising therefrom. Notwithstanding the right of the Buyer to investigate the assets, properties, books, records and financial condition of the Company, and notwithstanding any knowledge obtained or obtainable by the Buyer as a result of such investigation, the Buyer has the unqualified right to rely upon, and has relied upon, each of the representations and warranties made by the Company and the Members in this Agreement or pursuant hereto.

11.11      Absence of Third Party Beneficiary Rights. Except for ARTICLE VIII (which shall be for the benefit of the Indemnified Parties) and Section 6.14, no provision of this Agreement is intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, employee or partner of any Party hereto or any other Person.

11.12      Mutual Drafting. This Agreement is the mutual product of the Parties, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party hereto, but according to the application of the rules of interpretation of contracts.

11.13      Further Representations. Each Party acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each Party further represents that it is being independently advised as to the Tax or securities consequences of the transactions contemplated by this Agreement and is not relying on any representations or statements made by any other Party as to such Tax and securities consequences.

11.14       Gender. Unless the context clearly indicates otherwise, where appropriate the singular shall include the plural and the masculine shall include the feminine or neuter, and vice versa, to the extent necessary to give the terms defined herein and/or the terms otherwise used in this Agreement the proper meanings.

11.15      Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

11.16      Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed and delivered shall be deemed an original and all of which, taken together, shall constitute the same agreement. This Agreement and any document or schedule required hereby may be executed by facsimile signature, which shall be considered legally binding for all purposes.

11.17       Representation by Counsel.

(a)            Notwithstanding the fact that Holland & Knight LLP (the “Law Firm”) has represented the Company, in connection with this Agreement and the Company and its Affiliates in connection with matters other than the transactions that are the subject of this Agreement prior to the Closing, the Law Firm will be permitted in the future, after the Closing, to represent the Members and the Members’ Representative (the “Member Parties”), or their respective equity holders, officers, directors, managers or trustees in connection with matters in which the Member Parties or their respective equity holders, officers, directors, managers or trustees are adverse to the Buyer, the Company or their respective Affiliates, including any disputes that such parties or their respective equity holders, officers, directors, managers or trustees may hereafter may have against the Buyer, the Company or any of their respective Affiliates in each case which arise out of or relate to this Agreement. The Buyer, who is represented by independent counsel in connection with the transactions contemplated by this Agreement, on behalf of itself and the Company and its and their Affiliates after the Closing, hereby agrees, in advance, to waive any actual or potential conflict of interest that may hereafter arise in connection with the Law Firm’s future representation of one or more of the Member Parties or their respective equity holders, officers, directors, managers or trustees on matters in which the interests of such Member Party or their respective equity holders, officers, directors, managers or trustees are adverse to the interests of the Company or the Buyer to the extent relating to any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by the Law Firm of the Company.

(b)           The Buyer and the Company agree that, from and after the Closing, none of the Buyer, the Company nor any of their respective Affiliates, successors or permitted assigns will (i) intentionally seek access to any Protected Communications or (ii) use any Protected Communications for purposes of making any claim against any Member or the Members’ Representative pursuant to this Agreement.

(c)            The Buyer hereby (i) confirms its consent to the representation of the Company by the Law Firm in relation to a transactions contemplated hereby notwithstanding the fact that the Law Firm may have represented, and may currently or in the future represent, the Buyer or any of its Representatives with respect to unrelated matters and (ii) waives any actual or alleged conflict and actual or alleged violation of ethical or comparable rules applicable to the Law Firm that may arise from its representation of the Company in connection with the transactions contemplated hereby, including representing the Company against the Buyer or any of its Representatives in litigation, arbitration or mediation in connection therewith. In addition, the Buyer hereby acknowledges that its consent and waiver under this Section 11.17(c) is voluntary and informed, and that it has obtained independent legal advice with respect to this consent and waiver.

(d)           THE MEMBERS ACKNOWLEDGE AND AGREE THAT HOLLAND & KNIGHT LLP HAS REPRESENTED THE INTERESTS OF THE COMPANY IN CONNECTION WITH THE NEGOTIATION AND PREPARATION OF THE DOCUMENTS WHICH EFFECT THE TRANSACTIONS, AND NOT THE INTERESTS OF ANY OWNER OF THE COMPANY OR THEIR RESPECTIVE AFFILIATES. EACH MEMBER IS ADVISED TO CONSULT WITH AN ATTORNEY OR OTHER ADVISER OF SUCH MEMBER’S CHOICE.

11.18            Exhibits and Disclosure Schedules. The schedules, exhibits and disclosure schedules to this Agreement are a material part of this Agreement as if fully set forth in this Agreement and are intended only to qualify and limit the representations, warranties and covenants contained in this Agreement, and will not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. The Buyer acknowledges and agrees that: (i) disclosures made for the purpose of any section or sections of the disclosure schedules will be deemed made for the purpose of all sections so long as cross-references are made or the applicability to the other section(s) is reasonably apparent on the face of such disclosure without the need to read any underlying document, (ii) headings will not be deemed to modify or influence the interpretation of the information contained in the disclosure schedules or this Agreement, and (iii) the inclusion of any matter, information or item in the disclosure schedules will not be deemed to constitute an admission of any liability by any Seller Party to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

[Signatures appear on following page(s).]

IN WITNESS WHEREOF, each party hereto has signed or has caused to be signed by its officer thereunto duly authorized this Membership Interest Purchase Agreement as of the date first above written.

BUYER:

Booz Allen Hamilton Inc.

By:	/s/ Kristine Martin Anderson
Name: Kristine Martin Anderson
Title: Executive Vice President

COMPANY:

Liberty IT Solutions, LLC

By:	/s/ William Greene
Name: William Greene
Title: Manager

MEMBERS:

/s/ William Greene
William Greene

/s/ Christopher Bickell
Christopher Bickell

/s/ Jeff Denniston
Jeff Denniston

MEMBERS’ REPRESENTATIVE:

Southpaw Representative, LLC

By:	/s/ Christopher Bickell
Name: Christopher Bickell
Title: Authorized Person

[Signature Page to Membership Interest Purchase Agreement]

APPENDICES

Appendix A	Defined Terms

Appendix B	Certain Matters

Appendix C	Reference Balance Sheet and Methodology

EXHIBITS

Exhibit A	Form of Escrow Agreement

Exhibit B	Purchase Price Allocation

Exhibit C	Operating Agreement

Exhibit D	R&W Insurance Policy

APPENDIX A

DEFINED TERMS

(1)                “Accounting Firm” means an accounting firm mutually satisfactory to the Buyer and the Members’ Representative.

(2)                “Additional Payment” has the meaning given to such term in Section 1.6.

(3)                “Affiliate” means as to any Party, any Person which directly or indirectly, is in control of, is controlled by, or is under common control with, such Party, including any Person who would be treated as a member of a controlled group under Section 414 of the Code and any officer or director of such Party. For purposes of this definition, an entity shall be deemed to be “controlled by” a Person if the Person possesses, directly or indirectly, power either to (a) vote ten percent (10%) or more of the securities (including convertible securities) of such entity having ordinary voting power or (b) direct or cause the direction of the management or policies of such entity whether by contract or otherwise; and, as to a Party who is a natural person, such person’s spouse, parents, siblings and lineal descendants. For the avoidance of doubt, from and after the Closing, the Buyer’s Affiliates shall include the Company and its Company Subsidiaries.

(4)                “Aggregate Deficit Amount” has the meaning given to such term in Section 1.5(j)(vii).

(5)                “Aggregate Surplus Amount” has the meaning given to such term in Section 1.5(j)(viii).

(6)                “Agreement” has the meaning given to such term in the Preamble.

(7)                “Allocation” has the meaning given to such term in Section 6.7(g).

(8)                “Allocation Objections Statement” has the meaning give to such term in Section 6.7(g).

(9)                “Balance Sheet” means the unaudited consolidated balance sheet of the Company and the Company Subsidiaries at March 31, 2021.

(10)              “Balance Sheet Date” means the date of the Balance Sheet.

(11)              “BBA” means the Bipartisan Budget Act of 2015, Pub. L. 114-74.

(12)              “Benefit Plan” means each pension, profit-sharing, savings, retirement, employment, compensation, deferred compensation, severance, bonus, membership interest purchase, membership interest option, phantom unit, restricted stock, stock appreciation right or other equity-based compensation, change-in-control, retention, salary continuation, vacation, paid time off, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or any of its subsidiaries is the owner, the beneficiary or both), Section 125 of the Code “cafeteria” or “flexible” benefit, employee loan, educational assistance or material fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each such “employee benefit plan” within the meaning of Section 3(3) of ERISA, and other such employee benefit plan, program, policy, practice, agreement, or arrangement, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) (i) under which any current or former employee, director, consultant or independent contractor of the Company has any present or future right to benefits, (ii) that is maintained, sponsored or contributed to by the Company or any Company Subsidiary, or (iii) under which the Company could reasonably be expected to have any Liability, including as a result of an association with an ERISA Affiliate or other Affiliate.

(13)              “Business” has the meaning given to such term in Section 9.1(c).

(14)              “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in the Commonwealth of Virginia are closed.

(15)              “Buyer” has the meaning given to such term in the Preamble.

(16)              “Buyer Benefit Plans” means the Buyer’s and its Affiliates’ plans and programs providing employee benefits to Continuing Employees after the Closing Date.

(17)              “Buyer Closing Certificate” means the closing certificate delivered to the Seller Parties pursuant to Section 7.3(a) and Section 7.3(b).

(18)              “Buyer Confidential Information” means all documents and information concerning the Buyer and, following the Closing, the Company or any of their respective Representatives furnished in connection with this Agreement or the transactions contemplated hereby (including, without limitation, any claim or dispute arising out of or related to this Agreement or the transactions contemplated hereby, or the interpretation, making, performance, breach or termination thereof).

(19)              “Buyer Indemnified Parties” means each Buyer, its Affiliates, including, after the Closing, the Company, and its and their respective officers, directors, employees, stockholders, permitted assigns, successors.

(20)              “CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), as amended by the Paycheck Protection Program and Health Care Enhancement Act (Pub. L. 116-139), the Paycheck Protection Program Flexibility Act of 2020 (Pub. L. 116-142), the Continuing Appropriations Act, 2021 and Other Extensions Act (Pub. L. 116-159), the Consolidated Appropriations Act, 2021 (Pub. L. 116-260), the American Rescue Plan Act of 2021 (Pub. L. 117-2), the COVID-19 Bankruptcy Relief Extension Act of 2021 (Pub. L. 117-5), and the PPP Extension Act of 2021 (Pub. L. 117-6), and includes any Treasury Regulations or other official guidance promulgated under any of the foregoing.

(21)              “Cash,” as of a given time, means the aggregate amount of unrestricted cash and cash equivalents and marketable securities of the Company and the Company Subsidiaries (which for the avoidance of doubt, shall (i) include checks, wires and drafts received by the Company and the Company Subsidiaries but not yet cashed as of such time, (ii) be net of checks, wires and drafts issued by the Company and the Company Subsidiaries but not yet cashed or deducted as of such time and (iii) be calculated net of any Restricted Cash).

(22)              “Cash Deficit” has the meaning given to such term in Section 1.5(j)(vi).

(23)              “Cash Surplus” has the meaning given to such term in Section 1.5(j)(v).

(24)              “Closing” means the closing of the transactions contemplated by this Agreement.

(25)              “Closing Balance Sheet” means the current portion of a consolidated balance sheet of the Company and the Company Subsidiaries prepared as of 12:01 a.m., Eastern Time, on the Closing Date in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the Methodology. For the avoidance of doubt, if there is a conflict between GAAP and the Methodology, GAAP will govern.

(26)              “Closing Cash” means the Cash of the Company and the Company Subsidiaries on the Closing Date as of 12:01 a.m., Eastern Time.

(27)              “Closing Date” means the date on which the Closing occurs.

(28)              “Closing Indebtedness” means the Indebtedness for Borrowed Money of the Company and the Company Subsidiaries outstanding on the Closing Date as of 12:01 a.m., Eastern Time.

(29)              “Closing Non-Ordinary Course Liabilities” means the Non-Ordinary Course Liabilities of the Company and the Company Subsidiaries outstanding on the Closing Date as of 12:01 a.m., Eastern Time.

(30)              “Closing Payment” has the meaning given to such term in Section 1.2.

(31)              “Closing Working Capital” means the total consolidated current assets of the Company and the Company Subsidiaries (excluding Cash, WellHive prepaids and receivables, deferred Tax assets and income Tax assets, but including any and all other Tax assets, of the Company and the Company Subsidiaries) less the total consolidated current liabilities of the Company and the Company Subsidiaries (excluding Indebtedness for Borrowed Money, Non-Ordinary Course Liabilities, WellHive payroll liabilities, accrued forward loss, accrued charity payable, any amounts payable to the Retention Recipients pursuant to the Retention Bonuses in accordance with Section 6.10(a), any amounts payable to the Transaction Bonus Recipients pursuant to the Transaction Bonuses in accordance with Section 6.10(b), deferred Taxes and income Taxes, but including any and all other Taxes), in each case determined as of 12:01 a.m., Eastern Time, on the Closing Date in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the Methodology. For the avoidance of doubt, if there is a conflict between GAAP and the Methodology, GAAP will govern.

(32)              “Cloud Services” means any application service provider service, hosted service, “Software-as-a-Service,” “Infrastructure-as-a-Service,” “Platform-as-a-Service” or similar “cloud” service.

(33)              “Code” shall mean the Internal Revenue Code of 1986, as amended.

(34)              “Common Units” has the meaning given to such term in the Operating Agreement, as in effect on the date of this Agreement.

(35)              “Company” has the meaning given to such term in the Preamble.

(36)              “Company Benefit Plan” means a Benefit Plan that is not a PEO Benefit Plan.

(37)              “Company Employees” has the meaning given to such term in Section 3.10(a).

(38)              “Company Entities” means collectively, the Company, each Company Subsidiary, and each Company Joint Venture (other than Thunderyard Solutions, LLC, a Delaware limited liability company (“Thunderyard”)), and each of the Company, each Company Subsidiary and each Company Joint Venture (other than Thunderyard) are referred to herein individually as a “Company Entity.”

(39)              “Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

(40)              “Company Joint Ventures” has the meaning given to such term in Section 3.4(b).

(41)              “Company Licensed Intellectual Property” means all Intellectual Property that is licensed, granted or otherwise made available to the Company by any third party and all covenants not to assert Intellectual Property rights against the Company.

(42)            “Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company, in whole or in part.

(43)              “Company Products” means all developed products and Software (including products that provide Cloud Services) now or within the past three (3) years manufactured, deployed, marketed, distributed, sold, offered for sale or licensed out by or behalf of the Company or a Company Subsidiary.

(44)              “Company Registered Intellectual Property” means United States and foreign Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing that are registered or filed in the name of or assigned to the Company, alone or jointly with others.

(45)              “Company Services” means any services (other than Cloud Services) currently provided by the Company or a Company Subsidiary to its customers or other service recipients, including consulting, development, maintenance and support services.

(46)              “Company Social Media Accounts” means Facebook, Twitter, LinkedIn and other social networking accounts, names, tags or registrations.

(47)              “Company Subsidiaries” has the meaning given to such term in Section 3.1.

(48)              “Competing Transaction” has the meaning given to such term in Section 6.5.

(49)              “Competitive Products or Services” has the meaning given to such term in Section 9.1(c).

(50)              “Confidential Information” has the meaning given to such term in Section 9.3(a).

(51)              “Confidentiality Agreement” has the meaning given to such term in Section 11.10.

(52)              “Content” has the meaning given to such term in Section 3.20(f).

(53)              “Continuing Employees” has the meaning given to such term in Section 6.10(b).

(54)              “Contract” means any note, bond, mortgage, debt instrument, security agreement, contract, license, lease, sublease, covenant, commitment, power of attorney, proxy, indenture, purchase and sale order, or other agreement or arrangement, oral or written, to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their assets or property are bound, including any and all amendments, waivers or other changes thereto.

(55)              “COTS Software” means commercial off-the-shelf software that has not been customized for use by the Company or any Company Subsidiary and that has been licensed under standard commercial license agreements that does not exceed annualized payments of more than $25,000.

(56)              “Covered Employee” has the meaning given to such term in Section 9.1(d).

(57)              “COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

(58)              “Current Government Contracts” has the meaning given to such term in Section 3.16(a).

(59)              “Damages” means all liabilities, losses, claims, damages, punitive damages (but only to the extent such punitive damages (sometimes referred to as exemplary damages) are awarded by a court of competent jurisdiction in a final and non-appealable order to a third party in a Third Party Claim), causes of actions, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, Taxes, interest (including interest from the date of such damages) and costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements of every kind, nature and description).

(60)              “DCSA” means the Defense Counterintelligence and Security Agency.

(61)            “DDTC” has the meaning given to such term in Section 3.15(a).

(62)              “Deferred Forfeited Amount” has the meaning given to such term in Section 1.6.

(63)              “Designated Employees” has the meaning given to such term in Section 7.2(c).

(64)              “Domain Names” has the meaning given to such term in Section 3.20(g).

(65)              “Encumbrance” means any claim, lien, pledge, assignment, option, charge, easement, security interest, right-of-way, encumbrance, mortgage or other right (including without limitation, with respect to any of the Membership Interests, any preemptive right, right of first refusal, put, call or other restriction on transfer).

(66)              “Environment” means navigable waters, waters of the contiguous zone, ocean waters, natural resources, surface waters, ground water, drinking water supply, land surface, subsurface strata, ambient air, both inside and outside of buildings and structures, man-made buildings and structures, and plant and animal life on earth.

(67)              “Environmental Laws” means all Laws, ordinances, regulations, codes, orders, judgments, injunctions, awards or decrees relating to pollution, protection of the Environment, public or worker health and safety, or the emission, discharge, release or threatened release of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or industrial, medical, toxic or hazardous substances or wastes, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., the Occupational Safety and Health Act, 29 USC. Section 651 et. seq., the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts, and all such laws, ordinances, regulations, codes, orders, judgments, injunctions, awards and decrees as are applicable.

(68)              “Equitable Principles” means (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

(69)              “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(70)              “ERISA Affiliate” means each Person which is or was required to be treated as a single employer with the Company or its current or former subsidiaries under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

(71)              “Escrow Agent” has the meaning given to such term in Section 1.3.

(72)              “Escrow Agreement” has the meaning given to such term in Section 1.3.

(73)              “Escrow Deposit” has the meaning given to such term in Section 1.3.

(74)              “Escrow Release Date” has the meaning given to such term in Section 8.3(b).

(75)            “Estimated Closing Adjustment” has the meaning given to such term in Section 1.5(a)(v).

(76)              “Estimated Closing Balance Sheet” means an estimated consolidated balance sheet of the Company and the Company Subsidiaries prepared as of 12:01 a.m., Eastern Time, on the Closing Date in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the Methodology. For the avoidance of doubt, if there is a conflict between GAAP and the Methodology, GAAP will govern.

(77)              “Estimated Closing Cash” means the Company’s good faith estimates of the amounts of the Company’s and the Company Subsidiaries’ Cash on the Closing Date as of 12:01 a.m., Eastern Time.

(78)              “Estimated Closing Indebtedness” means the Company’s good faith estimates of the amounts of the Company’s and the Company Subsidiaries’ Indebtedness for Borrowed Money that is outstanding as of 12:01 a.m., Eastern Time on the Closing Date.

(79)              “Estimated Closing Non-Ordinary Course Liabilities” means the Company’s good faith estimates of the amounts of the Company’s and the Company Subsidiaries’ Non-Ordinary Course Liabilities that are outstanding as of 12:01 a.m., Eastern Time on the Closing Date.

(80)              “Estimated Closing Working Capital” means the estimated total consolidated current assets of the Company and the Company Subsidiaries (excluding Cash, deferred Tax assets and income Tax assets, but including any and all other Tax assets, of the Company and the Company Subsidiaries) less the estimated total consolidated current liabilities of the Company and the Company Subsidiaries (excluding Indebtedness for Borrowed Money, Non-Ordinary Course Liabilities, deferred Taxes and income Taxes, but including any and all other Taxes), in each case determined as of 12:01 a.m., Eastern Time, on the Closing Date in accordance with GAAP and, to the extent consistent with GAAP, in accordance with the Methodology. For the avoidance of doubt, if there is a conflict between GAAP and the Methodology, GAAP will govern.

(81)              “Estimated Working Capital Deficit” means the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital Floor.

(82)              “Estimated Working Capital Surplus” means the amount, if any, by which the Estimated Closing Working Capital is greater than the Target Working Capital Cap.

(83)              “Exploit” means develop, design, test, modify, make, use, sell, license, sublicense, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

(84)              “Export Control Laws” has the meaning given to such term in Section 3.15(a).

(85)              “Facilities” has the meaning given to such term in Section 3.12(a).

(86)              “FAR” means the Federal Acquisition Regulation at 48 C.F.R., including any agency supplements thereto.

(87)              “FAR Ethics Rules” means the ethical rules and suspension/debarment regulations in FAR Parts 3 and 9 and FAR 52.203-13, including but not limited to all mandatory disclosure obligations.

(88)              “FCLs” has the meaning given to such term in Section 3.16(aa).

(89)              “Financial Statements” means the Year-End Financials and the Interim Financials.

(90)              “FOCI” means foreign ownership, control, or influence, as determined and further defined in the NISPOM.

(91)              “Fraud” means actual and intentional common law fraud under Delaware law committed by a Party with respect to the making of any representations and warranties set forth in ARTICLE III, ARTICLE IV or ARTICLE V of this Agreement on the date of this Agreement. For the avoidance of doubt, “Fraud” shall not include any type of constructive or equitable fraud.

(92)              “GAAP” means United States generally accepted accounting principles, as applied by the Company as of the Year End Financial Statements as of December 31, 2020.

(93)              “General Cap” has the meaning given to such term in Section 8.5(b).

(94)              “Government Contract” means any Contract between the Company or any Company Entity and (i) the U.S. Government or any Governmental Authority, (ii) any prime contractor of the U.S. Government or any Governmental Authority or (iii) any subcontractor (at any tier) with respect to any Contract described in clauses (i) or (ii) above. A task, purchase or delivery order under a Government Contract or any amendment, supplement or modification to a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

(95)              “Government Contract Bid” has the meaning given to such term in Section 3.16(a).

(96)              “Governmental Authority” means any nation or government, any state or other instrumentality or political subdivision thereof (including any county or city), and any entity exercising executive, legislative, judicial, military, regulatory or administrative functions of or pertaining to government.

(97)              “Group Health Plan” has the meaning given to such term in Section 3.9(g).

(98)              “Hazardous Substance” means any toxic waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance or waste, radioactive substance or waste, or any constituent of any such substance or waste, or any other substance regulated under or defined by any Environmental Law.

(99)              “HCERA” has the meaning given to such term in Section 3.9(g).

(100)            “Healthcare Reform Laws” has the meaning given to such term in Section 3.9(g).

(101)            “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

(102)            “Indebtedness Deficit” has the meaning given to such term in Section 1.5(j)(i).

(103)            “Indebtedness for Borrowed Money” of any Person means, without duplication to the extent not included in the calculation of Closing Working Capital or Non-Ordinary Course Liabilities, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (c) all obligations of such Person issued or assumed for deferred purchase price payments that are not in the Ordinary Course of Business, (d) all obligations of such Person under leases required to be capitalized in accordance with GAAP, as consistently applied by such Person, (e) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (h) any prepayment fees or other fees, costs or expenses associated with payment of any Indebtedness for Borrowed Money and (i) any guaranty of any Indebtedness for Borrowed Money of any other Person; provided, however, that Indebtedness for Borrowed Money shall not include (1) indebtedness owed from the Company to any Company Subsidiary, (2) indebtedness owed from any Company Subsidiary to the Company, (3) indebtedness owed from any Company Subsidiary to any other Company Subsidiary, in each case, to the extent set forth on Schedule A(103) or (4) trade payables and amounts owed to employees of the Company or any Company Subsidiary for unreimbursed business expenses, in each case, incurred in the Ordinary Course of Business (to the extent reflected as liabilities on the Closing Balance Sheet).

(104)            “Indebtedness Surplus” has the meaning given to such term in Section 1.5(j)(ii).

(105)            “Indemnified Party” means any Person entitled to seek indemnification pursuant to ARTICLE VIII.

(106)            “Indemnifying Party” means the party from whom indemnification is claimed in accordance with ARTICLE VIII.

(107)            “Indemnity Escrow Deposit” has the meaning given to such term in Section 1.3.

(108)            “Indemnity Escrowed Funds” means the Indemnity Escrow Deposit, plus the amount of any interest, dividends and other income resulting from the investment of the Indemnity Escrow Deposit and earnings thereon and proceeds thereof.

(109)            “Intellectual Property” means all intellectual property and intellectual property rights subsisting throughout the world, including the following: (a) Patent Rights; (b) Trademarks and all goodwill in the Trademarks; (c) copyrights, works of authorship, copyrightable works (including, but not limited to, Software), designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (d) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; (e) publicity and privacy rights; (f) rights in mask works and registrations and applications for registration thereof; (g) rights in “technical data” as defined in 48 Code of Federal Regulations Part 52 and underlying agency supplements and (h) other intellectual property and proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions), including, but not limited to, rights to recover for past, present and future violations thereof.

(110)            “Interim Financials” means the Balance Sheet and the unaudited consolidated statements of income, cash flows and retained earnings of the Company and the Company Subsidiaries for the three-month period ended March 31, 2021.

(111)            “Interim Period” has the meaning given to such term in Section 6.1(a).

(112)            “Internal Systems” shall mean the Software and the computer, communications and network systems (both desktop and enterprise-wide), Cloud Services, servers, hardware, equipment, materials and apparatus used by the Company or a Company Subsidiary in its business or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the products manufactured, distributed, licensed or sold by the Company or a Company Subsidiary, whether located on the premises of the Company or hosted at a third party site, but excluding (i) government furnished equipment and information and (ii) any of the foregoing made available by the applicable Governmental Authority at government facilities for the performance of Government Contracts.

(113)            “Investigation Procedures” has the meaning given to such term in Section 6.2.

(114)            “IRS” means the Internal Revenue Service or any successor agency thereto.

(115)            “Key Employee Agreements” has the meaning given to such term in the Recitals.

(116)            “Key Employees” means the Persons listed on Schedule A(116).

(117)            “Knowledge of any Seller Party” means the actual knowledge of any Member, or any of the Persons listed on Schedule A(117), and such knowledge as would reasonably be expected to be discovered by any of the foregoing Persons in the ordinary course of performing their respective responsibilities for the Company and any other Company Entity.

(118)            “Law Firm” has the meaning given to such term in Section 11.17(a).

(119)            “Laws” means all laws, statutes, ordinances, rules and regulations of any Governmental Authority, including all orders, judgments, injunctions, awards, decisions or decrees of any court having effect of law.

(120)            “Letter of Intent” means the non-binding (except as indicated therein) letter of intent for the acquisition of the Company, by and between the Company, the Buyer and the Members party thereto, dated as of March 4, 2021.

(121)            “Liability” or “Liabilities” means, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

(122)            “Material Adverse Effect” with respect to any Person means any effect, event, change, circumstance, development or other matter which individually or in the aggregate, had, or would reasonably be expected to have, or give rise to, a material adverse effect on, or material adverse change to, (a) the assets, business, condition (financial or otherwise), operating results, or liabilities of such Person or (b) the right or ability of such Person to consummate the transactions contemplated hereby; provided, however, that for purposes of clause (a) only, “Material Adverse Effect” shall not include any effect, event, change, circumstance, development or matter, directly or indirectly, arising out of or attributable to: (i) general business, economic, regulatory or political conditions (or changes therein); (ii) any changes in conditions generally affecting the industries in which such Person operates, including any government shutdown or slowdown; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules, including GAAP; (vi) any action required pursuant to the express terms of this Agreement or with the written consent of the Buyer; (vii) any pandemic (including COVID-19), (viii) any earthquakes, floods, hurricanes, or other natural disasters, or (ix) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise or contributing to such failure, to the extent not otherwise excluded by another clause of this definition, may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); provided further, however, that any effect, event, change, circumstance, development or other matter referred to in clauses (i) through (v) or (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such effect, event, change, circumstance, development or other matter has a materially disproportionate effect on such Person compared to other participants in the industries in which such Person conducts its businesses.

(123)            “Material Contract” has the meaning give to such term in Section 3.17(a).

(124)            “Member” has the meaning given to such term in the Preamble.

(125)            “Member Parties” has the meaning given to such term in Section 11.17(a).

(126)            “Members’ Representative” has the meaning given to such term in the Preamble.

(127)            “Members’ Representative Holdback Amount” means an amount in cash equal to One Hundred Thousand Dollars ($100,000).

(128)            “Membership Interest Purchase” has the meaning given to such term in the Recitals.

(129)            “Membership Interests” means all of the membership interests of the Company, including any Member’s share of the profits and losses of the Company, the right to receive distributions of the Company’s assets, any other economic rights, and any right to vote or participate in the management of the Company, including without limitation all Units (as defined in the Operating Agreement).

(130)            “Methodology” has the meaning given to such term in Section 1.5(c).

(131)            “Net Deficit Amount” has the meaning given to such term in Section 1.5(k).

(132)            “Net Surplus Amount” has the meaning given to such term in Section 1.5(l).

(133)            “NISPOM” means the National Industrial Security Program Operating Manual, DOD 5220.22-M, as updated by DCSA or the applicable Governmental Authority.

(134)            “Non-Exclusive Licenses” has the meaning given to such term in Section 6.5.

(135)            “Non-Ordinary Course Liabilities” means, to the extent unpaid prior to the Closing, with respect to the Company or any Company Subsidiaries (a) any Liability for severance, Specified Severance, change-in-control payments, retention payments, termination payments, the Transaction Bonuses or other compensation provided or payable to current or former directors, officers, employees or consultants of the Company or any Company Subsidiary (including in connection with the Membership Interest Purchase and the other transactions contemplated by this Agreement) that become payable in connection with or as a result of the consummation of the transactions contemplated by this Agreement, in each case, to the extent such agreements were entered into or agreed to by the Company or, solely with respect to the Transaction Bonuses, the Buyer, prior to the Closing, and, in each case along with the employer portion of any payroll Taxes (including social security, Medicare, unemployment and any similar Taxes), other than the employer portion of any payroll Taxes with respect to the portion of any Transaction Bonuses that are to be earned by the Key Employees on the one year anniversary of the Closing Date, for which the Company is or may become liable related thereto, (b) any accrued but unpaid bonuses, other than the Transaction Bonuses, along with the employer portion of any payroll Taxes (including social security, Medicare, unemployment and any similar Taxes) for which the Company is liable related thereto, (c) any transaction fees and expenses of the Company or the Company Subsidiaries related to the Membership Interest Purchase and the other transactions contemplated hereby, including without limitation financial advisory fees, legal fees and expenses, broker and finder fees and expenses of accountants and one-half (1/2) of all Transfer Taxes, (d) one-half (1/2) of all R&W Insurance Policy Expenses, (e) one-half (1/2) of all filing fees payable under or pursuant to the HSR Act, (f) one-half of the Run-off Policy premium, (g) all Taxes arising with respect to income generated by the Company Joint Ventures allocated to the Pre-Closing Tax Period pursuant to Section 6.7(b) hereof, and (h) all accrued current Taxes of the Company and all Company Subsidiaries, if any, with respect to a Pre-Closing Tax Period (determined in accordance with the past practice of the Company and all Company Subsidiaries, as applicable, in preparing its Tax Returns, and, in the case of a Straddle Period, in a manner consistent with Section 6.7(b)), including for the avoidance of doubt (i) any such Taxes the payment of which has been deferred until after the Closing Date by any Company Entity under Section 2302 of the CARES Act or IRS Notice 2020-65 or any corresponding or similar provisions of state, local or non-U.S. Law, (ii) the accrued and unpaid Taxes of any Person (other than the Company or any of its Company Subsidiaries) for which the Company or any of its Company Subsidiaries is liable as a result of its membership in an affiliated, consolidated, combined or unitary group prior to the Closing Date pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign Law), and (iii) the accrued and unpaid Taxes of any Person (other than the Company or any of its Company Subsidiaries) for which the Company or any of its Company Subsidiaries is then currently liable as a transferee or successor, by contract, or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing. Notwithstanding the foregoing, the amounts of any Retention Bonuses payable to the Retention Recipients in accordance with Section 6.10(a) along with the employer portion of any payroll Taxes (including social security, Medicare, unemployment and any similar Taxes) for which the Company is or may become liable related thereto shall be excluded from the definition of “Non-Ordinary Course Liabilities.”

(136)            “Non-Ordinary Course Liabilities Deficit” has the meaning given to such term in Section 1.5(j)(iii).

(137)            “Non-Ordinary Course Liabilities Surplus” has the meaning given to such term in Section 1.5(j)(iv).

(138)            “OFAC” has the meaning given to such term in Section 3.15(a).

(139)            “Open Source Software” means all Software that is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Affero General Public License (AGPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache License, Business Source License or any other license described by the Open Source Initiative as set forth on www.opensource.org.

(140)            “Ordinary Course of Business” means, with respect to a Person, an action taken by such Person consistent in all material respects with (i) the past practices of the Person and the general operation of the business by such Person or (ii) reasonable actions taken in response to the COVID-19 pandemic.

(141)            “Party” and “Parties” have the meaning given to such terms in the Preamble.

(142)            “Patent Rights” means all patents, patent applications, utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, renewals, extensions, provisionals, reissues and reexaminations).

(143)            “PEO Benefit Plan” means a Benefit Plan that is sponsored by a professional employer organization or co-employer organization in which the Company or any Company Subsidiary participates

(144)            “Person” means any person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business, group, Governmental Authority or other entity.

(145)            “Personal Information” means any information that identifies (whether individually or in the aggregate with other information) or, in combination with other information, can be used to identify an identifiable Person or a specific device.

(146)            “Post-Closing Adjustment” has the meaning given to such term in Section 1.5(l).

(147)            “PPACA” has the meaning given to such term in Section 3.9(g).

(148)            “Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable year or period ending on and including the day before the Closing Date.

(149)            “Privacy Laws” means (i) all applicable Laws and published interpretations, regulations, or guidance issued by a Governmental Authority related to or governing the receipt, collection, use, storage, processing, sharing, security, disclosure, sale, transfer (including cross-border transfer) or disposal of Personal Information, including to the extent applicable, the Health Insurance Portability and Accountability Act of 1996, Pub.L. 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act, Title XIII of the American Recovery and Reinvestment Act of 2009, Pub.L. 111-5, or of the regulations promulgated thereunder, 45 C.F.R. Parts 160, 162 and 164, the Children’s Online Privacy Protection Act and its implementing regulation published at 16 C.F.R. Part 312, the California Online Privacy Protection Act, the CAN-SPAM Act, the Family Educational Rights and Privacy Act of 1974 (“FERPA”) and rules promulgated pursuant to FERPA, (ii) all applicable Laws governing data security incident or Personal Information breach notification, and (iii) any industry self-regulatory codes, best practices, and codes of conduct related to any of the foregoing, to the extent applicable to the Company or any Company Subsidiary.

(150)            “Pro Rata Percentage” means the membership interest ownership percentages of the applicable Member as set forth on Schedule 1.2, which in the aggregate shall equal one hundred percent (100%).

(151)            “Proceeding” means any action, arbitration, audit, claim, demand, hearing, investigation, litigation, proceeding or suit, whether civil, criminal, administrative, investigative, or informal and whether commenced, brought, conducted or heard by or before or otherwise involving any Governmental Authority or arbitrator.

(152)            “Proposed Allocation” has the meaning given to such term in Section 6.7(g).

(153)            “Protected Communications” means, at any time, any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred between or among any of the Members, the Company, any Company Subsidiary or any Company Joint Venture, any holder of Membership Interests, the Members’ Representative, or any of their respective Affiliates, on the one hand, and the Law Firm, on the other hand, to the extent relating to this Agreement and the transactions contemplated hereby which, immediately prior to the Closing, was an attorney-client privileged communications between such party, on the one hand, and the Law Firm, on the other hand.

(154)            “Purchase Price” has the meaning given to such term in Section 1.2.

(155)            “R&W Insurance Policy” means the representations and warranties insurance policy attached hereto as Exhibit D to be bound by the Buyer on or before the Closing Date.

(156)            “R&W Insurance Policy Expense” means all costs and expenses related to the procurement of the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, Taxes related to such policy, and any other fees and expenses of the procurement of such policy.

(157)            “Real Property Leases” means all Contracts pursuant to which the Company or any Company Subsidiary currently leases or subleases real property to or from any Person.

(158)            “Related Party” means any Seller Party, any trustee or other Affiliate of any Seller Party, any officer, director, employee, member or Affiliate of the Company or any Company Subsidiary, any individual related by blood, marriage or adoption to any of the foregoing individuals or any entity in which any such Person or individual owns any beneficial interest.

(159)            “Related Party Arrangement” has the meaning given to such term in Section 3.22.

(160)            “Release” or “Released” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into, onto or through the indoor or outdoor Environment or into, through or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property.

(161)            “Released Claims” has the meaning given to such term in Section 8.7.

(162)            “Releasees” has the meaning given to such term in Section 8.7.

(163)            “Releasing Person” has the meaning given to such term in Section 8.7.

(164)            “Representatives”, with respect to any Person, means the directors, officers, employees, consultants, agents or other representatives thereof (including legal counsel, accountants, financial advisors, investment bankers and brokers).

(165)            “Restricted Cash” means cash security deposits made by the Company and the Company Subsidiaries, cash collateralizing any obligation, cash in reserve or escrow accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement (other than those that will be terminated at Closing) or otherwise subject to any legal, contractual or other restriction on the ability to freely transfer or use such cash for any lawful purpose, including (i) restrictions on dividends and repatriations or any other form of restriction and (ii) the imposition of any withholding Tax or other Tax on any such cash if it were to be distributed or otherwise repatriated to the Company or the Company Subsidiaries.

(166)            “Restricted Period” has the meaning given to such term in Section 9.2.

(167)            “Retention Bonuses” has the meaning given to such term in Section 6.10(a).

(168)            “Retention Recipients” has the meaning given to such term in Section 6.10(a).

(169)            “Seller Fundamental Representations” has the meaning given to such term in Section 8.4.

(170)            “Seller Indemnified Parties” means each Member, its Affiliates, and its and their respective officers, directors, employees, stockholders, permitted assigns, successors.

(171)            “Seller Party” and “Seller Parties” have the meaning given to such terms in the Preamble.

(172)            “Seller Party Closing Certificate” means the closing certificates delivered to the Buyer pursuant to Section 7.2(a), Section 7.2(b), Section 7.2(c) and Section 7.2(g)(vii).

(173)            “Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

(174)            “Specified Family Members” has the meaning given to such term in Section 9.2.

(175)            “Specified Severance” means any amounts payable as severance to the individual set forth on Schedule 9.1(e) in connection with such employee’s termination pursuant to Section 7.2(g)(xiii).

(176)            “SPI” has the meaning given to such term in Section 3.15(a).

(177)            “Statement of Closing Liabilities” means a schedule setting forth the Buyer’s good faith calculation of the amounts of the Company’s and the Company Subsidiaries’ (i) Closing Indebtedness, (ii) Closing Cash, (iii) Closing Non-Ordinary Course Liabilities, (iv) Closing Working Capital, including the Buyer’s reasonably detailed calculations of Closing Working Capital (and components thereof), showing in reasonable detail any differences between the Buyer’s proposed calculation of Closing Working Capital (and components thereof) and the Estimated Closing Working Capital (and components thereof), and (v) any Post-Closing Adjustment. Notwithstanding the foregoing, the items set forth in the Statement of Closing Liabilities shall be determined without giving effect to any payment made at the Closing in accordance with the Flow of Funds Memorandum delivered pursuant to Section 1.5(b).

(178)            “Statement of Estimated Closing Liabilities” means a schedule setting forth the Company’s good faith calculation of its estimates of the amounts of the Company’s and the Company Subsidiaries’ (i) Estimated Closing Indebtedness, (ii) Estimated Closing Cash, (iii) Estimated Closing Non-Ordinary Course Liabilities, (iv) Estimated Closing Working Capital, including the Company’s reasonably detailed calculations of Estimated Closing Working Capital (and components thereof) and (v) any Estimated Closing Adjustment. Notwithstanding the foregoing, the items set forth in the Statement of Estimated Closing Liabilities shall be determined without giving effect to any payment to be made at the Closing in accordance with the Flow of Funds Memorandum delivered pursuant to Section 1.5(b).

(179)            “Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

(180)            A “Subsidiary” of any Person means another Person (other than a Company Joint Venture), an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity ownership interests of which) is owned directly or indirectly by such first Person.

(181)            “Target Working Capital Cap” means Five Million Two Hundred Thousand Dollars ($5,200,000).

(182)            “Target Working Capital Floor” means Four Million Two Hundred Thousand Dollars ($4,200,000).

(183)            “Tax” or “Taxes” means any tax or duty or similar governmental fee, levy, assessment or charge in the nature of a tax of any kind whatsoever imposed by a Governmental Authority, including, without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, together with any penalties, additions to tax or additional amounts arising with respect to the foregoing or the obligation to file Tax Returns, and any interest on any of the foregoing.

(184)            “Tax Proceeding” means any Proceeding with or against any Taxing Authority or involving the determination, assessment, or collection of any Tax.

(185)            “Tax Return” means any report, return, statement, claim for refund, election, declaration or other information (and including any estimated tax statement) with respect to any Tax required to be filed or actually filed with a Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

(186)            “Taxing Authority” means any Governmental Authority responsible for the assessment, determination, collection or administration of any Tax.

(187)            “Third Party Claim” has the meaning given to such term in Section 8.2(a).

(188)            “Threshold” has the meaning given to such term in Section 8.5(a).

(189)            “Total Tax Consideration” has the meaning given to such term in Section 6.7(g).

(190)            “Total Transaction Bonus Amount” has the meaning given to such term in Section 6.10(b).

(191)            “Trademarks” means all trademarks and service marks, logos, Domain Names and Company Social Media Accounts, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress and all goodwill associated therewith.

(192)            “Transaction Bonuses” has the meaning given to such term in Section 6.10(b).

(193)            “Transaction Tax Deductions” means any Tax deductions relating to (a) Non-Ordinary Course Liabilities and (b) repayment of Indebtedness for Borrowed Money, including any unamortized deferred financing fees in connection with the Indebtedness for Borrowed Money.

(194)            “Transfer Taxes” means all foreign, federal, state and local sales, use, direct and indirect transfer, documentary transfer, excise, value-added, goods or services, registration, recording, stamp, documentation, real estate transfer or asset gains Taxes, including, for the avoidance of doubt, any foreign non-resident stock sale or similar Taxes, and any other Taxes (including any and all recording fees associated with any of the foregoing, but not including any income Taxes) that may be imposed by reason of the consummation of the transactions contemplated in this Agreement.

(195)            “Treasury Regulations” means the regulations promulgated by the IRS and the United States Department of Treasury under the Code.

(196)            “Unresolved Claim” has the meaning given to such term in Section 8.3(b).

(197)            “WellHive” means, collectively, WellHive Holdings, LLC and its subsidiaries.

(198)            “WellHive Business” means the business of selling and providing technical installation and operation support services for the existing WellHive FedRAMP authorized cloud-based software-as-a-service platform, any modifications or derivatives related thereto and directly related software-as-a-service products (which includes, but is not limited to, the WellHive ION Platform, WellHive’s Insurance Capturing and Scheduling Solutions, the WellHive Wizard, WellHive Wisdom, and the WellHive browser and mobile applications, collectively, the “WellHive Platform”).

(199)            “WellHive Confidential Information” means all documents and information concerning WellHive and the WellHive Business first furnished to the Buyer or its Representatives in connection with this Agreement or the transactions contemplated hereby (including, without limitation, any claim or dispute arising out of or related to this Agreement or the transactions contemplated hereby, or the interpretation, making, performance, breach or termination thereof).

(200)            “Willful Breach” means an intentional and willful material breach or an intentional and willful material failure to perform, in each case that is the consequence of a deliberate action or omission (including a failure to cure circumstances) by a Party with the actual knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, result in a material breach of this Agreement.

(201)            “Working Capital Deficit” has the meaning given to such term in Section 1.5(h).

(202)            “Working Capital Escrow Deposit” has the meaning given to such term in Section 1.3.

(203)            “Working Capital Escrowed Funds” means the Working Capital Escrow Deposit, plus the amount of any interest, dividends and other income resulting from the investment of the Working Capital Escrow Deposit and earnings thereon and proceeds thereof.

(204)            “Working Capital Surplus” has the meaning given to such term in Section 1.5(i).

(205)            “Year-End Financials” means the reviewed consolidated balance sheets of the Company and the Company Subsidiaries and the reviewed consolidated statements of income, cash flows and retained earnings of the Company and the Company Subsidiaries at and for the fiscal years ended December 31, 2018, 2019 and 2020.